AngloGold Ashanti Geita Technical Report Summary – effective date 31 December 2022
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Technical Report Summary
Geita
A Life of Mine Summary Report

Effective date: 31 December 2022

As required by 229.601(b)(96) of Regulation S-K as an exhibit to AngloGold Ashanti's Annual Report on Form 20-F pursuant to Subpart 229.1300 of Regulation S-K - Disclosure by Registrants Engaged in Mining Operations (229.1300 through 229.1305).

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AngloGold Ashanti Geita Technical Report Summary – effective date 31 December 2022
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Date and Signatures Page

This report is effective as at 31 December 2022.

Where the registrant (AngloGold Ashanti Limited) has relied on more than one Qualified Person to prepare the information and documentation supporting its disclosure of Mineral Resource or Mineral Reserve, the section(s) prepared by each Qualified Person has been clearly delineated.

AngloGold Ashanti has recognised that in preparing this report, the Qualified Person(s) may have, when necessary, relied on information and input from others, including AngloGold Ashanti. As such, the table below lists the technical specialists who provided the relevant information and input, as necessary, to the Qualified Person to include in this Technical Report Summary. All information provided by AngloGold Ashanti has been identified in Section 25: Reliance on information provided by the registrant in this report.

The registrant confirms it has obtained the written consent of each Qualified Person to the use of the person's name, or any quotation from, or summarisation of, the Technical Report Summary in the relevant registration statement or report, and to the filing of the Technical Report Summary as an exhibit to the registration statement or report. The written consent only pertains to the particular section(s) of the Technical Report Summary prepared by each Qualified Person. The written consent has been filed together with the Technical Report Summary exhibit and will be retained for as long as AngloGold Ashanti relies on the Qualified Person’s information and supporting documentation for its current estimates regarding Mineral Resource or Mineral Reserve.

MINERAL RESOURCE QUALIFIED PERSON        Damon Elder

Sections prepared: 1 - 11, 20 - 25

MINERAL RESERVE QUALIFIED PERSON        Duan Campbell

Sections prepared: 1, 12-19, 21 - 25

Responsibility                        Technical Specialist

Estimation                            Janet Luponelo
Evaluation QA/QC                        Janet Luponelo
Exploration                            Mjinja Hatari
Geological Model                        Mjinja Hatari
Geology QA/QC                        Mjinja Hatari
Geotechnical Engineering                    Samuel Banda
Hydrogeology                            Gordon Maclear
Mineral Resource Classification                Janet Luponelo
Environmental and Permitting                Mhando Yusuph
Financial Model                        Ikingo Gombo
Infrastructure                            Eliakimu Kagimbo
Legal                                Elizabeth Karua
Metallurgy                            Elibariki Andrew
Mine Planning                            Mzungu Magoti
Mineral Reserve Classification                Leonard Makwamaya

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AngloGold Ashanti Geita Technical Report Summary – effective date 31 December 2022
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Consent of Qualified Person

I, Damon Elder, in connection with the Technical Report Summary for “Geita Gold Mine, A Life of Mine Summary Report” dated 31 December 2022 (the “Technical Report Summary”) as required by Item 601(b)(96) of Regulation S-K and filed as an exhibit to AngloGold Ashanti Limited’s (“AngloGold Ashanti”) annual report on Form 20-F for the year ended 31 December 2022 and any amendments or supplements and/or exhibits thereto (collectively, the “Form 20-F”) pursuant to Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission (“1300 Regulation S-K”), consent to:

▪the public filing and use of the Technical Report Summary as an exhibit to the Form 20-F;

▪the use of and reference to my name, including my status as an expert or “Qualified Person” (as defined in 1300 Regulation S-K) in connection with the Form 20-F and Technical Report Summary;

▪any extracts from, or summary of, the Technical Report Summary in the Form 20-F and the use of any information derived, summarised, quoted or referenced from the Technical Report Summary, or portions thereof, that is included or incorporated by reference into the Form 20-F; and

▪the incorporation by reference of the above items as included in the Form 20-F into AngloGold Ashanti and AngloGold Ashanti Holdings plc’s registration statement on Form F-3 (Registration Nos. 333-264051 and 333-264051-01) (and any amendments or supplements thereto).

Date: 17 March 2023

/s/ Damon Elder

Damon Elder

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AngloGold Ashanti Geita Technical Report Summary – effective date 31 December 2022
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Consent of Qualified Person

I, Duan Campbell, in connection with the Technical Report Summary for “Geita Gold Mine, A Life of Mine Summary Report” dated 31 December 2022 (the “Technical Report Summary”) as required by Item 601(b)(96) of Regulation S-K and filed as an exhibit to AngloGold Ashanti Limited’s (“AngloGold Ashanti”) annual report on Form 20-F for the year ended 31 December 2022 and any amendments or supplements and/or exhibits thereto (collectively, the “Form 20-F”) pursuant to Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission (“1300 Regulation S-K”), consent to:

•the public filing and use of the Technical Report Summary as an exhibit to the Form 20-F;

•the use of and reference to my name, including my status as an expert or “Qualified Person” (as defined in 1300 Regulation S-K) in connection with the Form 20-F and Technical Report Summary;

•any extracts from, or summary of, the Technical Report Summary in the Form 20-F and the use of any information derived, summarised, quoted or referenced from the Technical Report Summary, or portions thereof, that is included or incorporated by reference into the Form 20-F; and

•the incorporation by reference of the above items as included in the Form 20-F into AngloGold Ashanti and AngloGold Ashanti Holdings plc’s registration statement on Form F-3 (Registration Nos. 333-264051 and 333-264051-01) (and any amendments or supplements thereto).

Date: 17 March 2023

/s/ Duan Campbell

Duan Campbell

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AngloGold Ashanti Geita Technical Report Summary – effective date 31 December 2022
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AngloGold Ashanti Geita Technical Report Summary – effective date 31 December 2022
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AngloGold Ashanti Geita Technical Report Summary – effective date 31 December 2022
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List of Figures

Geita Location Map	10
Location of Lake Victoria Greenstone Belts	10
Geita License Status 2022	11
Map showing the location, infrastructure and mining license area for Geita	18
Geita License Status 2022	19
Geita Location Map	21
Geita Regional Geological Map	24
Geita SML geology map	26
Central Districts - Spatial Relationships of deposits (Nyankanga-Lone Cone-Geita Hill). A SW-NE geological isometric view is shown below the plan view.	27
Geita Greenstone Belt Simplified Stratigraphic Column	28
NE-SW Star and Comet Cut 3 Cross-section (looking southeast)	28
NW-SE Nyankanga Underground Block 4 cross-section (looking northeast)	29
Geita Nyamulilima geology map	30
Geita Kukuluma-Matandani geology map	30
Geita Hill Underground cross section (looking west)	31
Geita Geological map showing Exploration target areas for 2022-2024	36
SE-NW Nyankanga underground - 2022 exploration drilling intersections (long section looking southwest)	39
E-W Geita Hill underground - 2022 exploration drilling intersections (long section looking south)	39
E-W Geita Hill underground 2022 exploration drilling locations and drilling forecast (long section looking southwest)	39
SE-NW Star and Comet-Ridge 8 underground-2022 Exploration drilling locations and some significant intersections (long section looking southwest)	40
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AngloGold Ashanti Geita Technical Report Summary – effective date 31 December 2022
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List of Tables

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AngloGold Ashanti Geita Technical Report Summary – effective date 31 December 2022
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1.Executive Summary

1.1Property description including mineral rights

Geita Gold Mine (Geita or GGM) is wholly owned by Geita Gold Mining Limited (GGML), a subsidiary of AngloGold Ashanti Limited (AngloGold Ashanti). Geita currently has three underground (UG) mines (Star and Comet, Nyankanga and Geita Hill) and one open pit (Nyamulilima Cut 1, 2 and 3) in production since 2021, located on Special Mining License SML45/99 (SML) in the Lake Zone of northwestern Tanzania. Geita is a production stage property.

Historically, Geita was an underground mining operation between 1934 and 1966, and in more recent times, from 1999, it has operated as an open pit mine with underground mining commencing at Star and Comet in 2016, at Nyankanga in 2017 and at Geita Hill underground in 2020. Both Star and Comet and Nyankanga underground mines are in full production, with a Mineral Reserve of 0.14Moz and 0.66Moz respectively.

The Geita Hill underground mine commenced development in November 2020, following government approval in September 2020, and is scheduled to reach full production in late 2023. Intensive Mineral Resource definition drilling from surface was undertaken from 2021 through to 2022. Underground development provided drilling access for Mineral Resource definition drilling at Blocks 1 and 2. Geita Hill underground mine has a Mineral Reserve of 0.40Moz as per 2022 published Mineral Resource.

The Star and Comet Cut 5 and Ridge 8 underground deposits are part of the Star and Comet Complex, where currently Star and Comet Cut 5 has a Mineral Resource of 0.25Moz and Ridge 8 has a Mineral Resource of 0.34Moz, both with no Mineral Reserve declared. Mineral Resource definition drilling commenced in 2021 at Star and Comet Cut 5 from underground and in mid-2022 at Ridge 8 from surface to increase Mineral Resource confidence required for mining studies and future Mineral Reserve declaration.

The Nyankanga open pit was mined to completion in September 2020, with ore stockpiled from Nyankanga open pit processed up until the end of the second quarter, 2021. The Nyamulilima open pit is 22km from the Process Plant, and located near Star and Comet, 17km from the Process Plant. Nyamulilima open pit commenced production in April 2021 and provides the base load for underground operations with a current Mineral Reserve of 2.1Moz.

Open pit deposits that have a declared Mineral Resource at Geita with no declared Mineral Reserve include Matandani/Kukuluma (0.67Moz) and Chipaka, Kalondwa Hill and Selous deposits, totalling 0.37Moz. Geita has 0.31Moz Mineral Reserve in stockpiles.

Geita is located approximately 1,200km from the main Tanzanian business centre of Dar es Salaam. It falls within the Lake Zone of northwestern Tanzania, approximately 120km west of Mwanza and 4km west of Geita town. Geita is hosted in the Geita Greenstone Belt (GGB), which is a northern segment of the Sukumaland Greenstone Belt, located in the northwestern part of the Tanzania Craton and south of Lake Victoria. Geita is located at a latitude of 2.8676° S and longitude of 32.1865° E representing the coordinates of the Geita process plant.

Gold mineralisation is reported to have been first discovered in the Geita district in 1898 by a German prospector. A regional survey by a Kenyan company, Saragura Prospecting Syndicate, followed in 1930. The first mine was developed in 1934, and between 1936 and 1966, the Geita mine was the largest gold mine in East Africa, producing a million ounces from underground operations.

In 1996, Ashanti acquired the Geita tenure through the acquisition of Cluff Resources and acquired the Kukuluma and Matandani in 1998 from Samax Resources Limited. In December 2000, Ashanti reached an agreement to sell AngloGold a 50% interest in Geita for $324M. AngloGold added its neighbouring Nyamulilima Hill deposits into the joint venture (JV) company. In 2004, the merger of AngloGold and Ashanti resulted in the operation being wholly-owned by AngloGold Ashanti.

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AngloGold Ashanti Geita Technical Report Summary – effective date 31 December 2022
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Geita Location Map

Location of Lake Victoria Greenstone Belts

300000 mE
500000 mE
700000 mE
North Mara
Lake Victoria
0 20 40 80
kilometres
Geita
9700000 mN
Tulawaka
Bulyanhulu
Geita
Tanzania
Gold Mine
Archaean Greenstone Belt
Granite/Gneiss
Golden Pride

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AngloGold Ashanti Geita Technical Report Summary – effective date 31 December 2022
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Geita commenced open pit mining in 1999, with open pit mining at Nyankanga between 1999 and 2020, at Geita Hill including Lone Cone between 2001 and 2018, at Kukuluma and Matandani between 2002 and 2007, and at Star and Comet between 2007 and 2014. In 2015, a decision was taken to go underground at Star and Comet and the underground development started in 2016. In 2017 the Nyankanga underground operation commenced and in 2020 the Geita Hill underground operation commenced and is scheduled to ramp-up to full production by end of 2022. In 2020, the Nyankanga open pit, the only remaining operating pit at the time, was mined to completion in September 2020. In April 2021, the Nyamulilima open pit commenced operations.

The SML45/99 is jointly held by GGML and Samax Resources Limited, with 85% and 15% ownership. Both GGML and Samax Resources Limited are subsidiaries of AngloGold Ashanti. It covers an area of approximately 196.27km2 and expires on 26 August 2024. Within the SML there are also seven Primary Mining Licences (PML) of about 0.629km2 which belong to third parties. There are a further 31km2 of Prospecting Licences (PLs), held by GGML, in the immediate vicinity to the SML which do not contain any Mineral Reserve. GGML also holds 690km2 of PLs located in Dodoma, Singida and Shinyanga regions, which do not contain any Mineral Resource or Mineral Reserve. In 2023, exploration licences in Central Tanzania will transfer to a new Greenfields Company, Geita Greenfields Mineral Exploration Limited. All licences are in good standing.

Geita Licence Status 2022

GGM LICENSE STATUS_2022
390000
395000
400000
405000
410000
415000
420000
9700000
9695000
9690000
9685000
9680000
N
Kifufu
PL 10866/2016
Bukolwa South
PL 10925/2016
MCHAURU AIRPORT
Matandani
Kukuluma
Area 3
Chipaka
Kibugwe West
PL 9558/2014
Nyamulilima
Cut 1&2
Star & Comet
Ridge 8
SML 45/99
Nyankanga
Lonecone
Geita Hill
GEITA FOREST RESERVE
LEGEND
AGA_Geita SML 45/99
AGA - Geita PL's
Waste Dumps
Pit Outline
Infrastructure
0 1,500 3,000 Meters
1:130,000

The Geita process plant is crushing and milling approximately 5.2Mtpa and is forecast to produce approximately 0.5Moz per annum over the Life of Mine (LOM). The current operations are supported by a LOM plan to 2030, with an annually updated, LOM exploration strategy in place for Mineral Resource growth and to replace and grow Mineral Reserve at a rate of greater than depletion (greater than 0.6Moz per annum).

The exploration strategy is aligned with the Geita business plan (BP) and seeks to extend the LOM beyond 2030, with exploration drilling targeting Mineral Resource conversion in the underground mines securing near-term ounces, in conjunction with exploration targeting underground extension for Mineral Resource growth, and surface exploration of key prospects exploring for potential future open pit and underground mining opportunities.

1.2Ownership
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AngloGold Ashanti Geita Technical Report Summary – effective date 31 December 2022
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GGML is the 100% owner and operator of Geita and is a subsidiary of AngloGold Ashanti Limited.

1.3Geology and mineralisation

Geita is hosted in the GGB, which is a northern segment of the Sukumaland Greenstone Belt, located in the northwestern part of the Tanzania Craton and south of Lake Victoria. This Archaean sequence strikes almost east-west, extending for about 80km long and is up to 20km wide. The GGB sits dominantly within the Nyanzian Supergroup stratigraphy that is sub-divided into the Lower Nyanzian and the Upper Nyanzian groups.

The Lower Nyanzian Group is composed of mafic volcanic units (basalts, pillow basalt, minor gabbro, and dolerites). This group of rocks within the GGB is collectively termed the Kiziba Formation. The Upper Nyanzian Group consists of black shales, banded iron formation (BIF), clastic sedimentary rock, tuffs, agglomerates and felsic volcaniclastics. The entire Nyanzian package is intruded by a variety of mafic to felsic rocks. The supra-crustal package shows variable thickness and is estimated to be more than 500m thick in places, mostly underlain by intrusive complexes.

At Geita, a simplified stratigraphy is summarised as: Archaean Basalt and minor gabbro basement overlain by intermediate to acid volcanoclastic sediments and BIF with Archaean Diorites, Tonalites-Granodiorites, Granites intrusives and later intrusion by Proterozoic Gabbro dykes. Across the Archaean-Proterozoic rocks there is a property-wide paleo-drainage system, which likely flowed towards Lake Victoria. These late sediments likely represent the remnants of a much thicker package that might have covered all the hills exposed today. Both the Archaean-Proterozoic rocks and paleo-alluvials are covered by ferricrete at different levels of induration and evolution, up to 15m thick.

The region hosts several world-class shear-hosted Archaean lode gold deposits and forms the northern portion of the regional Sukumaland Greenstone Belt, itself one of several belts that comprise the Lake Victoria goldfields. Other gold mines hosted in the Lake Victoria Goldfields include Golden Pride (Resolute Mining Limited), Bulyanhulu, Tulawaka, Buzwagi and North Mara (all owned by Barrick Gold Corporation). The Geita gold deposits are shear hosted, Archaean orogenic gold deposits. Within Geita leases the GGB is subdivided into three major mineralised trends:

•Geita Central Trend, hosting the Nyankanga, Geita Hill, and Lone Cone deposits
•Nyamulilima Trend in the west, hosting Star and Comet, Ridge 8 and Nyamulilima deposits, and
•Matandani-Kukuluma Trend to the northeast, hosting Matandani and Kukuluma deposits

The Geita Central Trend contains three major gold deposits occurring along a NE-SW mineralised trend. These are from northeast to southwest: Geita Hill, Lone Cone and Nyankanga. Other prospects occur singly: Chipaka in the centre of the greenstone belt, and Kalondwa Hill, P30, Fukiri-Jumanne along an NW-SE trending ironstone ridge. Geita Hill, Lone Cone and Nyankanga occur along a moderately NW dipping system of reverse faults that have been multiply reactivated during subsequent deformation events. The mineralisation is mainly related to diorite and BIF contacts exploited by the shear system. The alteration is restricted within the ore zone and consists of secondary sulphide (mainly pyrite), silica, carbonate and moderate potassic alteration.

The Nyamulilima Trend contains three major gold deposits on an approximately NW-SE mineralised trend. These are from SE to NW: Ridge 8, Star and Comet and Nyamulilima open pit (historically named Roberts). Individual deposits occur along a series of N-S trending, steeply dipping, left stepping en-echelon fault zones that cut across the ironstone-rich sediments and granite-granodiorite-tonalite intrusions. Mineralisation is preferentially localised along fault zones where they cut the ironstone-granitoid contacts. The mineralisation is associated with secondary pyrite and minor pyrrhotite, silica, carbonate and actinolite alteration.

The Kukuluma Trend contains five gold deposits distributed along an approximately E-W mineralised trend. These are from east to west: Area 3 South, Area 3 Central, Area 3 West, Kukuluma and Matandani. The mineralisation is steeply dipping along the contacts of intermediate fine-grained intrusions and magnetite rich chert and ironstone showing a general en-echelon, left stepping geometry. The gold is associated with secondary pyrite, arsenopyrite and minor pyrrhotite. magnetite, silica, carbonate, and amphibole alteration are variably present within the mineralised zone.
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Deformation in the GGB comprises of early stages of ductile shearing and folding (D1 to D5), with periodic emplacement of large diorite intrusive complexes, sills, and dykes. Later stages of deformation (D6 to D8) involved development of brittle-ductile shear zones, with faults developed in the later stages of deformation, with late emplacement felsic porphyry dykes within the greenstone belt, and granitic intrusions located on the margins of the greenstone belt.

Gold mineralisation occurred late in the tectonic history of the greenstone belt, synchronous with the development of brittle-ductile shear zones (D6). Mineralisation is dominantly sulphide replacement of magnetite-rich layers in ironstone, with local replacement of ferromagnesian phases and magnetite in the diorite intrusions. Primary gold mineralisation is associated with the intersection of the brittle-ductile shear zones and pre-existing fold hinges, with higher grade concentrations associated with BIF lithologies and with diorite dyke and sill contacts.

The mineralisation in GGB is preferentially hosted within deformation zones developed along the contact of BIF and porphyries of various compositions and associated with major shear systems. The structures associated with the mineralised system are well defined, the alteration zone is restricted to the mineralised zone, quartz veins are rare or missing although silicification is common.

1.4Status of exploration, development and operations

Geita has an aggressive, annually updated five-year exploration plan in place, with approximately 20 drill rigs operating and forecast to drill approximately 157km in 2023. The exploration strategy targets Mineral Resource and Mineral Reserve growth ahead of annual depletion in the LOM plan, where surface drilling is targeting new open pit and underground opportunities, and underground drilling is targeting Mineral Resource conversion to allow Mineral Reserve growth via mine planning, engineering and extension of underground operations down-dip and along strike.

1.5Mining methods

Mining at Geita is by both open pit and underground mining methods. Open pit mining at Nyankanga Cut 8 was completed in 2020. The Nyamulilima open pit commenced production in April 2021 and is scheduled to reach full production during 2022. This mining is done utilising a truck and shovel system operated by Geita with a contractor providing drill and blast support. Underground mining commenced at Star and Comet in 2016 and subsequently at Nyankanga in 2017 and most recently Geita Hill in 2020. Star and Comet underground has successfully transitioned to owner mining and the mining contractor African Underground Mining Services (AUMS) is used at Nyankanga and Geita Hill for underground development and stoping. The underground mining method is a combination of longitudinal and transverse open stoping. Cement Aggregate Fill (CAF) is used at Nyankanga to fill the primary stopes and allows for mining of secondary stopes. Ore is hauled from the Star and Comet and Nyankanga underground operations to the central run of mine (ROM) pad located at the Geita processing plant.

1.6Mineral processing

Geita ore is processed via a conventional carbon-in-leach (CIL) process with a throughput capacity of 5.2Mtpa. The circuit contains a primary gyratory crusher, secondary and tertiary crushers, a semi-autogenous mill, a ball mill and 12 leach tanks. This is coupled with a gravity circuit using two Knelson concentrators. In planning the plant feed blend material, hardness, grade, oxide and sulphide content are considered to optimise throughput and recovery. Power to the mine is self-generated using diesel generators but there is planned construction of a 33kV hydropower station by Tanzania Electric Supply Company Limited (TANESCO).

1.7Mineral Resource and Mineral Reserve estimates

As per AngloGold Ashanti’s Guidelines for the reporting of the Mineral Resource and Mineral Reserve, 2022 (Guidelines for Reporting), the exclusive Mineral Resource is defined as the inclusive Mineral Resource less the Mineral Reserve before dilution and other factors are applied, all entities are reported from the equivalent Mineral Resource Model. The exclusive Mineral Resource consists of the following components:
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Portion 1
•Open Pit: The Mineral Resource that lies within the Mineral Resource model between the LOM design shell and the Mineral Resource shell optimised at the Mineral Resource cut-off grade and quoted at the Mineral Resource cut-off grade
•Underground: The Mineral Resource that lies outside an underground design but within shapes defined at the Mineral Resource price and quoted at 0g/t cut-off
•Common: Note that an exploration anomaly that is considered to be a Mineral Resource, but not a Mineral Reserve is a subset of this category
Portion 2
•Material within the LOM design shell that lies between the Mineral Resource and Mineral Reserve cut-offs as reported from the Mineral Resource model but not reported as Mineral Reserve. There is no underground equivalent
Portion 3
•Open Pit: All Inferred Mineral Resource, including Inferred Mineral Resource within the LOM design shell that lies above the Mineral Resource cut-off
•Underground: All Inferred Mineral Resource, including Inferred Mineral Resource within the Mineral Reserve designs
Portion 4
•Mineral Resource where the technical studies to engineer a Mineral Reserve have not yet been complete

Portion 5
•Stockpiles that qualify as a Mineral Resource, but not as a Mineral Reserve

The total Geita estimated exclusive Mineral Resource is 78.33Mt at 2.36g/t and 5.95Moz (of which 36.21Mt at 2.64g/t and 3.08Moz is Inferred Mineral Resource). The total open pit exclusive Mineral Resource is 52.37Mt at 1.66g/t and 2.79Moz (47% of the total exclusive Mineral Resource), the underground exclusive Mineral Resource is 25.0Mt at 3.86g/t and 3.10Moz (52% of the total exclusive Mineral Resource) as well as 0.95Mt at 2.04g/t and 0.06Moz (1% of the total Mineral Resource) in stockpiles.

A significant portion of the open pit exclusive Mineral Resource is contained in the Nyamulilima open pit (1.80Moz), being Inferred Mineral Resource inside the final pit design (less than 5%) and remaining Mineral Resource outside the final pit design and inside the $1,750/oz gold price 2022 Mineral Resource optimisation shell. The Kukuluma / Matandani open Mineral Resource is 0.67Moz and several small open pit Mineral Resource total 0.33Moz (Area 3, Kalondwa Hill, Chipaka, Selous) and these have no Mineral Reserve declared.
The underground exclusive Mineral Resource is informed is by Geita Hill underground 11.54Mt at 3.47g/t and 1.29Moz, Nyankanga underground 8.68Mt at 3.57g/t and 1.0Moz and Star as well as Comet 4.79Mt at 5.33g/t and 0.82Moz (which includes Star and Comet Cut 5 (0.25Moz) and Ridge 8 (0.34Moz) for which there is no Mineral Reserve declared), all relating to Mineral Resource not in Mineral Reserve.
Stockpiles of 0.06Moz below the Mineral Reserve cut-off and above the Mineral Resource cut-off include low-grade (0.01Moz) and refractory ore (0.05Moz) stockpiles.

Exclusive Gold Mineral Resource

Geita		Tonnes	Grade	Contained Gold
as at 31 December 2022	Category	million	g/t	tonnes	Moz
	Measured	1.80	4.15	7.50	0.24
	Indicated	40.32	2.03	81.96	2.63
	Measured & Indicated	42.12	2.12	89.45	2.88
	Inferred	36.21	2.64	95.71	3.08
Notes:
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Rounding of numbers may result in computational discrepancies in the Mineral Resource tabulations. To reflect that figures are not precise calculations and that there is uncertainty in their estimation, AngloGold Ashanti reports tonnage, grade and content for gold to two decimals. All ounces are Troy ounces. “Moz” refers to million ounces.
•Disclosure of Mineral Resource is exclusive of Mineral Reserve. The Mineral Resource exclusive of Mineral Reserve (“Exclusive Mineral Resource”) is defined as the inclusive Mineral Resource less the Mineral Reserve before dilution and other factors are applied.
•“Tonnes” refers to a metric tonne which is equivalent to 1,000 kilograms.
•The property is currently in a production stage.
•Based on a gold price of $1,750/oz.

The total Geita estimated Mineral Reserve is 48.49Mt at 2.29g/t and 3.57Moz and represents a net increase of 35% year to year. The open pit Mineral Reserve is 30.0Mt at 2.13g/t and 2.05Moz (57.6% of the total Mineral Reserve), underground Mineral Reserve is 9.0Mt at 4.17g/t and 1.20Moz (33.6% of the total Mineral Reserve) and 9.5Mt at 1.02g/t and 0.31Moz (8.7% of the total Mineral Reserve) in stockpiles.

Gold Mineral Reserve

Geita		Tonnes	Grade	Contained Gold
as at 31 December 2022	Category	million	g/t	tonnes	Moz
	Proven	9.54	1.02	9.70	0.31
	Probable	38.95	2.60	101.19	3.25
	Total	48.49	2.29	110.89	3.57
Notes:
Rounding of numbers may result in computational discrepancies in the Mineral Reserve tabulations. To reflect that figures are not precise calculations and that there is uncertainty in their estimation, AngloGold Ashanti reports tonnage, grade and content for gold to two decimals. All ounces are Troy ounces. “Moz” refers to million ounces.
•“Tonnes” refers to a metric tonne which is equivalent to 1,000 kilograms.
•The Property is currently in a production stage.
•Based on a gold price of $1,400/oz.

1.8Summary capital and operating cost estimates

Stay in Business (SIB) and Capital expenditure (CAPEX) was estimated on a zero-base using the Geita’s BP2023 9+3 LOM (naming convention of schedule file, 9 months actual plus 3 month's forecast for 2022 but also covers full LOM) mining schedule and is estimated at $159M for the LOM plan. The CAPEX relates to relates to Ore Reserve development (ORD), surface and underground infrastructure and related development, mining fleet replacement, process infrastructure upgrades and other site SIB projects. Operating expenditure (OPEX) is estimated by a first principles budget process, applying known unit costs from mine contracts to physicals, and is estimated at $2,676M for the LOM plan. The average All in Costs (AIC) over the Mineral Reserve derived LOM plan equates to $934/oz.

Operating Costs

Item	Unit	Total LOM
Operating costs
Mining Cost	USD M	1,225
Processing Cost	USD M	742
General & Admin	USD M	528
Other Operating Cost	USD M	181
Total Operating costs	USD M	2,676
Sustaining Capital	USD M	159

1.9Permitting requirements

The SML45/99 is jointly owned by GGML and Samax Resources Limited. It covers an area of approximately 196.27km2 and expires on 26 August 2024. In 2004 a licence enlargement was granted to include Nyamulilima area. Another extension was granted in 2009 to include an extension of the Geita Hill area.
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The Mineral Resource and Mineral Reserve as declared as at 31 December 2022 are contained within this SML and Geita has the surface rights to the necessary portions of the SML required for mining and infrastructure. More recently, in 2016, Geita has been awarded underground rights to the necessary portions of the SML required for underground mining and infrastructure at Star and Comet and Nyankanga, and in 2020 for Geita Hill underground. Geita has several PLs (additional 31km2) which contain several exploration targets.

All the deposits used in the Mineral Resource and Mineral Reserve estimation are within the mine's SML area and the mine has permits for their exploitation. The SML expires 26th August 2024, and Geita will be engaging with the Government of the Republic of Tanzania to renegotiate existing development agreements and renewal of the SML from 2022 and concluding before expiry in August 2024. There were no changes to the SML boundaries and its term / duration during 2022.

At the time of compiling this report, there were no known risks that could result in the loss of ownership, in part or in whole, of the deposits that were used in estimating the Mineral Resource and Mineral Reserve as at 31 December 2022.

1.10Conclusions and recommendations

The total Geita estimated exclusive Mineral Resource is 78.3Mt at 2.36g/t and 5.95Moz (of which 36.21Mt at 2.64g/t and 3.08Moz is Inferred Mineral Resource). The Mineral Resource is considered robust with high confidence classifications to support the Mineral Reserve and the LOM plan; and is supported by an external audit completed by SRK Consulting (South Africa) (Pty) Ltd (SRK Consulting) in December 2022.

The increase in the exclusive Mineral Resource is largely as a result of exploration success due to accelerated drilling activities because of the planned reinvestment, and changes in methodology were as a result of revised estimation parameters, and refined ore wireframes.

The increase in the Mineral Resource price (from $1,500/oz as at 31 December 2021 to $1,750/oz as at 31 December 2022) and favourable cost reductions in open pit haulage, general and administrative expenses and new underground contract rates led to lower cut-off grades resulting in additional Mineral Resource, which was partially offset by depletion. The total Geita estimated Mineral Reserve is 48.5Mt at 2.29g/t and 3.57Moz.

The Geita Mineral Reserve is fully contained within the LOM plan. Stockpiled Mineral Reserve is declared as Proven Mineral Reserve and Mineral Reserve from open pit and underground is declared as Probable Mineral Reserve. The increase in the Mineral Reserve is mainly due to ongoing exploration drilling success resulting in larger pit designs at Nyamulilima and in the first-time reporting of the Geita Hill underground Mineral Reserve based on a Feasibility Study (FS) currently being completed. An increase in the Mineral Reserve price (from $1,200/oz as at 31 December 2021 to $1,400/oz as at 31 December 2022) and reduced costs mostly by reductions in hauling cost on surface and contractor rates is partially offset by depletion and operational changes. Appropriate mining and processing modifying factors and a gold price of $1,400/oz were used to prepare the Mineral Reserve.

2.Introduction

2.1Disclose registrant

This Technical Report Summary was prepared for GGML, a subsidiary of AngloGold Ashanti Limited.

2.2Terms of reference and purpose for which this Technical Report Summary was prepared

The purpose of this report is to support the public disclosure of the 2022 year-end Mineral Resource and Mineral Reserve estimate at Geita located in Tanzania. AngloGold Ashanti requires that the Mineral Reserve that is an outcome of this process and is generated at a minimum of a Pre-Feasibility Study (PFS) level of detail.

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AngloGold Ashanti Geita Technical Report Summary – effective date 31 December 2022
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The terms of reference follow the AngloGold Ashanti Guidelines for the reporting of the Mineral Resource and Mineral Reserve (Guidelines for Reporting) and are based on public reporting requirements as per Subpart 229.1300 of Regulation S-K (Regulation S-K 1300 or 1300 Regulation S-K). The Technical Report Summary aims to reduce complexity and therefore does not include large amounts of technical or other project data, either in the report or as appendices to the report, as stipulated in Subpart 229.1300 and 1301, Disclosure by Registrants Engaged in Mining Operations and 229.601 (Item 601) Exhibits, and General Instructions. The Qualified Person (QP) has drafted the summary to conform, to the extent practicable, with the plain English principles set forth in § 230.421. Should more detail be required they will be furnished on request.

The following should be noted in respect of the Technical Report Summary:

•All figures are expressed on an attributable basis unless otherwise indicated
•Unless otherwise stated, $ or dollar refers to United States dollars
•Group and company are used interchangeably
•Mine, operation, business unit and property are used interchangeably
•Rounding of numbers may result in minor computational discrepancies
•Numbers presented are not precise calculations and that there is uncertainty in their estimation, AngloGold Ashanti reports tonnage to zero decimal places, content for gold to two decimals and copper, content with no decimals
•Metric tonnes (t) are used throughout this report and all ounces are Troy ounces to zero decimal places
•Abbreviations used in this report: gold - Au
•The reference coordinate system used for the location of properties as well as infrastructure and licences maps / plans are stated in latitude longitude geographic coordinates in various formats, or the relevant Universal Transverse Mercator (UTM) projection

2.3Sources of information and data contained in the report / used in its preparation

Geita technical specialists have prepared this report. For the purpose of this report, the QPs have relied upon information provided by AngloGold Ashanti Corporations legal counsel regarding the validity of exploitation permits and licensing; this opinion has been relied upon in property description and location sections and in the summary of this report. The Geita Mineral Resource and Mineral Reserve was externally audited in 2019 by Golder Associates, internally audited in 2020 and with a comprehensive external audit completed by SRK Consulting in December 2022, with no significant flaws identified.

2.4Qualified Person(s) site inspections

The QP for Mineral Resource and the QP for Mineral Reserve are employed by GGML and are based at the mine. As such, they regularly visit each of the Geita mineral deposits, operations, and projects. The regional office staff who perform peer reviews on Mineral Resource and Mineral Reserve visit the mine site a minimum of once per year.

2.5Purpose of this report

This Technical Report Summary was first reported for Geita’s 2021 Mineral Resource and Mineral Reserve. Reporting in this Technical Report Summary is related to Geita’s Mineral Resource and Mineral Reserve for 2022.

3.Property description

3.1Location of the property

Geita is located approximately 1,200km from the main Tanzanian business centre of Dar es Salaam. It falls within the Lake Zone of northwestern Tanzania, approximately 120km west of Mwanza and 4km west of Geita town. Geita is hosted in the GGB, which is a northern segment of the Sukumaland Greenstone Belt, located in the north-western part of the Tanzania Craton and south of Lake Victoria. Geita is located at a latitude of 2.8676° S and longitude of 32.1865° E representing co-ordinates of the Geita process plant.
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AngloGold Ashanti Geita Technical Report Summary – effective date 31 December 2022
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Map showing the location, infrastructure and mining licence area for Geita

Licences
Mining
Exploration
Mine Infrastructure
Pits
Plant
ROM Pad
Stockpiles
TSF
Waste Dumps
Raw Water Dam
Underground Access
Active
Planned
Deposit
Settlements
Towns
Villages
Roads
Main
Secondary
Airfield
N
Chipaka
Mchauru
Matandani
Kukuluma
Nyakabale
Mugusu
Selous
Nyamulilima
Star & Comet
Ridge 8
Nyankanga
Geita Hill East
Geita Hill West
Geita
Kalondwa Hill
Samina
Mpomvu
Plant centroid co-ordinates
2°51'53"N, 32°11'12"W
0 1.5 3 6 Km

There are no known technical, environmental, social, economic, political, or other key risks that materially impact the Mineral Resource and Mineral Reserve for which the site management and parent company do not have mitigation plans in place. However, it should be noted that the Government of the Republic of Tanzania recently amended the mining legislation and while this does not pose any risk to the current licences to operate, Geita is engaging with the Government of the Republic of Tanzania to renegotiate existing development agreements and renewal of the SML from 2022 and plan to conclude before the SML expiry in August 2024.

3.2Area of the property

The SML covers an area of approximately 196km2 and expires on 26th August 2024. Within the SML, there are also seven PML of about 0.629km2 which belong to third parties. The third parties operate minor artisanal scale mining, where relationships with Geita are well managed. There are a further 31km2 of PLs in the immediate vicinity of the SML which do not contain any Mineral Resource or Mineral Reserve. Geita also holds 690km2 of PLs located in Dodoma, Singida and Shinyanga regions, which do not contain any Mineral Resource or Mineral Reserve. The PL located in Dodoma, Singida and Shinyanga regions will be operated by AngloGold Ashanti Greenfields from 2023. All licences are in good standing.

3.3Legal aspects (including environmental liabilities) and permitting

Geita holds a valid SML, issued by the Ministry of Energy and Minerals in 1999 and which expires 26 August 2024. The SML covers an area of approximately 196km2. Within the SML there are also seven PML of about 0.629km2 which belong to third parties.

The declared Mineral Resource and Mineral Reserve are contained within this SML and Geita has the surface rights to the necessary portions of the SML required for mining and infrastructure. More recently, Geita has been given the underground rights to the necessary portions of the SML required for underground mining and infrastructure in 2016, and more recently, in 2020, has been given the rights to mine at Geita Hill underground and in 2021, has been given the surface open pit mining rights at Nyamulilima.
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AngloGold Ashanti Geita Technical Report Summary – effective date 31 December 2022
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Geita has three PLs, with an area of additional 31km2, which contain several exploration targets. The PLs are located adjacent to the SML and currently have no reported Mineral Resource or Mineral Reserve.

The PLs are Kifufu PL10566/2016, Bukolwa South PL10925/2016 and Kibugwe West PL9558/2014. The location of the PLs relative to SML is shown in Geita Licence Status 2022 map.

Nyamikoma PL9413/13 and Kukujuma South PL9466/2013 reached final expiry in October 2022. All the deposits used in Mineral Reserve estimation are within the mine's SML area and the mine has permits for their exploitation. There were no changes to the SML boundaries and its term / duration during 2022.

At the time of compiling this report, there were no known risks that could result in the loss of ownership, in part or in whole, of the deposits that were used in estimating the Mineral Resource and Mineral Reserve as at 31 December 2022.

Geita License Status 2022

GGM LICENSE STATUS_2022
Kifufu
PL 10866/2016
Bukolwa South
PL 10925/2016
MCHAURU AIRPORT
Matandani
Kukuluma
Area 3
Chipaka
Kibugwe West
PL 9558/2014
Nyamulilima
Cut 1&2
Star & Comet
Ridge 8
SML 45/99
Nyankanga
Lonecone
Geita Hill
GEITA FOREST RESERVE
LEGEND
AGA_Geita SML 45/99
AGA - Geita PL's
Waste Dumps
Pit Outline
Infrastructure
0 1,500 3,000 Meters
1:130,000
N
390000
395000
400000
405000
410000
415000
420000
9700000
9695000
9690000
9685000
9680000

Approximately, 77% of the mine lease falls within the Geita forest reserve which is typically dominated by Miombo woodland with minor area of grasses and shrubs.

In addition to the SML the following permits and licences are in place:

•The mine has a permit #FD/RES/GEITA/44 of 1999 to mine in the forest reserve
•Environmental Impact Assessment (EIA) were conducted and approved prior to the commencement of operations at Nyankanga (1998), Kukuluma (1998), Geita Hill (2005)
•The underground EIA Certificate No. for Geita Hill West and Nyankanga, as well as the new replacement power plant is: 6020/EC/EIA/2874, and valid for the duration of the specific project. This is dated January 2017
•The underground EIA Certificate No. for Star and Comet is: 5397/EC/EIA/2336, and valid for the duration of the specific project. This is dated March 2016
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•In relation to SML 45/99; approval of changing of mining method for underground mining was granted in 2016 for Star and Comet and Nyankanga underground operations
•Geita Hill underground mine approval granted in September 2020
•The open pit EIA was granted for Nyamulilima in January 2021 and is valid for the duration of the project
•The open pit mining approval was granted for Nyamulilima in February 2021 and is valid for the duration of the project

Permits or agreements that were needed to be obtained with respect to the current Mineral Resource and Mineral Reserve declaration for Nyamulilima relate to an approval from the Ministry of Minerals to commence open pit mining at Nyamulilima. The approval was obtained in February 2021 and required for commencement of open pit mining in April 2021.

At the time of compiling this report, there were no known impediments related to the security of tenure and the right to operate with respect to the current Mineral Resource and Mineral Reserve declaration.

Geita takes account of the environmental legal requirements through its certified Environmental Management System for better management of environmental aspects such as Tailings Storage Facilities (TSF), waste disposal facilities (landfill, bio farms etc.), waste rock dumps, power generation, source pits and wastewater impoundments. Monitoring programmes are periodically undertaken as detailed in the approved AngloGold Ashanti’s Geita Environmental Management Plan (EMP) which is subject to annual audits by the National Environmental Management Council and the Tanzania Mineral Audit Agency.

There are currently no legal proceedings or claims that influence the rights to mine and further explore the Geita SML and associated PLs. Site Management is working with the Resident Mines Office and other relevant government entities ensure the area remains clear of illegal mining activities.

The mine is permitted to extract water by pumping of approximately 25,000m3 of raw water from Lake Victoria per day. In addition, there is sustainable use of raw water through recycling of the process water.

3.4Agreements, royalties and liabilities

Royalty is legislated at 6% of gross revenue with an additional 1% inspection fee of the gross revenue from gold exports is charged from 2017 (7% of gross revenue).

The SML45/99 is jointly held by GGML and Samax Resources Limited, with 85% and 15% ownership respectively. Both GGML and Samax Resources Limited are subsidiaries of AngloGold Ashanti.

GGML is the 100% owner and operator of Geita SML.

Rehabilitation liability is included in the mine closure costs which is taken into consideration when defining the cut-off grade for Mineral Resource and Mineral Reserve estimates.

4.Accessibility, climate, local resources, infrastructure and physiography

Geita is surrounded by several natural hills and valleys extending from the eastern to western parts of the SML that was issued by the Ministry of Energy and Minerals in 1999. Approximately 77% of the mine lease falls within the Geita forest reserve which is typically dominated by Miombo woodland with minor areas of grasses and shrubs.

The mine is located approximately 4km west of Geita Town and approximately 25km upstream of the Lake Victoria water basin. Geita is situated at the headwaters of the Mtakuja River which drains directly into the Lake Victoria. Apart from Mtakuja river, there are other streams that drain straight to the lake such as Mabubi river, Kukuluma and Matandani streams that form part of the Lake Victoria basin.

The mine can be accessed through a well-sealed tarmac road from Mwanza to the east.

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The area is a bimodal rainfall region that generally receives rainfalls from mid-October to December and from March to mid-May of the year. However, changes in weather patterns have been experienced in recent times; this includes, but is not limited to, prolonged drought and storm events that lead to flood, siltation and sedimentation of rivers or channels. Changes in weather patterns are suspected to be contributed to by global climate change.

The Geita population is approximately 1.7 million people with varying economic activities including small scale and artisanal mining works, animal husbandry and subsistence farming. Recently, the surrounding community has put high pressure on natural resources and impacted significantly on the natural forest due to demand for timber extraction, small and illegal mining workings and charcoal burning.

Geita Location Map

5.History

Gold mineralisation is reported to be first discovered in the Geita district in 1898 by a German prospector. A regional survey by a Kenyan company, Saragura Prospecting Syndicate, followed in 1930. The first mine was developed in 1934, and between 1936 and 1966, the Geita mine was the largest gold mine in East Africa, producing a million ounces from underground operations.

In 1996, Ashanti acquired the Geita tenure through the acquisition of Cluff Resources and acquired the Kukuluma and Matandani in 1998 from Samax Resources Limited. In December 2000, Ashanti reached an agreement to sell AngloGold a 50% interest in Geita for $324M. AngloGold added its neighbouring Nyamulilima deposits into the JV company. In 2004, the merger of AngloGold and Ashanti resulted in the operation being wholly run by AngloGold Ashanti.

Geita commenced open pit mining in 1999, with open pit mining at Nyankanga between 1999 and 2020, at Geita Hill including Lone Cone between 2001 and 2018, at Kukuluma and Matandani between 2002 and 2007, and at Star and Comet between 2007 and 2014.

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In 2015, a decision was taken to go underground at Star and Comet and the underground development started in 2016. In 2017 the Nyankanga underground operation commenced and in 2020 the Geita Hill underground operation commenced and is scheduled to ramp-up to full production in the first half of 2023. In 2020, the Nyankanga open pit, the only remaining operating pit at the time, was mined to completion in September 2020. In April 2021, the Nyamulilima open pit commenced operations.
Geita is an operating mine with a significant Mineral Resource (9.93Moz) and Mineral Reserve (3.57Moz). Based on past 20 years of production performance, and a current LOM plan forecasting production through to 2030, Geita is a significant asset for AngloGold Ashanti.

Gold production more than 0.5Moz per annum was achieved over the period 2017 to 2020, with 0.49Moz produced in 2021 and 0.52Moz produced in 2022. Forecast gold production for 2023 is estimated between 0.50Moz and 0.52Moz.

During late 2021 to end of 2022, the transition from completing the Nyankanga open pit in September 2020, and commencement of the new Nyamulilima open pit in April 2021 was achieved, and with commencement of the third underground operation at Geita Hill underground mine in November 2020. The Nyamulilima open pit Cut 1 is in full production and Geita Hill underground is scheduled to reach full production during 2023.

The current operations are supported by a LOM plan to 2030, with an annually updated, LOM exploration strategy in place for Mineral Resource growth and to replace and grow Mineral Reserve at a rate of greater than depletion (greater than 0.6Moz per annum). The exploration strategy is aligned with the Geita business plan and seeks to extend the LOM beyond 2030, with exploration drilling targeting Mineral Resource definition allowing for engineering of an increased Mineral Reserve in the underground mines securing near-term ounces, in conjunction with exploration targeting underground extension for Mineral Resource growth, and surface exploration of key prospects exploring for potential future open pit and underground mining opportunities.

Geita has been in operation since 2000, and the Mineral Resource to Reserve to production reconciliation is monitored and shows reliable performance between Mineral Resource, Mineral Reserve and production.

Infill drilling plans ensure that the two-year production window is drilled to Indicated and Measured Mineral Resource categories. The Mineral Resource to Mineral Reserve to production reconciliation shows a steady improvement since 2009 when this infill drilling strategy was initiated for open pit mining. This strategy was then extended to underground operations in 2016 when Star and Comet started. Currently the underground Mineral Resource confidence is upgraded to Measured Mineral Resource 18 to 24 months ahead of mining through underground grade control drilling programmes.

The existing historical Mineral Resource estimates and performance statistics on actual production are presented below.

Mineral Resource to Reserve to Production Reconciliation

	Year
Reconciliation Entity	2018	2019	2020	2021	2022
Mineral Resource Model (oz)	461,227	511,310	627,356	301,146	441,480
Grade Control Model (oz)	604,210	608,493	741,355	298,094	464,427
Percentage (%)	131	119	118	99	105

	Year
Reconciliation Entity	2018	2019	2020	2021	2022
Mining Feed (oz)	682,241	651,041	711,042	489,753	522,421
Plant Accounted (oz)	642,997	665,840	680,915	530,830	565,839
Percentage (%)	94	102	96	108	108

Mining feed as obtained from the grade control models performs well against the plant accounted gold.

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Geita is reporting open pit, underground and stockpiled Mineral Reserve. Open pit Mineral Reserve is reported from Nyamulilima (2.05Moz) and underground Mineral Reserve (1.37Moz) is reported from Geita Hill (0.40Moz), Nyankanga (0.66Moz) and Star and Comet (0.14Moz).

6.Geological setting, mineralisation and deposit

6.1Geological setting

The Geita deposit is hosted in the GGB, which is a northern segment of the Sukumaland Greenstone Belt, located in the north-western part of the Tanzania Craton and south of Lake Victoria. This Archaean sequence strikes almost east west, extending for about 80km long and up to 20km wide. The GGB sits dominantly within the Nyanzian Supergroup stratigraphy that is sub-divided into the Lower Nyanzian and the Upper Nyanzian groups. The Lower Nyanzian group is composed of mafic volcanic units (basalts, pillow basalt, minor gabbro, and dolerites). This group of rocks within the GGB is collectively termed the Kiziba Formation. The Upper Nyanzian group consists of black shales, BIF, clastic sedimentary rock, tuffs, agglomerates and felsic volcaniclastics. The entire Nyanzian package is intruded by a variety of mafic to felsic rocks. The supra-crustal package shows variable thickness and is estimated to be more than 500m thick in places, mostly underlain by intrusive complexes.

At Geita, a simplified stratigraphy is summarised as: Archaean Basalt and minor gabbro basement overlain by intermediate to acid volcanoclastic sediments and BIF with Archaean Diorites, Tonalites-Granodiorites, Granites intrusives and later intrusion by Proterozoic Gabbro dykes.

Across the Archaean-Proterozoic rocks there is a property-wide paleo-drainage system, which likely flowed towards Lake Victoria. These late sediments likely represent the remnants of a much thicker package that might have covered all the hills exposed today. Both the Archaean-Proterozoic rocks and paleo-alluvials are covered by ferricrete at different levels of induration and evolution, up to 15m thick.

The region hosts several world-class shear-hosted Archaean lode gold deposits and forms the northern portion of the regional Sukumaland Greenstone Belt. Other gold mines hosted in the Lake Victoria Goldfields include Golden Pride, Bulyanhulu, Tulawaka, Buzwagi, North Mara and Nyanzaga.

The GGB has been subjected through a protracted history of deformation, which resulted in a large scale syn-formal configuration in the region, with west-northwest trending limbs connected by a northeast trending hinge zone.

Eight deformation phases (D1 to D8) and four folding phases (F1 to F4) are identified at Geita, where deformation in the GGB comprises of early stages of ductile shearing and folding (D1 to D5), with periodic emplacement of large diorite intrusive complexes, sills, and dykes. Later stages of deformation (D6 to D8) involved development of brittle-ductile shear zones, with faults developed in the later stages of deformation, with late emplacement felsic porphyry dykes within the greenstone belt, and granitic intrusions located on the margins of the greenstone belt.
Gold mineralisation occurred late in the tectonic history of the greenstone belt, synchronous with the development of brittle-ductile shear zones (D6). The mineralisation in GGB is preferentially hosted within deformation zones (both ductile and dominant brittle deformation) developed along the contact of BBIF and porphyries of various compositions and associated with major shear systems. The shear systems preferentially exploit fold axial planes as well as the contacts between the supra-crustal and intrusive rocks. The structures associated with the mineralised system are well defined, the alteration zone is restricted to the mineralised zone, quartz veins are rare or missing although solidification is common.

Mineralisation is dominantly sulphide replacement of magnetite-rich layers in BIF, with local replacement of ferromagnesian phases and magnetite in the diorite intrusions. Primary gold mineralisation is associated with the intersection of the brittle-ductile shear zones and pre-existing fold hinges, with higher grade concentrations associated with BIF and with diorite dyke and sill contacts.

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Geita Regional Geological Map

Quarternary cover (lake sediments)
Intrusive units
Dolerite dykes
K-rich granitoid (late-tectonic 2620-2660 Ma)
Felsic gneiss (TTG)
Felsic porphyry (granite, monzonite, granodiorite)
Diorite intrusive complex
Gabbro (based on geophys.)
Greenstone units
Conglomerate
(Volcani-) clastic sediment (sst, shale, tuff, graph. shale)
Magnetic ferrugenous sediment (ironstone, chert)
Mafic volcanics (metabasalt, metaandesite, gabbro)
Major artisinal workings or gold prospect
Major open pit
Major lineaments (on geophysics)
Trend line (layering, foliation, shear)
Shear zone
Kukuluma District
Central District
Nyamulilima District
Granitoids
Matendani
Kukuluma
Geita
Geita Town
Nyankanga
Lone Cone
Star&Comet
Metabasalts
Gneisses (TTG Suites)
N
10 km

The Geita gold deposits are shear hosted, Archaean orogenic gold deposits, and within the leases the GGB is subdivided into three major mineralised trends:

•Geita Central Trend, hosting Nyankanga, Geita Hill, and Lone Cone deposits,
•Nyamulilima Trend in the west, hosting Star and Comet, Ridge 8 and Nyamulilima deposits; and
•Matandani-Kukuluma Trend to the northeast, hosting Matandani and Kukuluma deposits

The Geita Central Trend contains three major gold deposits occurring along a NE-SW mineralised trend. These are from northeast to southwest: Geita Hill, Lone Cone and Nyankanga.

Other prospects occur singly: Chipaka in the centre of the greenstone belt, and Kalondwa Hill, P30, Fukiri-Jumanne along an NW-SE trending BIF ridge.

The deposits of the Central Trend are mainly located within the relatively low-strain hinge zone, where the Geita Hill, Lone Cone and Nyankanga deposits occur along a moderately NW dipping system of reverse faults that have been frequently reactivated during subsequent deformation events.

At Geita Hill (and Lone Cone), dioritic rocks are present as sills and dykes intruded into a supra-crustal sequence that has been subject to extensive polyphase folding. The mineralisation is controlled by a northeast-trending and northwest-dipping shear zone that exploits the axial surfaces of F3 folds. Ore is also hosted by deformation zones adjacent to the main shear. A low-grade (0.5g/t) mineralisation envelope can be defined along the length of the Geita Hill deposit, trending northeast-southwest, dipping moderately northwest, and cutting across bedding and the diorite layers. The mineralisation appears to be largely confined to the short limb of a major D3 fold pair. High-grade ore shoots are observed plunging 45°, towards west to north-northwest, associated with a common linear direction that approximately parallels the orientation of F3 and F4 fold hinges. The mineralisation is mainly related to diorite-BIF contacts exploited by the shear system. The alteration is restricted within the ore zone and consists of secondary sulphide (mainly pyrite), silica, carbonate and moderate potassic alteration.
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The Nyankanga deposit is hosted in a BIF dominated supra-crustal package that is extensively intruded by, and locally forms a roof pendant within the dioritic Nyankanga Intrusive Complex. The mineralisation is controlled by a northeast trending and northwest dipping anastomosing shear system, with mineralisation typically located along the lowermost shears. The higher-grade mineralisation is mainly proximal to the basal contact of BIF packages. High-grade ore shoots are developed and plunge to the northwest. Mineralisation is associated with potassic (chlorite-carbonate-silica) alteration and pyrite dominant sulphide in the deformation zones surrounding the shear surfaces as veins, veinlets, local breccias and sulphide replacement of magnetite layers.

The Nyamulilima trend contains three major gold deposits on an approximately NW-SE mineralised trend. These are from SE to NW: Ridge 8, Star and Comet and the Nyamulilima open pit. The deposits occur along a series of NW-SE trending, steeply dipping, left stepping en-echelon fault zones that cut across the BIF-rich sediments and granite-granodiorite-tonalite intrusions. Mineralisation is preferentially localised along fault zones where they cut the ironstone-granitoid contacts. The mineralisation is associated with secondary pyrite and minor pyrrhotite, silica, carbonate and actinolite alteration.

At Star and Comet, a folded sedimentary package of BIF intercalated with clastic and tuffaceous meta-sediments is intruded by a tonalitic complex, with a major mineralised shear zone, oriented north-northwest to south-southeast dipping steeply west-southwest, developed through the deposit where it is localised along the contact of BIF and tonalite. An envelope of mostly brittle deformation up to 10m thick (which affects both lithologies) occurs on either side of the shear zone and controls the distribution of mineralisation, extending southeast to Ridge 8. The gold mineralisation is hosted in pyrrhotite patches associated with strong silicification, and carbonate alteration.

At Nyamulilima, the meta-sedimentary package depicts a regional F3 fold system having a dominant NW plunge (35° to 50°) with significant tonalite intrusions. Mineralisation at Nyamulilima Cut 1 and 2 is hosted dominantly on northwest trending, moderate to steeply southeast dipping shears. Mineralisation is preferentially localised along the shear zones, with significant mineralisation forming where the shears cut the BIF-tonalite contacts. The mineralisation is associated with secondary pyrite and minor pyrrhotite, and silica, carbonate and actinolite alteration.

The Matandani-Kukuluma trend strikes west-northwest, with sub-vertical limbs being dominant over compressed, multiphase folded zones. The three major deposits in the area (Kukuluma, Matandani and Area 3) are located along a 5km long east-southeast mineralisation trend.

The geology of the Matandani-Kukuluma trend deposits is dominated by volcano-sedimentary rocks that are poly-deformed and intruded by syn-to-late folded diorite bodies. Host rocks for mineralisation are fine-grained iron-rich clastic sediments, chert, BIF and tuffaceous rocks, with local intercalated carbonaceous shales. The mineralisation is steeply dipping along the contacts of intermediate fine-grained intrusions and magnetite rich chert and BIF showing a general en-echelon, left stepping geometry. The gold is associated with secondary pyrite, arsenopyrite and minor pyrrhotite. magnetite, silica, carbonate, and amphibole alteration are variably present within the mineralised zone.

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AngloGold Ashanti Geita Technical Report Summary – effective date 31 December 2022
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Geita SML geology map

Quarternary cover (lake sediments)
Intrusive units
Dolerite dykes
K-rich granitoid (late-tectonic 2600-2620ma)
Felsic porphyry (granite, monzonite, granodiorite)
Felsic gneiss (TTG)
Diorite intrusive complex
Gabbro (based on geophysics)
Greenstone units
Magnetic ferrugenous sediment (ironstone, chert)
Mafic volcanics (metabasalt, meta-andesite, gabbro)
Conglomerate
(Volcano-)clastic sediments (sst, shale, tuff, graph. shale)
AGA - Geita SML 45/99
AGA - Geita PLs 2022
N
Major Open Pit
Shear zones
Trend lines (layering, foliation, shear)
Kifufu
Bukolwa South
PL 10925/2016
Matandani
Kukuluma
Area 3
Chipaka
Nyankanga
Geita Hill
Lone Cone
Nyamulilima
Cut 1&2
Star & Comet
Cut 2&3
Ridge 8
SML 45/99
0
2,500
5,000
Meters
390000
395000
400000
405000
410000
415000
420000
425000
9700000
9695000
9690000
9685000
9680000

6.2Geological model and data density

Geological models are constructed using integrated geological data obtained through exploration work programmes such as surface geological mapping, pits and underground face and side wall mapping, geochemical studies, geophysical surveys, and exploration drilling for each deposit at Geita. After the desktop studies have been completed around the acquired prospecting licence, the exploration work programmes mentioned above are designed based on the preliminary geological understanding gained from the desktop studies and ground truthing.

Exploration targeting and interpretation identifies new prospects for exploration, where exploration drilling advances within the target area the level of geological confidence increases.

During late 2015 a 2D seismic survey conducted by HiSeis Pty Ltd over the central part of GGM, covering the Nyankanga, Lone Cone Geita Hill West and Geita Hill East pits and their down-dip extensions. In mid-2016, a high-resolution 3D seismic survey was conducted. The objective of the surveys was to identify down-dip extensions based on gold mineralisation in the study area generally occurring at the sheared contacts between BIF and diorite. The 3D seismic data generated several deep exploration targets based on interpreted location of BIF horizons, however with limited drill testing to date. Further work is planned in 2023 to re-process using new processing techniques, with objective to identify BIF units more accurately at depth for exploration drill testing.

The geological models are constructed and updated to provide the extent and geometries of the rock types, structural frameworks, orebody geometry and controls to mineralisation.

For Geita deposits, the mineralisation is generally hosted in BIF and along the lithological contacts between BIF and other volcano-sedimentary units or intrusive rocks at locations where these host rocks
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have been cut by shear zones and fold axes, and where the site geology is generally well understood, and results in high quality geological interpretations.

Central Districts - Spatial Relationships of deposits (Nyankanga-Lone Cone-Geita Hill). A SW-NE geological isometric view is shown below the plan view.

LEGEND
Duplex structure
Iyoda type shear zones
Mineralized shear zones
Pit outlines
Litho-types
Granite
Diorite
Banded Iron Formation
Volcaniclastics
Kiziba Formation(Mafic Volcanic
N
Prospect S
Geita Hill East
Geita Hill West
Nyankanga
Lone Cone
1 km

GHE Pit
Iyoda Faults
GHW Pit
LC Pit
GH5
GH4
Duplex shear zone
GH3
Main shear zone
GH2
Ore envelope
GH1

A significant amount of exploration drilling has been completed over the lease area, from the mid-1990s and drilling, sampling logging and assaying samples have been collected according to AngloGold Ashanti and industry best practice protocols. The exploration drill hole data combined with integrated geology and geophysical data sets forms the basis for the geological models, which are constructed using LeapfrogTM and Datamine® software.
The exploration drill spacing typically ranges from 20/25m x 20m to 40m x 20m for Indicated Mineral Resource and up to about 40/80m x 40/80m for Inferred Mineral Resource. Grade control drill spacing is typically 15/12.5/10m x 10/5m for Measured Mineral Resource.

Intensive exploration programmes at Geita started mid-1990s and mining operations recommenced in 1999. Since then, Geita has been intensively investing in exploration to facilitate new gold discoveries and improve confidence in the known Mineral Resource so as to extend the LOM. The geological concepts behind exploration initiatives and confidence within the GGB have been driven by presence of colonial mining at Geita Hill, Prospect 30 and Ridge 8, presence of historical and recent mining activities within the belt, strong geochemical anomalies in all known deposits and satellite targets, coherent geophysical features with good correlation with other geological data sets, favourable host rocks, confidence level in understanding the geology and mineralisation controls and confidence in ore recoveries (except Kukuluma and Matandani). Recent exploration drilling on underground deposits has also increased the confidence level in orebody plunges (Star and Comet and Nyankanga), and this concept appears to hold true in almost all deposits at Geita.

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Geita Greenstone Belt Simplified Stratigraphic Column

2620 Ma
High-K granites
2690 Ma
Diorite and TTG
2780 Ma
2640 Ma
???
2646 to 2768 Ma
Conglomerates, cherts and grits
Unconformity
2700 Ma
2655±11 Ma
Felsic dykes
Turbidites
(sandstone, siltstone, mudstone)
2705 to 2762 Ma
2706 to 2741Ma
2707±6 Ma
2723±6 Ma
Crystal tuffs
Lower zone contains chert and volcanoclastic horizons and layers of crystal tuff
Bedded chert-magnetite (BIFS)
Volcanoclastics horizons
Bedded cherts-magnetite (BIFC)
Contains intraformational conglomerates
Diorite and monzonite complex
Black shales intercalated with bedded chert, sandstones and siltstones
Black shales with pyrite nodules
2780 Ma
Structural contact
Minor felsic volcanics
Basalts, minor grabbros and dolerites
Sheared coarse grained tonalite
(2700 - 2730 Ma)
Komatiites
(2820 Ma)
No basement rocks
Kavirondian
Upper Nyanzian
Lower Nyanzian
Conglomerates
Sandstone-Siltstone
Volcaniclastics
BIF
GHRD0065
Shales/Black shales
Kiziba Formation (Pillowed basalts)

NE-SW Star and Comet Cut 3 Cross-section (looking southeast)

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NW-SE Nyankanga Underground Block 4 cross-section (looking northeast)

A
B
1200
1000
800
600
25.1m @ 10.47g/t Au
from 348.8m (NYRC_535)
8.05m @ 60.19g/t Au
from 31.45m (NYUG0485)
E-W fault
Nyankanga
Shear Zone
N
A
B

6.3Mineralisation

Significant sulphide minerals present in the deposits include pyrite (Nyankanga Deposit), pyrite and pyrrhotite (Geita Hill), pyrite and pyrrhotite (Nyamulilima, Star and Comet) and pyrite, pyrrhotite and arsenopyrite (Kukuluma-Matandani). These sulphide minerals are generally associated with gold and influence the gold recovery in the process plant. Silver occurs in small quantities, mostly in Geita Hill ore. The recoveries of the different ore types have been tested and ore types are blended to maximise the overall recovery. The major host lithology of ore is BIF. Minor host lithologies include intrusives and volcaniclastics. The mineralogy of the host lithology does not significantly impact gold recovery but does have an impact on plant throughput rates. Again, this is managed through blending of ore types to optimise process plant throughput.

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Geita Nyamulilima geology map

NYL Pit outline
Mabe
Xanadu
NYL Cut 2
NYL Cut 1
Roberts South
Star & Comet
Legend
Structure
BEDDING PLANE
FOLD PLUNGE
FORMLINE
Foliation/Shear Fabric
HIGH STRAIN/DEFORMED ZONES
SHEAR ZONE/ FAULT ZONE
Rocktypes
DOLERITE DYKE
GRANITE
FELSITE
LAMPROPHYRE
MAFIC DYKE WITH VESICLES
TECTONIC BRECCIA
MONZONITIC UNIT
QUARTZ PORPHYRY
GRANODIORITE INTERP FROM GEOPHYSICS
TONALITE
GRANODIORITE
GRANODIORITE?/TONALITE
TRONDHJEMITE/GRANODIORITE
MASSIVE SULPHIDE
IRONSTONE/ BIF
VOLCANICLASTICS
MUDSTONE
SHALES
MAFIC INTRUSIVE/ GABBROIC UNIT
BASALT
0
200
400
m
392400
392600
392800
393000
393200
393400
393600
393800
394000
394200
394400
394600
394800
9682200
9682000
9681800
9681600
9681400
9681200
9681000
9680800
9680600

Geita Kukuluma-Matandani geology map

415000
417500
420000
422500
9690000
9687500
Quarternary cover (lake sediments)
Intrusive units
Dolerite dykes
K-rich granitoid (late-tectonic 2600-2620ma)
Felsic porphyry (granite, monzonite, granodiorite)
Felsic gneiss (TTG)
Diorite intrusive complex
Gabbro (based on geophysics)
Greenstone units
Magnetic ferrugenous sediment (ironstone, chert)
Mafic volcanics (metabasalt, meta-andesite, gabbro)
Conglomerate
(Volcano-)clastic sediments (sst, shale, tuff, graph. shale)
AGA - Geita SML 45/99
N
Major Open Pit
Shear zones
Trend lines (layering, foliation, shear)
Matandani
Kukuluma
Area 3
0
500
1,000
Meters

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Significant mineralised zones for Geita deposits vary in thickness from approximately 5 to 15m at Star and Comet Underground to 5 to 35m thick at Nyankanga and Geita Hill. The strike and plunge also varies by deposit, with the Star and Comet Underground mineralisation continuing for about 300m on strike and 500m on dip, Nyankanga mineralisation for about 2,000m on strike and 1,000m on dip and the Geita Hill mineralisation for about 2000m on strike and 700m on dip.

The Nyamulilima open pit deposit is a shear hosted ore body in BIF and tonalite lithologies, continuing for about 1,000m on strike and 700m on dip.

All the deposits have a strong association of gold mineralisation with both geological structures and lithological contacts. In general, the mineralisation of all deposits is hosted in BIF and along lithological contacts between BIF and other volcano-sedimentary units or intrusive rocks at locations where these host rocks have been cut by shear zones and fold axes.
All deposits show potential down-dip or down-plunge continuities for further exploration follow up.

Geita Hill Underground cross section (looking west)

GHUG GH1
N
I
J
Lone Cone
Geita Hill West
Blk1
Underground Infrastructures
Legend
Au Values
[0,0.5]
[0.5,1]
[1,2]
[2,3]
[3,5]
[5,CEILING]
LITH (ghdh)
[ABSENT]
[Andesites]
[BIF]
[Basalts]
[Breccia]
[Diorites]
[Felsic Dykes]
[Lampophyres]
[Loss]
[Mafic Dykes]
[Overbudden]
[Porphyries]
[Quartz Veins]
[Seds]
[Sulphides]
[Unknown]
[VOC]
Previous drilled holes
Ore envelope
Pending results
GHUG0078
GHUG0079
GHUG0080
GHUG0081
GHUG0082
GHUG0083
GHUG0084
GHUG0085
GHUG0086
GHUG0087
GHUG0088
GHUG0089
A
B
C
D
E
F
G
Potential Down-dip continuity (BST)
A: GHUG0080: 8.56m @ 2.51g/t from 108.44m
B: GHUG0081: 7.50m @ 3.41g/t from 34.50m
C: GHUG0081: 41.40m @ 2.62g/t from 86.60m incl. 4m @ 5.50g/t from 93m, 11.70m @ 3.41gt from 104.30 and 7.25m @ 5.27g/t from 120.75m
D: GHUG0083: 25.15m @ 1.98g/t from 90.50m incl. 10.50m @ 4.23g/t from 93.50m
E: GHUG0086: 8m @ 3.21g/t from 143m
F: GHUG0089: 9m @ 3.09g/t from 224m
G: GHUG0089: 10m @ 3.88g/t from 251m
1250 Elev
1000 Elev
9000 N
9250 N
9500 N
9750 N

7.Exploration

7.1Nature and extent of relevant exploration work

The current operations are supported by a LOM plan to 2030 with an annually updated LOM exploration strategy in place for Mineral Resource growth and to replace and grow Mineral Reserve at a rate of greater than depletion (greater than 0.6Moz per annum).

The exploration strategy is aligned with the Geita's BP2023 LOM Plan and seeks to extend the LOM beyond 2030, with exploration drilling targeting Mineral Resource conversion in the underground mines securing near-term ounces, in conjunction with exploration targeting underground extension for Mineral Resource growth, and surface exploration of key prospects testing for potential future open pit and underground mining opportunities.

The Exploration Budget for the LOM totals $172.8M, with drilling programmes totalling 892,285m.

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Exploration Drilling Cost and Metre Forecast

Units	Description	2023	2024	2025	2026	2027	2028	2029	2030	TOTAL
USD M	Expensed Sustaining	9.78	12.33	9.16	11.85	14.06	12.28	10.77	6.22	86.45
USD M	Expensed Non-Sustaining	12.26	12.16	10.54	8.42	7.55	6.03	5.03	2.49	64.48
USD M	Expensed Total	22.04	24.49	19.69	20.26	21.61	18.31	15.80	8.71	150.93
USD M	Capital - SIB	7.45	5.74	3.78	3.23	0.82	0.82	0.00	0.00	21.85
USD M	Total	29.48	30.24	23.48	23.50	22.44	19.13	15.80	8.71	172.77
Km	Expensed Sustaining	40.8	62.1	40.6	52.3	58.4	48.7	40.6	18.9	362.4
Km	Expensed Non-Sustaining	65.7	57.3	59.0	52.7	43.9	35.6	30.2	15.8	360.2
Km	Expensed Total	106.5	119.4	99.6	105.0	102.2	84.4	70.8	34.7	722.6
Km	Capital - SIB	50.9	49.8	33.1	28.0	3.9	3.9	0.0	0.0	169.7
Km	Total	157.4	169.2	132.7	133.0	106.1	88.3	70.8	34.7	892.3

Exploration drilling programmes at Geita for 2022 completed a total of 179,048m for both capitalised and expensed projects for a total spend of $37.7M (including Labour).

Mineral Resource development drilling for Capitalised - Sustaining Projects completed 60,201m, with 26,168m from surface (22,985m at Nyamulilima open pit and 3,183m at Ridge 8) and 34,033m from underground projects (19,607m at Star and Comet Cuts 2, 3 and 5, and 14,426m at Nyankanga Block 1).

Mineral Resource development drilling for Capitalised-Non Sustaining Projects completed 51,953m of exploration drilling comprised of 34,200m from surface (33,137m at Geita Hill Blocks 3, 4, 5 and 6, 1,062m at Kalondwa Hill and 16,504m from underground projects (Geita Hill Blocks 1 and 2).

Mineral Resource delineation/development drilling for expensed sustaining projects completed a total of 41,110m of exploration drilling comprised of 30,710m from surface (1,902m at Nyamulilima Cut 2 open pit, 25,804m at Xanadu and 3,004m at Mabe) and 10,399m from underground projects at Star and Comet Cuts 2, 3, 4, and 5 targeting new Inferred Mineral Resource.

The Mineral Resource delineation and exploration upside drilling for expensed non-sustaining projects completed 23,834m comprised of 14,764 from surface drilling (12,512m at Mabe and 2,252m at Kibugwe in the Nyamulilima district) and 9,070m of underground extensions at Star and Comet Cuts 2 and 3 (3,225m) and Nyankanga Blocks 3 and 4 (5,845m).

Mineral Resource delineation drilling completed 5,899m at Star and Comet Cut 4/Cut 2 on level 930DDD to convert the lower confidence material portion of Star and Comet Cut 4 footwall mineralisation between levels 850mRL (mRL is equal to metres above mean sea level) and 700mRL to Inferred Mineral Resource classification. The drilling also tested the potential continuity of Star and Comet Cut 2 mineralisation below 500mRL. The assay results from this drilling reported tight intersections of medium and high-grade material confirming the mineralisation along the hangingwall and deeply seated Cut 2 footwall structures. The intersection shows potential continuity of Cut 2 mineralisation below 500mRL.

Mineral Resource delineation drilling completed 4,387m at Star and Comet Cut 3 on levels 931mRL, 896mRL, 846DSP and 881DSP to extend the Cut 3 Mineral Resource below 500mRL. Assay results from 931mRL and 896mRL drilling reported tight intersections of medium grade, hosted within a brecciated massive sulphide unit developed along the contact between Lapilli and Ash tuffs. The intersections confirmed the downdip continuity of the mineralisation on the southern portion of Cut 3 below 700mRL. The drilling also confirmed potential mineralisation continuity below 750mRL on the northern portion of Cut 3 hosted within brecciated massive sulphide developed along the contact between Ash Tuff and BIF. The results from 846DSP and 881DSP returned significant and economic intersections with high-grade inclusions confirming the down-dip continuity of Star and Comet Cut 3 mineralisation below 500mRL where future drilling programmes will be completed to assess the potential for extension of Star and Comet Cut 3.

Mineral Resource delineation drilling completed 3,461m at Star and Comet Cut 5 on levels 1246mRL and 1021mRL to convert the Ridge 8 Mineral Resource from level 1200mRL to 800mRL to Inferred
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Mineral Resource classification and test the down-dip potential below 800mRL. Assay results from this drilling confirmed the mineralisation continuity along the Ridge 8 host structure, hence, warranting Mineral Resource conversion of Cut 5 Mineral Resource model from Inferred to Indicated Mineral Resource classification at levels 1226mRL, 1201mRL, 1176mRL and 1151mRL. Mineral Resource-development drilling is ongoing.

Mineral Resource development drilling (12,358m) was carried out at Star and Comet Cut 3 from levels 931mRL, 896mRL and 881mRL. The Mineral Resource-development drilling on levels 931mRL and 896mRL was aimed at converting the Cut 3 Mineral Resource model at levels 876mRL, 866mRL and 851mRL (northern portion) to Indicated Mineral Resource classification and fence the mineralisation below 700mRL. The Mineral Resource-development drilling on level 881mRL was aimed at converting the Cut 3 Mineral Resource model at levels 841mRL, 816mRL and 791mRL (southern part) to Indicated Mineral Resource classification. Assay results from the Mineral Resource-development drilling at Star and Comet Cut 3 reported medium and high-grade intersections of limited widths, confirmed the mineralisation continuity on the northern portion of Cut 3 on levels 866mRL, 841mRL, 816mRL & 791mRL, hence, warranting extension of additional minable stopes below Star and Comet Cut 3 LOM design. The ore zones are hosted within brecciated massive sulphide unit running along the contact between Ash tuffs and BIF and associated with massive sulphide and intense silica-carbonate-pyrite alterations. The intersections are confirming the boudinage nature of the open-ended ore zones with grade improvement at depth.

Mineral Resource development drilling at Star and Comet Cut 5 (7,126m) was carried out from Level 1246mRL to convert the Cut 5 Mineral Resource model between levels 1226mRL-1201mRL and 1176mRL-1151mRL to Indicated Mineral Resource classification. The drilling results from Star and Comet Cut 5 returned significant and economic intersections confirming the mineralisation continuity along the Ridge 8 host structure, hence, improving the Mineral Resource confidence and warranting Mineral Resource conversion of Cut 5 Mineral Resource model from Inferred to Indicated Mineral Resource classification at levels 1226mRL, 1201mRL, 1176mRL and 1151mRL.

The first round of Mineral Resource-development drilling from surface commenced at Ridge 8 in quarter 2 (3,183m) to convert the Ridge 8 Underground Mineral Resource at level 1176mRL to Indicated Mineral Resource classification and test the extent of the known voids within the area. Assay results from this drilling are returning significant and economic intersections as anticipated in the geological model, hence, warranting the conversion of Ridge 8 Inferred Mineral Resource to Indicated Mineral Resource classification at level 1176mRL. Drilling is ongoing with phase 2 drill plan scheduled to commence in January 2023.

Mineral Resource development drilling was carried out at Nyankanga Underground Blocks 1 and 2 (14,426m) from levels 1075DD and 1050 SP2 (Block 1) and 930 SP6 (Block 2) to convert the Inferred Mineral Resource to Indicated Mineral Resource category. The drilling results at Block 1 confirmed an up-dip continuity of the mineralisation within the Nyankanga shear zone. The mineralisation remains open-ended both up-dip and up-plunge towards southeast, hence, warranting an extension of the stopes towards southeast. The drilling results from Nyankanga Block 2 confirmed the mineralisation continuity along the Nyankanga Shear zone and improved the Mineral Resource confidence to Indicated Mineral Resource category. Also, the results at Block 2 defined open potential targets further down for drilling opportunity to chase the down dip continuity of mineralisation along the Nyankanga Shear zone. Further drilling is required to fully define the down-dip potential within these areas.

Mineral Resource delineation drilling (5,845m) was carried out at Nyankanga Blocks 1, 3 and 4 underground. The lower confidence material drilling at Block 1 was carried out from levels 11075DD and 1050 SP2 to convert the lower confidence Mineral Resource to Inferred Mineral Resource classification as well as testing the potential continuity of mineralisation down the Nyankanga shear/fault zone. Weak, erratic intersections were observed downdip the host structure at Nyankanga Block 1 due to change/lack of geological complexities and weak development of the host structure. Lower confidence material drilling at Nyankanga Block 3 was carried out from level 815 DDW) to test the down-dip continuity and strike extension of mineralisation within the main Nyankanga shear zone and projected seismic structures sitting below the Nyankanga main shear.

At Block 4 (level 960FWD), the BST drilling tested an up-dip continuity of mineralisation within the main Nyankanga shear zone and projected seismic structures sitting below the Nyankanga main shear before the development of permanent underground infrastructure at Block 4_960FWD. The drilling results at
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Block 3 improved the Inferred Mineral Resource while opening potential lower confidence material targets further down the Nyankanga structure both at Blocks 2 and 3. The projected seismic structures continued to show narrow and erratic mineralisation trend downdip along the Nyankanga shear zone. Further planning is needed to chase strike extension of these seismic structures to ascertain their economic potential. No significant mineralisation below the Nyankanga Shear zone was identified at Nyankanga Block 4, and therefore, the area can be used for permanent Underground infrastructure.

Mineral Resource development drilling was undertaken at Geita Hill (49,641m) to create Inferred/Indicated Mineral Resource for underground Blocks 1, 2, 4, 5 and 6 and confirm the designed mine stopes ahead of underground mining developments. Diamond Drilling (DD) from underground platforms was carried out at Blocks 1 & 2 and Mineral Resource definition drilling from surface was carried out at Blocks 3,4 & 5. Assay results from both drilling programmes reported significant and economic intersections from all Blocks, significantly confirming the Indicated Mineral Resource and improvement on the overall Geita Hill underground Mineral Resource. Grade improvements at depth are noticed in most of the Blocks, giving good indications of underground BST potential below the current level of Mineral Resource confidence. At Geita Hill Block 3 (GH3) the ore zones tend to narrow down at depth due to lithological variabilities and depleted zones into the voids. The intersections reported from Block 4 confirmed down-dip continuity and widening up of the orebody compared to the upper portion, hence, setting a good lower confidence material potential downdip. At Block 2 the drilling results continued to define the down-dip extension of the mineralisation below the Indicated Mineral Resource portion of the Mineral Resource model. At Block 1, the assay results are defining open-ended multiple ore zones hosted within the corridors of damage zones.

The first round of Mineral Resource development and delineation drilling programme was completed at Lone Cone (3,197m consisted of 1,248.6m of Mineral Resource-development and 1,948m of Mineral Resource-delineation) to build more confidence on the Mineral Resource conversion from Inferred to Indicated Mineral Resource category as well as lower confidence material to Inferred Mineral Resource. The drilling also tested the potential continuity of mineralisation down the projected Lone Cone shear zones. Assay results this drilling reported significant and economic intersections which added more confidence on the Indicated Mineral Resource as well as confirming an open-ended down-dip continuity of the mineralisation within the host structure, hence, setting up some lower confidence material targets for follow up down the structure. The drilling also enhanced the confidence on the lower confidence Mineral Resource to be promoted to Inferred Mineral Resource category, and in some areas the drilling was able to identify the down-dip continuity of mineralisation to about 200m below the current level of Mineral Resource confidence. In addition, the lower confidence material drilling managed to firm up nearly 300m strike length of the mineralised zone. Further drilling will be planned after sorting out the underground access drive from Nyankanga.

Both Mineral Resource-delineation and Mineral Resource-development drilling programmes were undertaken at Nyamulilima Cuts 1 and 2 pit (24,887m consisted of 22,985.1m of Mineral Resource-development and 1,902m of Mineral Resource-delineation) for further defining the down-dip extension of the orebody and firming up the Indicated Mineral Resource within and along the margins of the pit shell. The drilling was focused on confirming the sensitive parts of the pit design where the April 2022 Mineral Resource model defined regions of high-grade zones that needed further justification to firm up the Indicated Mineral Resource. Assay results received confirmed presence of significant and economic intersections within and outside the currently modelled Mineral Resource and pit design, hence, favouring the drilling objectives and Mineral Resource conversion methodology. The results are warranting for additional lower confidence material and in-pit Mineral Resource-development drilling to expand the declared Mineral Resource and justification for underground potential.

Following these observations, another Mineral Resource-development drilling programme was proposed and undertaken during quarter 2 along the north-western margin of Nyamulilima Cut 2 pit. The drilling was motivated after the release of a new Mineral Resource model for Nyamulilima at the end of April 2022. The Whittle Optimisation which included Measured, Indicated, and Inferred Mineral Resource identified a potential expansion of the pit outside the current design along the North-West section of the pit at a $1,200/oz gold price. The expansion was considered to bring another 150koz of which 35% is Inferred Mineral Resource to Nyamulilima LOM.

The assay results from this drilling phase confirmed the ore zones and triggered another Mineral Resource model upgrade in late September 2022. The new Mineral Resource upgrade confirmed the economic viability of the North-West pit expansion. The cost analysis indicated a breakeven gold price
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sitting around $1,060/oz for this expansion. Using the BP2022 costs and $1,200 gold price, the North-West Expansion showed a potential of 180koz at 2.96g/t of which 21.5% is Inferred Mineral Resource. Using the BP2023 costs and $1,400/oz gold price, the Expansion potential increased to 219Koz at a much lower grade (2.38g/t). However, it should also be noted that the Mineral Resource model upgrade was done while a reasonable number of results were still pending, some of which having a potential to deliver significant intersections to further boost the Mineral Resource numbers in 2023 Mineral Resource model update.

A Mineral Resource delineation drilling programme was carried out at Xanadu to delineate the strike extensions of Xanadu Satellite target towards west and northwest to warrant Mineral Resource conversion to Inferred and Indicated Mineral Resource categories. The drilling along the southeast of the target was intensified, seeking to delineate the downdip continuity of the mineralisation from Nyamulilima Cut 2, while firming up potential zones along strike to Xanadu west. The drilling targeted the zones of complex fracturing and fold geometries while honouring areas along intrusive-BIF contacts. The drilling results from the central parts of the target and areas to the west were discouraging due to intrusion of non-mineralised TTG suites. The assay results along the southeast of the target reported wider mineralised zones containing low and medium grade materials defining the downdip continuity of the Nyamulilima Cut 2 ore zones as well as strike continuity towards Xanadu west. The intersections are hosted in tonalite intrusive. The drilling along the southeast of Xanadu was put on hold to allow detailed interpretation which will define downdip projections of high-grade shoots from Nyamulilima Cut 2.

Mineral Resource delineation drilling is ongoing along the north-west extension of Xanadu, which also forms the south-western extension of Selous satellite target. The drilling within the area was motivated after detailed review of the drilling data from Xanadu Main. The drilling results from Xanadu Main delineated narrow mineralised zones that appear to be discontinuous both along strike and downdip due to wider coverage of the delineation drilling programme and placement of late intrusive complex body which downgraded the potential of the target. Drill cores were re-logged and additional surface geological mapping along road cuts and drill pads were conducted to ascertain the geological model and potential mineralisation controls and possible continuities. Visual observations from the drill holes indicate presence of narrow, but relatively high grade, near surface ore zones hosted in hydrothermally brecciated BIF units and along the contact between BIF and earlier intrusives (tonalite/granodiorite). The anticipated ore zones are associated with strong silicification to quartz-carbonate veins and pyrrhotite and pyrite sulphidation occurring as bedding-parrallel alteration zones, fracture fills and fine disseminations within rock mass. Majority of the assay results from this drilling are pending, but at least one of the drill holes reported a narrow high-grade intersection averaging 3.4m at 5.02g/t from 5.4m confirming the geological concepts. A total of 25,804m were drilled during the year from Xanadu sub-domains.

The first round of Mineral Resource delineation drilling was carried out and completed at Mabe Satellite target to test the mineralisation potential of the area. The programme was intended to test the regional structural framework focusing on testing the interpreted strong NW-SE trending geophysical contrast preliminarily interpreted as a sheared contact between the volcano-sedimentary units and mafic metavolcanics/intrusive bodies located on the northern flats of Mabe Satellite target. In Geita perspective, the sheared intrusive-metasedimentary contacts form primary exploration targeting criterion for gold mineralisation. The drilling also tested the stratigraphy of Mabe Hills for further delineation of the lower confidence Mineral Resource. Majority of the assay results from the northern flanks of Mabe Hills and flat areas to the north of the target reported insignificant gold grades due to lack of favourable host lithologies and alteration haloes related to gold mineralisation.

Another round of Mineral Resource development drilling (Mineral Resource conversion to Indicated Mineral Resource category) commenced at Mabe satellite target close to end of quarter 3. The drilling seeks to convert the remaining portion of the Inferred Mineral Resource of Nyamulilima Cut 2 NW extension which remains open along strike towards Mabe. This drilling carries the potential of expanding the Nyamulilima Cut 2 pit to the NW for another 500 to 700m from the current pit margin. The mineralisation favours a near surface open pit material hosting ore zones ranging between 5 to 10m wide at an average grade of +3g/t along a strike length of about 700m. Drilling is ongoing.

The drilling intersections from previous drilling together with those reported recently from the Nyamulilima Cut 2 pit expansion drilling programme provide more insights in the area to be drilled at a reduced spacing as an initial phase of Mineral Resource conversion to Indicated Mineral Resource classification. Two holes were completed from the first drill section at Mabe and intersected near surface
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multiple zones of hydrothermally brecciated BIF units in contact with tonalite-granodiorite intrusives associated with strong silica-carbonate alterations and pyrrhotite-pyrite sulphides. The breccia zones suggest potential ore zones. Assays are outstanding. A total of 15,517m were completed during the year from Mabe sub-domains.

An initial phase of reconnaissance exploration drilling programme was undertaken at Kibugwe during the quarter to test the prominent NW-SE trending geochemical anomaly identified along the western stretch of Xanadu Satellite target through to Kibugwe PL. Ten drill holes totalling 2,199m were completed. Assay results have been received from two drill holes. The holes tested the two prominent Ridges where rock exposure starts from surface. The overall results were not encouraging, and no significant intersection was identified. The gold grades for the first 20m from surface are looking similar in both holes but being relatively lower than those observed from geochemical surface anomaly. The drilling was kept on hold to allow detailed interpretation and more assay results before concluding for another phase of drilling or abandon the prospect for being barren.

The first round of Mineral Resource development and Mineral Resource delineation drilling commenced close to year end at Kalondwa Hill (1,062m) to convert the existing lower confidence material and Inferred Mineral Resource to Indicated Mineral Resource category. Kalondwa Hill target is located to the southern part of Nyankanga deposit and separated from the Nyankanga Block 5 deposit by the Iyoda faults. Previous drilling identified potential mineralised ore zones which were used to run the Mineral Resource estimation to Inferred category (0.06Moz of Inferred Mineral Resource at an average grade of 3.91g/t). Detailed surface geological mapping and other reviews from geophysical datasets identified three corridors of sub-parallel, brittle-ductile shear zones extending about 0.7km along a NE-SW trend, steeply dipping to the NW and NNW. The current drilling proposal seeks to upgrade this Mineral Resource to an economically mineable pit as well as assessing the potential continuity of mineralisation from the nearby Nyankanga Block 5 underground mine stope and potential opening towards Fikiri-Jumanne satellite targets to the west. Assay results have been received for only one drill hole which reported three narrow mineralised zones at a depth of 156m below surface. The first two zones reported medium gold grades between 2 and 3.7g/t. The lower zone reported narrow but extremely high-grade intersection. The mineralisation is hosted along the sheared BIF-Diorite contact associated with strong silica alteration and fine-grained pyrite disseminations. Drilling is ongoing and more assays are awaited.

Geita Geological map showing Exploration target areas for 2022-2024

Quarternary cover (lake sediments)
Intrusive units
Dolerite dykes
K-rich granitoid (late-tectonic 2600-2620ma)
Felsic porphyry (granite, monzonite, granodiorite)
Felsic gneiss (TTG)
Diorite intrusive complex
Gabbro (based on geophysics)
Greenstone units
Magnetic ferrugenous sediment (ironstone, chert)
Mafic volcanics (metabasalt, meta-andesite, gabbro)
Conglomerate
(Volcano-)clastic sediments (sst, shale, tuff, graph. shale)
2023 Key Expl Targets
AGA - Geita SML 45/99
AGA - Geita PLs 2022
N
Major Open Pit
Shear zones
Trend lines (layering, foliation, shear)
Kifufu
PL 10866/2016
Bukolwa South
PL 10925/2016
Matandani
Kukuluma
Area 3
Chipaka
Nyankanga
Geita Hill
Lone cone
Nyamulilima
Cut 1&2
Star & Comet
Cut 2&3
Ridge 8
SML 45/99
PL 9558/2014
0 1,500 3,000
Meters
390000 395000 400000 405000 410000 415000 420000 425000
9700000 9695000 9690000 9685000 9680000

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Non-drilling exploration works for the year involved detailed prospect scale geological review and surface geological mapping for targets consolidation at Geita Hill East Pit through to Prospect 5 as well Prospect 30, Samena-Fikiri-Jumanne-Kalondwa Hill trend and Nyamulilima. Also some members of Exploration Section accompanied the Global AngloGold Ashanti Greenfields Exploration team to revisit the Greenfields PLs (Nhumbu PL located at Shinyanga and Manjaro PL located at Singida region).

Exploration activities were focused at Nyamulilima (16km2 area) and at the Geita Hill, Star and Comet and Nyankanga underground mines (15km2). Greenfields non-drilling exploration programmes were undertaken at Nhumbu PL located at Shinyanga and Manjaro PL located at Singida region).

Primary data collected includes bulk density, geological data (structure, lithology, alteration, mineralisation), survey data (downhole and collar), gold assay, bottle roll data and multi-element analysis data from Reverse Circulation (RC) and DD.

The data capture process is completed in accordance with in-house guidelines aligned to the AngloGold Ashanti company guidelines.

All data is captured into Core FusionTM database which is validated bi-weekly and monthly basis to ensure that the collected data is accurate and validated. User access to the data is regulated. The database is regularly backed up both on-site and to Corporate Office servers.

No data from surrounding properties was used for geological interpretation, geological modelling or Mineral Resource estimation. However, when AngloGold and Ashanti merged in 2004, exploration data was inherited from Ashanti. The Ashanti database was a merge from Ashanti Goldfields who owned Geita Central Trend, Anglo American who was the owner of Nyamulilima Trend and Samax Resources Limited who owned Kukuluma Trend. During the merge of AngloGold and Ashanti Goldfields, a full data validation exercise was conducted as per in-house standard procedures before import into the database and incorporation into the geological and Mineral Resource models.

7.2Drilling techniques and spacing

Both DD and RC drilling are undertaken. The average depth of drilling is variable depending on the objective of the drilling programme. In summary, RC drilling techniques are used for surface exploration, and surface and underground grade control. DD with NQ sized core is used for surface and underground exploration, and NQ and LTK sized core for underground grade control. Further details for each technique are presented below.

DD:
•Type - Standard rod
•Core is orientated with the ACT Digital orientation tool during drilling and core is then aligned and marked on a "V" Rail/Angle Iron during core processing
•Down hole surveys are completed using Reflex and Champ gyroscopic downhole survey instruments
•Core Diameters are HQ/NQ2/LTK

RC:
•No orientation, RC chip samples collected rotating cone splitters
•Down hole surveys are completed using Reflex and Champ gyroscopic downhole survey instruments
•RC drill hole diameters are 5.2 to 5.5 inches

Core logging (logging) is conducted as per in-house procedures which are compliant with AngloGold Ashanti geological logging guidelines. The logging is completed with sufficient detail on lithology, structure, alteration, mineralisation, geotechnical and rock mass quality to support the geological modelling, estimation, mining, metallurgical and technical studies required, and for Mineral Resource and Mineral Reserve estimation.

DD half-core is retained and stored in the Geita core yard for future reference and re-logging, sampling and assaying as required. RC sample chip trays are stored for future reference and re-logging, and RC bulk/reject samples are stored for 3 to 6 months and discarded once assays are received and validated.

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Logging is both qualitative and quantitative. All diamond drill core is oriented for collection of structural and geotechnical data. Core photography is conducted as per Geita’s in-house procedures and is electronically stored. Logging is completed for the entire length of all completed drill holes.

All exploration drill holes are set up using Azi Alignment tools or survey control, with surveying at 6m to confirm correct hole trajectory after collaring. Downhole surveying is typically completed at 30m intervals as the drill hole progresses, with a final end of hole (EOH) survey completed. Downhole surveys are collected using north seeking gyroscopic downhole survey instruments. The survey results are sent electronically to the project geologists who verify the surveys and prepare data for import into the FusionTM database.

Drill hole spacing over the Geita projects is variable, where drilling at Geita varies from 20/25m x 20m grid for Indicated Mineral Resource and 40/80m x 40m for Inferred Mineral Resource. Drilling to Measured Mineral Resource is typically completed as grade control drilling to 12.5/10m x 10/5m spacing. Only RC and DD drilling is used to update Mineral Resource models at Geita.

Details of average drill hole spacing and type in relation to Mineral Resource classification

Category	Spacing m (-x-)	Type of drilling
		Diamond	RC	Blasthole	Channel	Other
Measured	10x10,10x15	Yes	Yes	No	No	No
Indicated	10x10, 10x15, 20x20, 25x15, 25x40, 40x20, 40x40	Yes	Yes	No	No	No
Inferred	20x20, 40x40, 50x40, 50x50, 80x40	Yes	Yes	No	No	No
Grade Control	5x10, 10x5, 10x15	Yes	Yes	No	No	No

7.3Results

The geological data used to carry out the geological interpretation and geological modelling are extracted by the project geologist from the FusionTM database. Primary information to plot the drill holes trace are the collar, downhole survey, lithology and assay tables. The secondary tables to supplement the interpretation are the structure, alteration and mineralisation tables. 3D data viewing, validation, interpretation, and modelling are conducted using LeapfrogTM and Datamine®. The project data can still be further integrated with geophysical data using a 2D based ArcGIS® software. Drill plans and sections are printed as hard copies for detailed geological interpretation on a light table. Once completed, they are scanned and digitised to continue with interpretation and 3D modelling in LeapfrogTM and Datamine®.

No drilling results relating to the Mineral Resource model areas have been excluded from use in Mineral Resource estimates. Both DD and RC samples are used for Mineral Resource calculations at Geita as these methods are believed to provide good quality samples. Assay results from the laboratory are accompanied by Certificates of Analysis for each batch.
Assays are validated and imported into the FusionTM database as they are received, and the import notification is automatically generated to notify pass or failed batches. The laboratory is notified on the failed batches and re-assay is completed. Quality Assurance and Quality Control (QA/QC) reports are generated on weekly, monthly, quarterly, annually and for specific Mineral Resource model estimates. Geological models are routinely validated and updated as drilling progresses, and final review is conducted prior to Mineral Resource model updates. Exploration results are communicated on weekly, monthly, quarterly, and annual basis through site and corporate reporting frameworks.

7.4Locations of drill holes and other samples

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SE-NW Nyankanga underground - 2022 exploration drilling intersections (long section looking southwest)

E-W Geita Hill underground - 2022 exploration drilling intersections (long section looking south)

E-W Geita Hill underground 2022 exploration drilling locations and drilling forecast (long section looking southwest)

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SE-NW Star and Comet-Ridge 8 underground-2022 Exploration drilling locations and some significant intersections (long section looking southwest)

SE
NW
S&C Cut3-Ridge8 Gap
(Cut5)
S&C Cut3
S&C Cut2
Ridge8
1500 Elev
1000 Elev
500 Elev
6000 E
5500 E
5000 E
4500 E
Au above 2 g/t
(pre-2022 drilling)
Au above 2 g/t
(2022 drilling)
Ridge 8
Historic Voids
(1934 – 1966)
Underground design
Advance Underground
infrastructure
Planned & Ongoing 2022-2023
Drilling programs

7.5Hydrogeology

Geita does not use laboratory techniques to test for groundwater flow parameters. Groundwater flow parameters are not laboratory-derived, they are determined from field tests such as pumping tests, packer tests and falling head tests. In these tests the changes in water level over time in a pumping drill hole, together with measurements of water level response in surrounding piezometers (water level monitoring drill holes), are used to determine the hydrogeological parameters of an aquifer, i.e., the permeability (K), transmissivity (T) and storage or storativity (s) of the lithology through which groundwater is flowing in response to a flow gradient (i). Pumping tests are carried out comprising Step-Tests, Constant Discharge (or Constant Head) Test, followed by a Recovery Test. These are standard tests used by hydrogeologists to determine aquifer parameters where the data from the tests are collated and assessed using industry standard equations such as the Theis DuPuit and Thiem equations applied to Darcy’s Law.

Routine rainfall measurements are taken from gauging stations across the Geita site. These data are used to determine surface flow and groundwater recharge rates based on surface catchment runoff and groundwater infiltration rates using Excel spreadsheets and applying models such as CRD (Cumulative Rainfall Departure) and OPSIM (Operational Simulation of Industrial water Management and natural resource systems). Seasonal rainfall is compared to long-term site average conditions and predicted conditions (global meteorological forecasting models). Site dewatering pumping rates are set to cater for average as well as extreme events using pit stage curves to determine expected ingress volumes of water to the open pits based on average and extreme events. Open pit sump dewatering pump availability is set to enable pumping out a 1:100 RI event within 30 days.

Surface water flow monitoring and site water balances are carried out using data from flowmeters and flow gauges (such as a V-notch weir) and data is collated and assessed in Excel spreadsheets as well as using software packages such as OPSIM. This is an integral component of routine water flow and storage monitoring and management at Geita to ensure operational efficiency (maximise re-use of water) and mitigate risks (e.g., inrush and inundation of underground workings from an extreme rainfall event).

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Surface water and groundwater quality monitoring is routinely carries out by the environmental section at GGM to ensure quality compliance to the mining licence and national standards. Samples are collected and analysed at accredited laboratories for indicator parameters and compared with water use and discharge standards. Standard QA/QC and strict chain of custody procedures are followed. The hydrogeology section routinely makes in-field water quality tests for basic indicator parameters (salinity and pH). Water quality results are collated and assessed for compliance to, or deviation from, relevant standards and remediation measures put in place if required.

Surface (open pit) mining is carried out at Nyamulilima pit where implementation of de-watering infrastructure has been commissioned in 2022.

All underground operations are accessed from within their respective open pit shells, where the mined out open pits are used for water storage from both surface and underground water sources.

Pumps and related infrastructure for the underground dewatering are managed by Underground Engineering and the pumping rates and targets are managed by the Hydrogeology Section of the Mine Technical Services Department on site.

A summary of the underground water supply and dewatering is outlined below:

As underground workings are developed, sumps are constructed, and dewatering pumping is done via stage-lifts to surface where water is discharged into the respective pit lakes/sumps for re-use/recycling for mining operations.

Star and Comet underground water supply rate approx. 9l/s from open pit pumps. Outflow from underground is discharged to the Star and Comet Open pit and recycled.

Nyankanga underground operations supplied at approx. 19l/s from the mined out Lone Cone open pit.

Dewatering is discharged from underground operations into the Nyankanga open pit sump. Geita Hill underground water supply is from water stored in the pit lake as well as pumping of a void dewatering drill hole (approximately. 4l/s). Underground water is discharged into Geita Hill open pit lake/sump and transfer pumped to Lone Cone pit for storage and re-use for GGM mining and ore processing operations.

Cover drilling is carried out at all underground operations ahead of 'blind' development zones, supervised by the Geotechnical Section.

Any underground water intersections (water-bearing structures) are reported to and monitored by the Hydrogeology and Mining and Geotech are advised on which water management strategies to implement (whether to grout or allow self-draining into the underground sumps).

Any significant water intersections reported by Geology Department during exploration drilling activities, are reported to Hydrogeology and monitoring of water flows initiated together with water management strategies.

The majority of water-bearing structures intersected are left open and drain with time. Depending on operational requirements some of these intersections are sealed using a Van Ruth plug which is removed once development has proceeded to allow gravity drainage. This is the preferred method to minimise piezometric pressure build-up around underground workings.

The rock mass in general has a low permeability (0.0001 - to 0.1m/d determined from Pumping Tests) with limited secondary structures in the rock mass.

Laboratory testing is not carried out for determining hydrogeological characteristics.

Site water balance is carried out on a routine (weekly) basis or for simulation modelling using OPSIM.

At GGM the annual evaporation (approximately 1,300mm) exceeds the annual rainfall (approximately 1,000mm).
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Geita region catchments and monitoring points

G-SW9
Mtakuja River
G-SW30
G-SW20
G-SW86
G-SW19
G-SW105
G-DW32
G-SW23
G-SW12
G-SW99
G-SW43
G-SW47
G-SW16
Geita Hill
G-SW109
G-SW11
G-SW17
G-SW82
G-DW24
G-DW29
G-SW6
G-SW15
G-SW8
Nyankanga
Chipaka
Matandani
Kukuluma
G-SW34
G-SW33
G-SW24
G-SW113
G-SW112
G-SW111
Star & Comet
Lukalanga Stream
G-SW22
Mbonyamakalai Stream
Nyamasongo Stream
LEGEND
Surface Water Monitoring Points on Robert Pit North SubCatchment
Surface Water Monitoring Points on Mabubi River SubCatchment
Surface Water Monitoring Points on Mtakuja SubCatchment
Surface Water Monitoring Points on Kukuluma SubCatchment
Stream or River Flow Direction
Streams and Rivers
Dam
TSF
WRD
Pits
Potential_ASM
GGM Project Area
Basin
Infrastructures
Dam
Watershed
ASM_Pits
Water_Distribution
ASM Potential
Mtakuja River SubCatchment
Robert North SubCatchment
Rober Pit South SubCatchment
Nyamkwakule SubCatchment
Kukuluma SubCatchment
Bugulula Stream SubCatchment
Mabube River SubCatchment
Geita Forest Reserve
N
W
E
S
Source: Shapefiles from GGM (2022) and Google Map(2022)
Drawn by: MTL Consulting (2022)
Title: SubCatchments and Surface Water Monitoring Points
Datum: WGS 1984 UTM Z36S
Km
0 2 4 8 12 16

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Water levels in open pit sumps / pit lakes (Geita Hill West, Nyankanga, Lone Cone and Star + Comet Pits), as well as Nyankanga Dam are routinely measured.

Open pit water levels are maintained at an elevation below the lowest portal to underground workings that provides adequate buffer to contain rain/storm water inflow during extreme events (1:100 RI), to prevent inrush or inundation.

Summary of open pit dewatering:

•Open pit dewatering is carried out to ensure dry mining operations, prevent flooding of equipment and to prevent water inrush or inundation of entrances/portals to underground workings.
•Nyankanga dewatering pumping rate approx. 150m3/hr and stage-pumped to Lone Cone pit for re-use in mining operations and Process Plant.
•Similarly, Geita Hill West pit is dewatered at a rate of approx. 160m3/hr and stage-pumped into Lone Cone Pit for operational use.
•Nyamulilima open pit dewatering commenced during 2022.

A new dam has been constructed at Nyamulilima for purposes of storing water pumped from Nyamulilima Pit (dewatering operations). This water will be used for dust suppression.

7.6Geotechnical testing and analysis

Geotechnical information that has been collected from laboratory testing and field measurements include:

•various lithologies and alteration types present and their distribution within the deposit
•structural data regarding the location, orientation, length, spacing and character of infilling material for faults, defects, and veins
•strength properties of intact rock and of fresh and saw-cut joint planes

Geotechnical core logging is undertaken primarily to obtain information that can be used to determine the engineering properties of the rock mass, which is essential for open pit and underground mine design. The engineering properties of the rock mass determines behaviours and response of the rock mass when benches, slopes, tunnels and stopes are excavated in them. The data gathered from geotechnical logging forms the basis for determining the stable slope, stope and pillar size design parameters and design for stope and development ground support.

The following geotechnical parameters are collected from geotechnical logging:

•Material strength and anisotropy estimates
•Quantity of defects
•Strength quality of defects, and
•Orientation and geometry of structures

Geotechnical field mapping is done to identify structures and rock masses that can have a material impact on production:

•Major structure mapping, which involves collecting data about large structures that may affect the overall design of the underground mine or inter-ramp/overall slopes or multiple developments and/or stopes; and
•Cell mapping, which involves collecting relatively small structures that may affect a single bench, development, or stope

The mapped structures are projected to interim and final benches, inter-ramp and overall slopes for the open pits, and onto development and stope designs for the underground to identify possible failure geometries before they are exposed.

Laboratory testing of rock material is undertaken to give confidence to the rock mass strength properties that are estimated from rock mass classification systems. Laboratory testing techniques used at GGM
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include uniaxial compressive strength (UCS), triaxial compressive strength and direct shear testing to some extent. Historically, the mine has utilised accredited rock testing laboratories to undertaking laboratory testing. However, in the recent past, the company has setup an inhouse rock testing laboratory with the aim of doing some of the initial testing in house

Rock sampling and testing procedures are used as part of quality control and assurance to ensure the samples are collected and prepared correctly and also to ensure that testing is done in accordance with International Society of Rock Mechanics Commission on Standardization of Laboratory and Field Tests (1978). The collected data (laboratory and field) is validated and stored in secure site databases and a central companywide geotechnical database.

The results of laboratory testing at Geita show that the rock strengths in all the deposits (i.e., Nyankanga, Geita Hill and Star and Comet) are generally greater than 100MPa, which equates to a R5 grade and very strong rocks.
The strength parameter results for the major lithologies per deposit are summarised in the tables below.

Strength parameter results for the major lithologies per deposit

Nyankanga:

Lithology	UCS Strength
	Mean (MPa)	Standard Deviation (MPa)
BIF	144.74	80.27
DPH	108.58	39.54
QFP	52.09	24.21
TUFF	189.11	63.98

Geita Hill:

Lithology	UCS Strength
	Mean (MPa)	Standard Deviation (MPa)
BIF	194.81	69.02
DPH	108.00	32.37

Star and Comet:

Lithology	UCS Strength
	Mean (MPa)	Standard Deviation (MPa)
BIF	214.48	101.04
DPH	367.32	101.87
QFP	344.67	156.33
8.Sample preparation, analysis and security

8.1Sample preparation

Drilling samples are collected from RC and DD drilling methods.

Samples from RC drilling are collected at 1m intervals using rotating cone splitters, with approximately 3kg collected in calico sample bags, and bulk reject sample collected in plastic sample bags (in case re-assaying is required).

For DD, the samples are collected from half-core at an average of 1m interval, but the sampling interval can change based on geological observations (change in rock type, alteration, mineralisation, structural fabrics in the rock mass or core loss). The minimum sample length from drill core is 0.5m and up to a maximum length is 1.5m as per Mineral Resource estimation guidelines. The majority of exploration DD uses NQ size drilling equipment. The half-core is placed in calico sample bags.
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Grab samples are collected during geological mapping at the geologist's discretion and from underground face mapping, however, are not used in Mineral Resource estimation.

Portable X-ray fluorescence analysers (pXRF) handheld instruments are used to collect in-situ simultaneous multielement analysis outside the confines of a laboratory, and handheld hyperspectral (TerraspecTM) scans are completed for geometallurgical studies from selected pulverized sample returned from the assay laboratory. For DD core, samples are collected from half-core at 1m intervals, with niche samples as required to honour lithological contacts and other geological observations. DD is typically NQ size.

Rotating cone splitters (Sandvik RotaportTM) are fitted to RC drill rigs for sampling through which the samples are collected at 1m intervals, collecting approximately 3kg of sample for assaying.

For Mineral Resource estimation, samples are composited to 1m intervals (with a minimum composite length of 0.5m) for Mineral Resource estimation.

Geological logging is completed for RC and DD to describe rock type - lithology, mineralisation, alteration, texture, grainsize, vein systems and lithological profiles (oxide/transition or fresh rock).

Structural and geotechnical logging is completed on all DD core for structure, rock mass characterisation, rock quality designation (RQD) and core recovery. All DD core are oriented where possible.

Bulk density is routinely collected from DD core using water immersion method, with measurements taken at 1m intervals.

Gold mineralisation is determined by fire assay, with samples collected from the entire drill holes.

Geometallurgical data collection includes routine bottle roll test work of mineralised zones to determine recovery, and hyperspectral scanning and pXRF analysis of assay pulp reject material is undertaken for geometallurgical project work.

Routine metallurgical test work is undertaken to monitor recovery and hardness, and specialist test work is completed for new ore bodies.

Drill hole planning takes into consideration the geometry of each ore body to ensure that the drill hole - ore body intersection is as close to perpendicular as possible.
When reporting exploration results if true width intercepts are not possible, intercepts are noted as "downhole width, true width not known".

DD core samples are generally retained throughout the LOM and beyond. If a need to dispose of DD core arises, a disposal permit is requested from the Ministry of Energy and Minerals, typically limited to DD core related to mined out volumes.

RC samples (chips) are generally also retained until mined out, and if they need to be disposed of, the disposal process follows the company's environmental waste management protocols. RC bulk and reject samples are collected and stored for 3 to 6 months and discarded once assays are received and validated.

In-house standard procedures (developed in line with AngloGold Ashanti Sampling Guideline Rev 1.04 2019) are in place to ensure optimal sample recoveries through DD core recovery logging and mass balance studies for RC drill samples. Mass balance sampling of RC sample intervals requires routine testing of selected drill holes (target 10%) where the entire sample interval is weighed and compared to theoretical volumes and weights to determine RC sample recovery.

NQ2 (50.7mm core diameter) and HQ (63.5mm core diameter) sized DD drill samples are generally cut with core saw and half is submitted as half-core for sampling and analysis. LTK60 (44mm core diameter) sized DD drill core, generated from underground grade control drilling, is sampled as full core.

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RC samples are taken at 1m intervals and are split using rotating cone splitter attached to the RC drill rig. DD and RC Samples are composited to 1m intervals (with a minimum composite length of 0.5m and maximum sample length of 1.5m for diamond core) for Mineral Resource estimation.

NQ2 and HQ sized DD drill samples are presented to the laboratory as 1m, half-core samples (LTK sized core is sampled as full core from grade control drilling) which are oven dried (12 hours at 104°C), then crushed to 90% passing 2mm, samples are split to approximately 0.5kg to 1kg and pulverized to 90% passing 75µm.

RC samples presented to the laboratory as air dried, approximately 3kg samples which are oven dried (12 hours at 104°C), then crushed to 90% passing 2mm, samples are split to approximately 0.5 - 1kg and pulverized to 90% passing 75µm.
A 40g (site laboratory) or 50g (Mwanza laboratory) sample of pulverized material is assayed by fire assay with an AAS finish.

8.2Assay method and laboratory

All exploration, infill drilling and grade control samples are assayed by African Assay Laboratories Tanzania Limited owned by SGS group. The African Assay Laboratories Tanzania Limited is ISO 17025 accredited by SANAS. The Accreditation Number is T0470, and the registration number is TIN 100-139-677. African Assay Laboratories Tanzania Limited operates the Geita onsite laboratory and a commercial laboratory in Mwanza, Tanzania.

Gold is determined using fire assay with an AAS finish. This is considered a total assay for gold. The Mwanza laboratory completes 50g fire assays and the Geita onsite Lab completes 40g fire assays. The detection limit is 0.01 ppm in both cases.

Gravimetric finish is used for samples returning assays in excess of 5g/t and screen fire assay for all samples returning values in excess of 20g/t (this is a QC measure to check for the presence of coarse gold). ICP12B by ICP (32 Elements) is used for multi element analysis and conducted on mineralised intervals.

8.3Sampling governance

Sample collection strictly adheres to AngloGold Ashanti Sampling Guideline Rev 1.04 2019, and collection controlled as per in-house sampling protocols and procedures which are aligned to AngloGold Ashanti standards and guidelines for sampling, assaying and QA/QC. It involves the secure packaging, labelling and transportation of samples to laboratories. Laboratories send an electronic reconciliation of samples received. Thereafter, assay results are reported electronically and captured into the FusionTM database.

A full QA/QC programme is in place to monitor the sampling process to ensure quality and sample representivity.

This programme includes:

•Mass balance for RC sampling and core recovery measurements
•Internal and external QA/QC checks and analyses as per AngloGold Ashanti and in-house QA/QC protocols
•Monitoring and supervision of drilling activities (quality assurance) by a dedicated geology representative
•Monitoring the assay laboratories' performance (through regular audits and inspections)

Results of the above monitoring programmes are rigorously tracked through internal weekly and monthly reporting systems.

Data is electronically stored in the Fusion™ database with built-in QC controls to prevent duplication, overlaps and gaps. Onsite database personnel conduct daily, weekly and monthly database health
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checks on the imported data to ensure validated and accurately captured data. Assay data is managed and controlled as per in-house QA/QC protocols which are aligned to AngloGold Ashanti standards and guidelines for sampling, assaying and QA/QC.

The FusionTM database is a SQL database, and is hosted on secure servers, with routine backup functionality.

Audit processes include internal and external audits. Internal audits are conducted generally on an annual basis whilst external audits are conducted every two years.

8.4Quality Control and Quality Assurance

QA/QC procedures and protocols are in place and are aligned to the AngloGold Ashanti QA/QC guidelines. Control materials employed include certified reference materials (CRMs), coarse and pulp blanks, coarse rejects and duplicates which are used to monitor precision, accuracy and bias of assays during sample preparation and analytical procedures.

Other methods include particle size analysis, gravimetric analysis and screen fire assay analysis. QA/QC was conducted on exploration, grade control and underground activities. An illustration of the workflow with regards to holes generation, QC insertion, laboratory processes and quality assurance protocols is shown below.

Geita Gold Mine Assay Quality Assurance Workflow

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HARD Plot CRM

Percentile-Rank Relative Difference Plot
SGS Geita
Standards (CRM) by Ore Grade 2022
Waste
High Grade
Medium Grade
100%
90%
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Relative Difference % (HARD)
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Percentile Rank %

HARD Plot Pulp Duplicates

Percentile Rank - Relative Difference Plot
SGS Geita LAB
Pulp Duplicates 2022
Geita Hill UG
Nyamulilima Surface
Nyankanka UG
Star and Comet UG
% Relative Difference
100%
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% Percentile Rank

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HARD Plot Field Duplicates

Percentile-Rank Relative Difference Plot
SGS Geita LAB
Field Duplicates - 2022
Nyamulilima OP RC
Nyankanga UG RC
Geita Hill UG_RC
Nyamulilima EXP RC
Star & Comet UG RC
Relative Difference %(HARD)
Percentile Rank %
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HARD Plot Check Assays

Percentile Rank - Relative Difference Plot
Checkassays SGS Mwanza vs SGS Geita LAB
2022
Geita Hill UG
Nyamulilima Surface
Xanadu Exploration
% Relative Difference (HARD)
100%
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8.5Qualified Person's opinion on adequacy

Exploration samples are adequately monitored and prepared to undergo laboratory tests. An initial process to prepare the samples for dispatch to the laboratory begins at exploration core yard. Samples are confirmed and identified with sample numbers and reconciled with drilling and sampling records. Once samples are confirmed in order, commercial and non-commercial quality control materials - blanks and standards are inserted for QA/QC purposes.

Samples transported to Mwanza Laboratory (outside the mine site) undergo security check at sample yard by government officials and sealed in a closed truck using the government seals. Samples processed onsite are transported to the site laboratory, and for both laboratories follow comprehensive sample transport procedures.

The receiving laboratory sends back the electronic reconciliation report confirming the samples received. At the laboratory, assaying is completed and follows analytical procedures aligned with industry and AngloGold Ashanti standards. Assay results and Certificates of Analysis are sent electronically to the client, and QA/QC verification is completed before assays are loaded to the company's database for geology and mine planning use.

GGM completes routine site laboratory visits to check compliance to industry best practice and AngloGold Ashanti standards.

No analytical procedures are used at GGM that are not part of conventional industry practice.

9.Data verification

9.1Data verification procedures

Exploration drilling is done as per approved drill planning proposals. The drilling data is captured and loaded into FusionTM database while the assay results are validated and loaded as soon as they are received. The database report is extracted after every two weeks for review and progressive validation. A summary form is completed and signed-off by the exploration manager confirming that the data recorded is reasonable, and that the missing information is recorded and addressed to the responsible project geologists for completion.

9.2Limitations on, or failure to conduct verification

No limitations are identified for data verification.

9.3Qualified Person's opinion on data adequacy

The data provided in this report is considered accurate, and exploration data used for Mineral Resource estimation is prepared to a high standard, and in accordance with the Guidelines for Reporting.

10.Mineral processing and metallurgical testing

10.1Mineral processing / metallurgical testing

Mineral Resource model recovery estimates are based on appropriate levels of metallurgical test work performed on DD core samples. GGM is an on-going operation and Mineral Resource model predictions are reconciled to the actual process plant recoveries. The Mineral Reserve is currently stated on material from the same areas that are currently being mined and fed to the process plant. Nyamulilima open pit ore has added to the current feed blend.

10.2Laboratory and results

SGS African Assay Laboratories Tanzania Limited laboratories located onsite at GGM process grade control drilling samples and metallurgical samples from the process plant. Exploration drilling samples
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are processed by SGS at Mwanza. The process plant uses Nesch Mintec Laboratory in Mwanza for project metallurgical work. AMTEL Canada and Australian Laboratory Services (ALS) Australia are used as required for ore characterisation.

Routine assaying is conducted for gold by fire assay methods. Base metal assaying is conducted routinely on exploration and grade control ore zone samples where no metallurgically deleterious elements are present in concentrations that have potentially negative effect to recovery.

Silver is present in the ores at Geita accounting for 7% of bullion for Star and Comet / Nyankanga blended ores. Silver increases to 10% of bullion in Nyankanga / Geita Hill blends. Presence of silver is not considered deleterious to metallurgical recovery.

Kukuluma and Matandani transitional and sulphide ores (declared as Mineral Resource only) are refractory with recoveries of ~60% from preliminary test work (reflecting current process plant configuration) completed between 2011 and 2015. The Kukuluma and Matandani ores will require alternative processing method to be determined to increase recovery and economic potential.
10.3Qualified Person's opinion on data adequacy

The laboratory data provided in this report is considered accurate and determined using conventional analytical techniques and procedures for exploration and grade control drilling and for metallurgical sampling for the process plant.

11.Mineral Resource estimates

11.1Reasonable basis for establishing the prospects of economic extraction for Mineral Resource

Appropriate modifying factors have been applied to the modelled grade and tonnage to account for anticipated dilution and ore loss in determination of the Mineral Resource and Mineral Reserve. Open pit Mineral Resource and Mineral Reserve are supported by optimised pit shells and designs, while underground Mineral Resource and Mineral Reserve are supported by the sufficient designs and modifying factors. Sufficient work has been done to determine the prospect for economic extraction.

Open pit mining at Geita, located at Nyamulilima (22km from process plant), is by conventional truck-and-shovel open pit mining method. The open pit mining is conducted using Geita owned, operated, and maintained fleet. Capital Mining Services Tanzania Limited provides production drilling services and Orica provides blasting services. Underground mining commenced at Star and Comet in 2016 while at Nyankanga the operations started in 2017 using the services of an underground mining contractor. In 2018, Star and Comet became an owner operator operation, whilst Nyankanga and Geita Hill are mined using the services of an underground mining contractor. Stope mining is by a combination of longitudinal and transverse open stoping. Ore is hauled from the Nyamulilima open pit (22km) and from Star and Comet (17km), Nyankanga (4km) and Geita Hill (2km) underground operations to the central ROM pad by the Geita surface mining fleet.

Geita ore processing method is via conventional CIL process. The CIL plant has a throughput capacity of ~5.2Mtpa. The circuit contains a primary gyratory crusher, secondary and tertiary crushers, a semi-autogenous grinding (SAG) mill, ball mill and 12 leach tanks. This is coupled with a gravity circuit through two Knelson concentrators. In planning, the plant feed blend based on material, hardness, grade, and sulphide content are considered to optimize throughput and recovery. Ore from Nyankanga (90.7%) and Nyamulilima (92%) have recoveries greater than 90%, however Geita Hill (87.2%) and Star and Comet (Cut 2 88.3%, Cut 3 88.4%, Cut 5 80.4% and Ridge 8 80.4%) ore have lower metallurgical recoveries. When blended with Nyankanga and Nyamulilima ores, at up to 30% in blend, recoveries above 87% are maintained in the blends, with a metallurgical recovery of 91.6% recorded for 2022. A comprehensive strategy is in place to manage ore blending in the LOM.

Geita has an established 5.2Mtpa CIL processing plant capable of processing hard ore. The Nyankanga open pit mining was completed in October 2020. Starting up of the Nyamulilima open pit in 2021 allows for 5.2Mtpa to be maintained, hence, no modifications required to the processing plant. GGM also has an established TSF with sufficient area to construct wall raises every three years to accommodate
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planned future production. A full workshop facility is in place to support the maintenance of all types of machineries (heavy and light mining equipment) and all types of supporting light trucks and light vehicles available on site. The mine also runs its own 36MW diesel generation power plant at full capacity and a 25km length water supply pipeline from Lake Victoria for water supply to the mine. Mine dewatering provides additional water for process plant and mining operations, and recycled tailings water is returned to the process plant. Contractor infrastructure supported on the mine site includes workshops for the production and exploration drilling contractors, workshops for the underground mining contractor, a plant for the explosives supplier as well as samples analysis laboratory. Geita has further support infrastructure in place including a mine village, medical facility, mine store, administration buildings, food catering facility and an airstrip.

The Geita SML has been granted and Geita has legal permission to mine the Mineral Resource and Mineral Reserve. SML number 45 of 1999 with initial period of 25 years has been obtained to mine the portion of the Mineral Resource and Reserve. For the part of SML that falls within the forest reserve Geita has been granted permit number FD/RES/GEITA/44 to mine in Geita forest reserve.

There are no anticipated environmental or social factors that are a risk to an economic extraction of the declared Mineral Resource and Mineral Reserve. Mining Permits are in place for all operations, with an EIA for Nyamulilima open pit and Underground Mining Permit for Geita Hill being recently approved by the Mining Commission. Costs for environmental rehabilitation and social sustainability projects are included in the optimisation cost model and modifying factors. Land compensation demands and speculations are being constantly monitored on site and attended to as they arise. Covid-19 pandemic has been well managed at the site but has future potential to impact operations, through reduction of manpower and technical personnel in times of widespread infection.

No marketing parameters are significant in determination of the Mineral Resource and Mineral Reserve, however cost of selling and refining gold are included in cost models and modifying factors.

The Mineral Resource is declared at an assumed gold price of $1,750/oz. The Mineral Reserve is declared at an assumed gold price of $1,400/oz.

These gold prices are considered reasonable assumptions based on the recent historical gold price. Capital and operating costs used in cost models are based on projections of actual operating costs and the anticipated capital (for example for the mining fleet, TSF or asset integrity) required to sustain the production.

At the time of compiling this report, there were no material risks identified that would prevent economic extraction of the Mineral Resource and Mineral Reserve. GGM does have a risk management process in place whereby operational risk is identified, mitigated, and managed. This risk register (AuRisk) is managed by Corporate, and internally reviewed, audited and updated quarterly/annually. An independent external Mineral Resource and Mineral Reserve audit was undertaken in 2019 and found no fatal flaws in process or output. In 2020, an internal Mineral Resource and Mineral Reserve audit was undertaken and found no fatal flaws in process or output. A comprehensive external audit was completed by SRK Consulting in December 2022 and found no significant flaws in process or output.

11.2Key assumptions, parameters and methods used

Both Mineral Resource inclusive and Mineral Resource exclusive of Mineral Reserve is disclosed. The selected point of reference is 31 December 2022.

The Mineral Resource exclusive of Mineral Reserve ("exclusive Mineral Resource") is defined as the Inclusive Mineral Resource less the Mineral Reserve before dilution and other factors are applied. The exclusive Mineral Resource consists of the following components:

•Inferred Mineral Resource, including that within the Mineral Reserve design or stope shape
•Mineral Resource that sits above the Mineral Resource cut-off grade but below the Mineral Reserve cut-off grade that resides within the defined Mineral Reserve volume
•Mineral Resource that lies between the LOM pit shell/mine design and the Mineral Resource pit shell/mine design (this material will become economic if the gold price increases)

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Mineral Resource where the technical studies to engineer a Mineral Reserve have not yet been completed.

For the open pits, the mineralisation boundaries for the individual deposits are defined from detailed logging of all geological drill holes. This information is validated and then used to create a 3D model. The geological model is subsequently populated with an appropriately dimensioned block model. Ordinary kriging is used to interpolate values into the blocks. Localised Uniform Conditioning (LUC) is used to generate a recoverable Mineral Resource model which estimates the proportion of ore that occurs above the Mineral Resource cut-off grade assuming a specified selective mining unit (SMU). The open pit Mineral Resource is reported within a $1,750/oz optimised pit shell and above the calculated mineralised waste cut-off grade per pit.

For the underground Mineral Resource, the geological model and the mineralised boundary are generated in the same way as for the open pits. However, a high-grade wireframe is delineated within the broader, lower grade mineralised envelope. In this instance, all geological controls are adhered to when determining this domain. Ordinary kriging models are then constructed within the low and high-grade domains and numerous validation exercises are completed to ensure robust estimates are achieved. The ultimate open pit designs are used as the limiting boundaries between open pit and underground during model compilation. The underground Mineral Resource is reported inside a mineable shape optimiser (MSO) volume generated using a determined underground cut-off grade for each deposit. The underground stopes and development are evaluated using the ordinary kriging models and the open pit designs are evaluated using the LUC models.

Stockpiled material above mineralised waste cut-off grade is included in the Mineral Resource. The Geita Mineral Resource is reported as in-situ Mineral Resource, as located at the Geita open pit and underground operations.

Parameters under which the underground Mineral Resource was generated are summarised below

Cost Inputs	Unit	Nyankanga UG	Cost Inputs	Unit	Nyankanga UG	Cost Inputs	Unit	Nyankanga UG	Cost Inputs	Unit
Ore mined*	k tonnes	2,027	6,369	991	497	2,076	2,988	2,825	3,213	6,087
Total material mined**	k tonnes	2,762	8,443	995	497	2,570	4,824	3,997	4,923	9,142
Costs
Production (Mining Cost)	$/tonne ore	59.94	63.7	47.68	63.19	64.81	82.88	78.02	74.71	66.94
Mine Services	$/tonne ore	21.97	21.97	21.97	22.76	22.76	25.78	25.78	25.78	25.78
Processing cost	$/tonne treated	18.46	18.46	18.46	19.11	19.11	19.11	19.11	18.98	18.98
MSO optimising cut-off	g/t	2.08	2.08	1.86	2.25	2.51	3.01	2.59	2.57	2.4
Mineral Resource cut-off grade	g/t	2.08	2.08	1.86	2.25	2.51	3.01	2.59	2.57	2.4
Mineral Resource price	$/oz	1,750	1,750	1,750	1,750	1,750	1,750	1,750	1,750	1,750
Metallurgical Recovery factor	%MetRF	91.4%	91.4%	89.8%	88.3%	88.4%	80.4%	70.4%	87.2%	87.2%
Royalties	%	7.3%	7.3%	7.3%	7.3%	7.3%	7.3%	7.3%	7.3%	7.3%
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Parameters under which the open pit Mineral Resource was generated are summarised below

Cost inputs	Unit	Nyamulilima Cut 1 2 & 3
Ore Mined	k tonnes	48,156
Waste Mined	k tonnes	235,984
Total material mined	k tonnes	284,139
Stripping ratio	t:t	4.90
Costs
Ore Mining cost	$/t mined	3.30
Waste mining cost	$/t mined	3.30
Material handling	$/t treated	2.03
Processing Cost	$/t treated	18.63
G&A	$/t treated	8.43
Other Parameters
Met. Recovery	%	89%
Slope angles	degree	55
Mineral Resource cut-off grade	g/t	0.65
Mineral Resource price	$/oz	1,750
Royalties	%	7.3
*Ore Mined equals Mineral Resource Tonnes reported above cutoff

GGM has four deposits which are active mining operations and supported by Mineral Resource and Mineral Reserve. The primary Mineral Resource models are updated annually, and are in place for Nyankanga underground, Star and Comet underground and Geita Hill underground operations and for Nyamulilima open pit operations. For each of the deposits, 3D geological wireframe models are constructed for the mineralisation, structures and lithology which are used as the basis for the Mineral Resource estimate.

These geological models and Mineral Resource estimates are updated when new information is received (updated at least once per year). Geological data is collected as per in-house data collection procedures and is later electronically stored in the FusionTM database. Data in the database is locked to prevent unauthorised changes.

Geological models are constructed using different data sources and subject to reviews. The geological models are peer reviewed by in-house technical specialists external to Geita. The geological models are regularly updated as the project grows and shared with the Mineral Resource modelling team. The models are also reviewed during exploration workshops for knowledge sharing and new inputs. At all stages of the geological updates and reviews, the lithological and structural frameworks are all discussed at length are alteration and mineralisation controls.

Geita has been involved in active mining since 2000. There are currently no obvious geological, mining, metallurgical, environmental, social, infrastructural, legal, and economic factors that are anticipated to have a significant effect on the prospects of any possible future exploration target or deposit currently reported in the Mineral Resource.

There is no known structural, lithological, mineralogical, or other geological data that could materially influence the estimated quantity and quality of the Mineral Resource. The arsenopyrite bearing ore at Matandani-Kukuluma is refractory in nature, but this has already been catered for in the pit shell optimisations and cut-off grade calculations.

For the open pits, the mineralisation boundaries for the individual deposits are defined from detailed logging of all geological drill holes. This information is validated and then used to create a 3D model. The geological model is subsequently populated with an appropriately dimensioned block model. Ordinary kriging is used to interpolate values into the blocks. LUC is used to generate a recoverable Mineral Resource model which estimates the proportion of ore that occurs above the Mineral Resource
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cut-off grade assuming a specified SMU. The open pit Mineral Resource is reported within a $1,750/oz optimised pit shell and above the calculated mineralised waste cut-off grade per pit. Stockpiled material above mineralised waste cut-off grade is included in the Mineral Resource. For the underground Mineral Resource, the geological model and the mineralised boundary are generated in the same way as for the open pits. However, a high-grade wireframe is delineated within the broader, lower grade mineralised envelope. In this instance, all geological controls are adhered to when determining this domain.

Ordinary kriging models are then constructed within the low and high-grade domains and numerous validation exercises are completed to ensure robust estimates are achieved. The ultimate open pit designs are used as the limiting boundaries between open pit and underground during model compilation. The underground Mineral Resource is reported inside a MSO volume generated using a determined underground cut-off grade for each deposit. The underground stopes and development are evaluated using the ordinary kriging models and the open pit designs are evaluated using the LUC models.

Estimation Techniques

Estimation methodologies at Geita has evolved since 2001 to embrace nonlinear techniques. Progressive updates on Mineral Resource models since then have shown that uniform conditioning (UC) is a robust technique and suitable for the ore bodies at GGM. Previous external audits conducted on the Mineral Resource Models for Nyankanga, Geita Hill and Star and Comet by QG and Optiro consultants also confirmed that UC is an appropriate technique that is suitable for the ore bodies at GGM.

UC is considered appropriate based on the following assumptions:

•Highly skewed Au distributions
•The wide Exploration drill spacing of 40m x 40m or 20m x 20m versus short range variography that is characterised by 40% to 50% nugget effects and 90% variability within 10m
•Complex ore zones in which low-grade meta-sediments are structurally juxtaposed with higher grade BIF
•Impracticality of using wireframes to separate mineralisation from waste within the ore zone
•The understanding that extensive grade control ahead of mining would be critical in determining the actual within-pit location of the ore blocks (SMUs)
•The change of support is robust and can be demonstrated as correct at the validation stage
•The results can be validated against the theoretical grade distributions and grade control
•The method is robust in the presence of grade zonation

LUC has been adopted from 2018, involving post processing of UC results. Adoption of LUC is driven by inability to predict a spatial location of the recoverable mineralisation and hence regarded as a disadvantage of the conventional UC method.

Treatment of extreme grade values: A thorough statistical analysis of the data set drives the determination of the top cutting / capping values to be applied during estimation for each deposit. In some instances local capping is applied on areas that are poorly informed or areas with high-grade anomalies that have shown to be influenced by presence of the high grades in the vicinity.

Compositing

Sample drilled through the core length (DD) or through non-core (RC) are sampled at an average of 1m interval, guided by the collected geological information. During Mineral Resource estimation, sampling composites are applied at composite length of 1m and Minimum Composite Length of 0.5m, weighting by lithological types.

Domaining

Stationarity analysis is undertaken to identify distinct trends in the grade behaviour that links to geological characteristics. The identified distinct trends represent domains that describes homogeneity within a giving area. Parallel to stationarity analysis, geological interpretation is linked to the analysis to support/firm up the identified domains.

Estimation Parameters
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Optimisation of the estimation environment is a four to five stage process depending on data availability. These stages include:

Search volume optimisation, various iterations are performed to:

•stabilise the Kriging variance
•maximise the slope of regression
•minimise sample screening resulting in negative weights; and attaching maximum Kriging weight to the sample nearest the block centre

Maximum number of samples in the search environment. Based upon using sufficient samples to:

•stabilise the Kriging variance
•maximise the slope of regression
•minimise sample screening, and
•attaching maximum Kriging weight to the sample nearest the block centre
Compare the average of the block estimates with the averages for both the raw and de-clustered conditioning sample data.

Conducting Regression analysis of drill hole data against OK block estimates set at standard search and estimation environment parameters.

Based upon the above, the kriging environment is adjusted as appropriate until satisfactory results are achieved. The final kriged estimates honour the validated exploration and Resource Development drilling data.

Estimation Unit Size

Estimation block sizes is determined based on average drilling spacing along X, Y and Z, and estimation is conducted on a Panel. The Panel is subdivided into sub-cells to improve orebody resolution.

Density Estimation

Two density estimation methodologies are applied:

•Ordinary Kriging - All available density data from the Fusion™ database is exported, composited at 1m together with AU field. The minimum and maximum limit values are generated based on variances from the mean using standard deviation (2D/3D) aiming at minimising the influence of outliers. All values less than the minimum threshold or greater than the maximum threshold are projected to the minimum and maximum limits respectively. Data is selected within lithological volumes and statistical analyses are computed on all data, per lithology, and per mineralisation domains. Following the analyses, the density data was de-surveyed and used in estimation.

•Indicator Kriging - Density data is extracted from the exploration drill hole data based by rock type, redox state (Oxide, Transition and Sulphide) and whether it is from within or external to the mineralised envelope. Within the exploration drill holes the drill intersections are flagged on lithology as BIFC Banded Iron Formation – Chemical (BIFC – magnetite, chert present)), Banded Iron Formation – Sediment (BIFS – magnetite absent) or Non-BIF. Indicator variograms are generated from the flagged data and used in the kriging of mineralised and waste panels to estimate per panel the proportion of BIFS and BIFC. From the sum of the BIFC and BIFS indicators the non-BIF proportion is deduced. The panels are then identified as belonging to Oxide, Transition or Sulphide using the REDOX boundary wireframes and the panel density determined by applying the average density for the material proportioned by rock type class.

Mineral Resource Model checks and validation
Mineral Resource Model checks and validation process steps includes:
Kriged Estimate Validation:

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•Visual Checks - This process involves check of Mineral Resource Estimates visually by comparing to the samples (drill hole data) to the kriged estimate. It is conducted by stepping through the Mineral Resource Model, section by section. This process is used to determine whether the estimation has been effective locally.
•Statistical Validation - The process involves running summary statistics of the kriged estimates in comparison to the clustered and drill hole information. The objective is to ensure the estimate average is within the allowable limits. Observed huge discrepancies might require revisiting applied estimation methodology.
•Trend Analysis along X, Y and Z of the model data versus the drill hole data - The process involves checking Mineral Resource estimates agreement with the drill hole data. Strip widths that correspond to kriged block sizes or search neighbourhood used for kriging in the X, Y and Z directions are used. The mean of the kriged values is compared to the mean of the de-clustered sample values.
•Regression Plots of kriged mean values vs block sample averages - The process involves a re-krig of the exploration data and comparison against sample average values within the specified search. Regression plot of kriged values against sample average values is created. Check of significant bias and outliers is done and further investigated in a 3D environment.
•Discrete Gaussian Change of Support (COS) - The process involves comparison of estimates to the COS at the Panel Scale. Gaussian Anamorphosis is undertaken by zone using the appropriate variography and samples to generate theoretical grade-tonnage distributions. The aim of the process is to reproduce global grade-tonnage distributions at panel and SMU support from the ordinary kriging and UC results respectively.
•LUC Grade/Tonnage curves validation: The process involves selection of an area with adequate grade control drilling information. A common volume area is delineated and comparison of the distributions (Tonnage and Grade) for Mineral Resource Model (with the actual LUC) and grade control model is conducted. The grade control model should be the same block size as the SMU block size used for the LUC.

In instances where the validation results are unsatisfactory, a process of revisiting the estimation process and re-modelling will be followed.

For all Geita deposits the main variable is gold (Au). No other variables are currently modelled or correlated with gold.

Computer programmes used in Mineral Resource Estimates are:

•Datamine® StudioRM™ Version 1.12.113.0 for mineralisation interpretation and Mineral Resource model compilation)
•LeapfrogTM Geo 2022.1.0 for mineralisation interpretation and geological modelling
•IsatisTM - 2018.5 Version 18.05 for de-clustering, Variography, Gaussian Anamorphosis, support - correction, UC, and LUC

No co-products, by-products or deleterious elements are modelled at GGM.

11.3Mineral Resource classification and uncertainty

AngloGold Ashanti Classification guideline:

Mineral Resource Classification is based on the 15% Rule. A Measured Mineral Resource should be expected to be within 15% of the metal estimated at least 90% of the time (three-month periods), while for an Indicated Mineral Resource estimate the annual estimate should be within 15% of the metal estimated at least 90% of the time (yearly periods).
For Inferred Mineral Resource the error may be greater than 15%, 90% of the time (yearly periods). This is explained in detail in the Guidelines for Reporting.
GGM Mineral Resource classification categories are:

•Measured Mineral Resource - Only on completion of grade control drilling and modelling
•Indicated Mineral Resource - Indicated Mineral Resource category spacing varies from 20m x 20m, 25m x 15m and 40m x 20m staggered pattern for different projects respectively. The 20 x 20m / 25m x 15m and 40m x 20m drill pattern covers for a two-year open production window and a 40 x 40m drill pattern for the rest of LOM production schedule. The 40m x 40m drill pattern is
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the lower end of indicated Mineral Resource and where present these areas are classified as risk areas to be followed up by infill drilling prior to production
•Inferred Mineral Resource - Mineralisation classification is defined within a grid spacing of greater than 40m x 40m to a maximum of 80m x 40m to 80m x 80m plus any mineralised blocks within the external waste volume

Ore material outside these ranges is extrapolated and classified as exploration upside.
No uncertainties are identified that would materially impact the Mineral Resource, including classification or level of confidence of the Mineral Resource.
All aspects of the data capture from drilling, geological logging, sampling, and assaying are verified to ensure location / positional accuracy and sampling and assaying follows strict guidelines for data processing, gold analysis and QA/QC validation.
Drilling, sampling, data processing and handling, geological modelling and Mineral Resource estimation were conducted as per AngloGold Ashanti standard operating procedures and guidelines, aiming at addressing uncertainties to increase Mineral Resource confidence.

Due to the nature of the orebodies the following key elements are adhered to as per AngloGold Ashanti standard operating procedures and guidelines, and implemented to minimise uncertainties in Mineral Resource confidence:

•Exploration and Mineral Resource Development drilling is conducted at optimal drilling spacing, and supported by drill spacing studies to determine optimal drill spacing for Mineral Resource classification
•Drilling, Sampling and Assaying QA/QC programmes in place
•Sample analysis and assaying conducted at an ISO accredited Assaying Laboratories (African Assay Laboratories (SGS) - ISO SO 17025 accredited by SANAS
•Geological modelling and Mineral Resource estimation are completed by technical experts and conducted as per AngloGold Ashanti Mineral Resource Estimation guideline
•Internal peer review processes are conducted upon completion of Mineral Resource models, bi-annual AngloGold Ashanti Internal Mineral Resource Audits
•External Mineral Resource audits conducted every three years by reputable Mineral Resource and Mineral Reserve consulting firms
The Mineral Resource is based on Mineral Resource models prepared by Geita technical experts, in accordance with AngloGold Ashanti Mineral Resource estimation, modelling and reporting guidelines and procedures - no significant uncertainty is identified for disclosure.

11.4Mineral Resource summary

The open pit Mineral Resource is reported within a $1,750/oz optimised pit shell and above the calculated mineralised waste cut-off grade per pit. Stockpiled material above mineralised waste cut-off grade is included in the Mineral Resource. The underground Mineral Resource is reported inside a MSO volume generated using a determined underground Mineral Resource cut-off grade for each deposit. The underground stopes and development are evaluated using the ordinary kriging models and the open pit designs are evaluated using the LUC models.

Exclusive gold Mineral Resource

Geita		Tonnes	Grade	Contained Gold
as at 31 December 2022	Category	million	g/t	tonnes	Moz
Area 3 West (oxide)	Measured	-	-	-	-
	Indicated	0.70	2.44	1.70	0.05
	Measured & Indicated	0.70	2.44	1.70	0.05
	Inferred	0.00	1.88	0.01	0.00
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Chipaka	Measured	-	-	-	-
	Indicated	0.48	2.01	0.96	0.03
	Measured & Indicated	0.48	2.01	0.96	0.03
	Inferred	1.04	2.24	2.33	0.07
Kalondwa Hill	Measured	-	-	-	-
	Indicated	-	-	-	-
	Measured & Indicated	-	-	-	-
	Inferred	0.71	3.64	2.59	0.08
Kukuluma (oxides)	Measured	-	-	-	-
	Indicated	0.06	3.22	0.21	0.01
	Measured & Indicated	0.06	3.22	0.21	0.01
	Inferred	0.03	1.98	0.06	0.00
Kukuluma (transitional)	Measured	-	-	-	-
	Indicated	0.10	4.54	0.45	0.01
	Measured & Indicated	0.10	4.54	0.45	0.01
	Inferred	0.03	4.62	0.13	0.00
Kukuluma (sulphides)	Measured	-	-	-	-
	Indicated	0.02	4.84	0.12	0.00
	Measured & Indicated	0.02	4.84	0.12	0.00
	Inferred	0.36	4.03	1.47	0.05
Matandani (oxides)	Measured	-	-	-	-
	Indicated	1.85	1.84	3.40	0.11
	Measured & Indicated	1.85	1.84	3.40	0.11
	Inferred	0.91	1.91	1.74	0.06
Matandani (transitional)	Measured	-	-	-	-
	Indicated	0.08	2.96	0.23	0.01
	Measured & Indicated	0.08	2.96	0.23	0.01
	Inferred	0.22	3.95	0.87	0.03
Matandani (sulphides)	Measured	-	-	-	-
	Indicated	0.08	3.39	0.26	0.01
	Measured & Indicated	0.08	3.39	0.26	0.01
	Inferred	3.18	3.70	11.78	0.38
Nyamulilima Cuts 1, 2 & 3	Measured	-	-	-	-
	Indicated	23.15	1.14	26.46	0.85
	Measured & Indicated	23.15	1.14	26.46	0.85
	Inferred	18.03	1.63	29.38	0.94
Selous (Open Pit)	Measured	-	-	-	-
	Indicated	-	-	-	-
	Measured & Indicated	-	-	-	-
	Inferred	1.33	1.95	2.58	0.08
Geita Stockpile (Full Grade Ore)	Measured	-	-	-	-
	Indicated	-	-	-	-
	Measured & Indicated	-	-	-	-
	Inferred	-	-	-	-
Geita Stockpile (Marginal Ore)	Measured	-	-	-	-
	Indicated	0.39	0.95	0.37	0.01
	Measured & Indicated	0.39	0.95	0.37	0.01
	Inferred	-	-	-	-
Geita Stockpile (Refractory Ore)	Measured	-	-	-	-
	Indicated	0.56	2.80	1.57	0.05
	Measured & Indicated	0.56	2.80	1.57	0.05
	Inferred	-	-	-	-
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Geita Hill (Underground) - West	Measured	-	-	-	-
	Indicated	2.23	3.54	7.90	0.25
	Measured & Indicated	2.23	3.54	7.90	0.25
	Inferred	2.27	3.78	8.58	0.28
Geita Hill (Underground) - East	Measured	-	-	-	-
	Indicated	4.99	3.20	15.98	0.51
	Measured & Indicated	4.99	3.20	15.98	0.51
	Inferred	2.04	3.68	7.53	0.24
Nyankanga (Underground) - Block 1 and 2	Measured	0.02	5.01	0.11	0.00
	Indicated	1.03	4.36	4.51	0.14
	Measured & Indicated	1.06	4.37	4.62	0.15
	Inferred	1.03	4.21	4.36	0.14
Nyankanga (Underground) - Block 3 and 4	Measured	1.43	3.77	5.38	0.17
	Indicated	2.70	3.42	9.23	0.30
	Measured & Indicated	4.12	3.54	14.61	0.47
	Inferred	1.36	3.01	4.08	0.13
Nyankanga (Underground) - Block 5	Measured	0.17	4.44	0.77	0.02
	Indicated	0.47	3.04	1.42	0.05
	Measured & Indicated	0.64	3.42	2.19	0.07
	Inferred	0.47	2.37	1.11	0.04
Ridge 8 (Underground)	Measured	-	-	-	-
	Indicated	0.50	4.19	2.10	0.07
	Measured & Indicated	0.50	4.19	2.10	0.07
	Inferred	1.80	4.61	8.30	0.27
Star and Comet (Underground Cut 2)	Measured	0.09	4.86	0.45	0.01
	Indicated	0.37	3.81	1.41	0.05
	Measured & Indicated	0.46	4.02	1.86	0.06
	Inferred	0.28	5.19	1.46	0.05
Star and Comet (Underground Cut 3)	Measured	0.09	8.72	0.78	0.03
	Indicated	0.15	9	1.36	0.04
	Measured & Indicated	0.24	8.89	2.15	0.07
	Inferred	0.36	5.51	1.96	0.06
Star and Comet (Underground Cut 5)	Measured	-	-	-	-
	Indicated	0.41	5.72	2.32	0.07
	Measured & Indicated	0.41	5.72	2.32	0.07
	Inferred	0.75	7.23	5.39	0.17
Total	Measured	1.80	4.15	7.50	0.24
	Indicated	40.32	2.03	81.96	2.63
	Measured & Indicated	42.12	2.12	89.45	2.88
	Inferred	36.21	2.64	95.71	3.08

11.5Qualified Person's opinion

Geita has three underground mines and one open pit in production, with a LOM plan currently to 2030, and the ore bodies currently in production are well understood in terms of mining method, cost, geology, metallurgy and geotechnical parameters after 20 years of mining, and Geita has a strong exploration plan in place for continued Mineral Resource and Mineral Reserve growth. It is the opinion of the QP that there is no material risk to continued economic extraction at GGM, from LOM plans based on those Mineral Resource and associated with Mineral Reserve. Through continuous exploration and Mineral Resource development of the Geita Mineral Resource there remains a reasonable expectation and potential for Mineral Resource growth and future economic extraction.

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12.Mineral Reserve estimates

12.1Key assumptions, parameters and methods used

Safety is AngloGold Ashanti’s first value, all economic extraction activities and operations are planned and executed with this value in mind.

The Geita Mineral Reserve is 48.49Mt at 2.29g/t and 3.57Moz. Reconciliation of 2022 Mineral Reserve with 2022 Mineral Reserve shows a net increase of 919.5Koz mainly from Mineral Resource additions and gold price changes. The depletion for 2022 represents depletion from 1 January 2022 to 31 December 2022 based on a 9 months actual and 3 months forecast.

Geita has three Underground Mines namely, Star and Comet, Nyankanga and Geita Hill and one open pit mine named Nyamulilima (historically known as Roberts).

The open pit mine makes use of traditional truck and shovel mining while the underground mines make use of two methods; Up hole longitudinal retreat and/or transverse mining.
For the Mineral Reserve the reference point is as received and accounted for by the processing plant.

Mine designs are based on the following Mineral Resource models:

•Open pit (Nyamulilima): GGMNYM0722
•Star and Comet Cut 2: SC2_IPM_110722V2
•Star and Comet Cut 3: SC3_IPM_260422
•Nyankanga: NY underground_IPM_100622
•Geita Hill : GGMGH underground0322_V2

Mine designs are derived from optimised mining shapes using the 2022 Mineral Reserve commodity prices as stipulated in the Guidelines for Reporting, are:

•Gold at $1,400/oz
•Silver at $21.00/oz (Not considered during cut-off grade calculations due to marginal revenue contribution)

For the open pit, optimised pit shells are created using WhittleTM optimisation software and typically select the optimisation shell that represents the revenue factor (RF1) shell, i.e., the 1,400$/oz shell. A practical mine design is created from the selected optimised Whittle shell allowing for in pit haul roads, berms, water deviation channels and other infrastructure considerations. All relevant geological, geotechnical, hydrogeological, equipment type, and mining rates are factored into the design and schedules.

For the underground, a combination of MSO and Stope Notes (SN) are used for Mineral Reserve estimates. MSO is the underground optimisation equivalent of the open pit Whittle optimisation and is widely recognised as the industry-standard software tool for generating stope optimisation shapes. A SN is an AngloGold Ashanti approved method for creating signed off stope notes. All relevant geological, geotechnical, hydrogeological, ventilation, equipment type, and mining rates are factored into the design and schedules.

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GGM 2022 Mineral Reserve modifying factors regarding mining methods

W
E
500m
Rib Pillars
Sill pillars
Longitudinal
Top-down mining Sequence
Retreat
Rib Pillars
Sill Pillars
No Backfill required
Level Spacing = 25m
Decline = 5.5mW x 5.5mH
Ore Drives = 4.5mW x 4.5mH
Keys:
Mined out
2021 Reserve
2022 Reserve
300m
W
E
Longitudinal
Top-down mining Sequence
Retreat
Rib Pillars
Sill Pillars
No Backfill required
Level Spacing = 25m
Decline = 5.5mW x 5.5mH
Ore Drives = 5.0W x 5.0mH
1800m
300m
Transverse
Top-down mining in Primary
Bottom-Up mining in Secondary
CAF & Rockfill required
Level Spacing = 25m
Decline = 5.5mW x 5.5mH
Ore Drives = 5.0mW x 5.0mH

Appropriate mining and processing modifying factors were applied such as:

•Face and regional pit slope angles
•Dilution tonnage,
•Mining recovery and
•Met recovery factor

Stability of open pit and underground excavations are mainly affected by geotechnical structures such as faults, thrusts, shears. Groundwater is synonymous with these structures adding to the complication of stress management. The management of groundwater drainage and mining shapes in and around the proximity of these geotechnical structures are crucial to minimise the induced stresses that cause dilution and/or mining recovery. Management interventions include the following:

•Cover hole drilling to determine presence of groundwater
•Lithological drill hole logging derived from either Mineral Resource definition and/or grade control drilling to assess the ground conditions and weathering profile
•Face sampling open pit and underground
•Interpret and build structural models also included in Mineral Resource models used for planning purposes
•Reduce face angle in open pit
•Increase berm widths in open pit
•Slope management plan and monitoring systems in open pit
•Rockfall analysis using specialised software in the open pit
•Minimise mining width and length to reduce hydraulic radius underground
•Mining Sequence and backfill underground
•Development support standard per excavation size and purpose underground
•Seismicity sensors for open pit and underground

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The factors applied are Mineral Resource modifying factor (RMF), mining recovery factor (MRF), mine call factor (MCF) and metallurgical recovery factor (MetRF). For underground operations a MRF and dilution is applied.

Mineral Reserve Modifying Factors

as at 31 December 2022	Primary Commodity Price	Local Price of Primary Commodity Unit	Cut-off grade g/t Au	Stoping width cm	Dilution %
Nyamulilima Cuts 1, 2 and 3	1,400	$/oz	1.00	-	11.6
Stockpile (full grade ore)	1,400	$/oz	0.90	-	-
Stockpile (marginal ore)	1,400	$/oz	0.70	-	-
Geita Hill - West	1,400	$/oz	3.59	450	10.0
Geita Hill - East	1,400	$/oz	3.35	2,500	10.0
Nyankanga - Blocks 1 and 2	1,400	$/oz	2.91	2,500	10.0
Nyankanga - Blocks 3 and 4	1,400	$/oz	3.07	2,500	12.1
Nyankanga - Block 5	1,400	$/oz	2.77	2,500	17.0
Star and Cornet - Cut 2	1,400	$/oz	3.24	450	13.2
Star and Cornet - Cut 3	1,400	$/oz	3.58	450	12.2
Star and Cornet - Cut 5	1,400	$/oz	4.20	450	10.0

as at 31 December 2022	% RMF (based on tonnes)	% RMF (based on g/t)	% MRF (based on tonnes)	% MRF (based on g/t)	% MCF	MetRF %
Nyamulilima Cuts 1, 2 and 3	99.5	93.0	100.0	100.0	100.0	89.1
Stockpile (full grade ore)	-	-	-	-	100.0	90.9
Stockpile (marginal ore)	-	-	-	-	100.0	91.2
Geita Hill - West	100.0	100.0	90.0	90.0	100.0	87.2
Geita Hill - East	100.0	100.0	90.0	90.0	100.0	87.2
Nyankanga - Blocks 1 and 2	100.0	100.0	86.0	86.0	100.0	91.4
Nyankanga - Blocks 3 and 4	100.0	100.0	95.2	95.2	100.0	91.4
Nyankanga - Block 5	100.0	100.0	95.0	95.0	100.0	89.8
Star and Cornet - Cut 2	100.0	100.0	94.5	94.5	100.0	88.4
Star and Cornet - Cut 3	100.0	100.0	92.5	92.5	100.0	80.4
Star and Cornet - Cut 5	100.0	100.0	95.0	95.0	100.0	80.4

12.2Cut-off grades

The Geita business model is primarily driven by revenue generated from gold sold, although some marginal revenue is generated from silver by-product sales.

Net revenue sales are derived considering the following:

•Recovered gold revenue
•Recovered silver revenue
•Downstream expenses
•Transport Costs
•Smelting and refinery costs
•Deductions such as royalties and taxes

These are based on inputs compiled on site with assistance from the regional finance team. Some parameters have been tested - details in the Mineral Reserve statement document. Gold price input as per AngloGold Ashanti corporate directives issued annually in the Guidelines for Reporting.
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Open Pit
All costs and parameters are based on BP2022. Cut-off grade is based on economic factors using the break-even point to determine ore.
A gold price of $1,400/oz for other parameters per mineralised zone include royalties, dilution, processing costs, recoveries, general and administration costs, and ore mining costs. The Mineral Reserve was based on a marginal cut-off grade. Mineral Resource contained within the final pit designs were estimated against these cut-off grades to produce the open pit Proven and Probable Mineral Reserve. Cut-off grade sensitivities were done by adjusting gold price to determine impact.
The following cut-off grades were applied for the 2022 Mineral Reserve Declaration:

•Nyamulilima Oxide: 0.95g/t
•Nyamulilima Transitional: 1.00g/t
•Nyamulilima Sulphide: 1.05g/t
Underground

GGM updates the cut-off grade inputs and calculations once a year. Cut-off grade inputs are based on recent operating experience, projected costs, and AngloGold Ashanti corporate guidance. The break-even cut-off grade is used for Mineral Reserve estimation. All stopes that fail to meet the cut-off grade are classified as waste. Stope cut-off grade used for the estimation of the December 2022 Mineral Reserve is the diluted cut of grade. The cut-off grades were applied to stope panels after dilution and ore loss had been accounted for in the stope.
The QP for the Mineral Reserve considers that the process used is appropriate for this deposit. However, it is important to acknowledge that cut-off grades calculated in this deterministic process have some limitations as they do not consider the impact that including low-grade material (grade just above the cut-off grade) may have in deferring the mining of higher-grade material and hence reducing net present value (NPV).
The 2022 Mineral Reserve cut-off grade is specific to a mining block; with different operating models and mining methods applied to Geita underground operations.

The Nyankanga and Geita Hill operation are contractor operated and Star and Comet is owner operated.
The following cut-off grades were applied for the 2022 Mineral Reserve Declaration:

•Geita Hill (Underground) - Blocks 1 and 2 at 3.59g/t
•Geita Hill (Underground) - East at 3.35g/t
•Nyankanga underground Block 1 and 2 at 2.91g/t
•Nyankanga underground Block 3 and 4 at 3.07g/t
•Nyankanga underground Block 5 at 2.77g/t
•Star and Comet underground Block 2 at 3.24g/t
•Star and Comet underground Block 3 at 3.58g/t
•Star and Comet underground Block 3 at 4.20g/t

12.3Mineral Reserve classification and uncertainty

The Mineral Resource models are used as the basis for Mineral Reserve estimation. Input parameters for estimating the Mineral Reserve include gold price, mining dilution and recovery, geotechnical information, SIB capital, operating costs, metallurgical recovery, processing capacity and mining equipment capacities.

Appropriate Mineral Reserve cut-off grades are applied, and optimised pit shells are generated for the open pit sources. Pit designs are then done on selected shells and signed off by all relevant parties to ensure compliance to specifications. Underground designs are completed and evaluated. These designs are incorporated into the production and treatment scheduling stages to yield ore tonnes and grades. Financial evaluations are completed for production and treatment schedules to check cash flow analysis from the estimated Mineral Reserve.
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The Mineral Reserve for open pit and underground operations was estimated using updated economic factors, latest Mineral Resource models, geological, geotechnical, mining engineering and metallurgical parameters.

In addition, environmental, socio-political, legal, and regulatory factors were also considered.
The Mineral Reserve from stockpiles is declared as a Proven Mineral Reserve. The GGM estimated Mineral Reserve from open pit and underground is declared as a Probable Mineral Reserve and has been derived from Measured and Indicated Mineral Resource.

The major contributing factors to classification of the mining component includes:

•Confidence in factors applied to transverse secondary stopes planned to be mined from 2022 onwards. This method has not been applied at GGM before but is a proven mining method.
•Better understanding of geotechnical structures at Nyankanga Block 5 and Geita Hill and the risk it poses to achieve the desired MRF necessitated the down grading to Probable Mineral Reserve and
•Auditable stope reconciliations were used to substantiate MRF applied in 2022.

The Mineral Reserve only includes components of the Measured and Indicated Mineral Resource, noting Inferred Mineral Resource is not used in the estimation and reporting of the Mineral Reserve.

The inclusive Mineral Resource includes the in-situ component of Mineral Reserve.

12.4Mineral Reserve summary

The GGM Mineral Reserve as at 31 December 2022 is estimated as 48.49Mt at 2.29g/t and 3.57Moz and consists of stockpile (0.31Moz) declared as Proven Mineral Reserve, with underground (1.20Moz) and open pit ore (2.05Moz) totalling 3.25Moz, declared as Probable Mineral Reserve.
A gold price of $1,400/oz was provided by the Registrant and viewed as sound and reasonable. The quoted Mineral Reserve from these volumes includes only the converted Measured and Indicated Mineral Resource and no Inferred Mineral Resource is converted to Mineral Reserve. The Geita Mineral Reserve is derived from open pit, underground and stockpile ore sources with a 57.6%, 33.6% and 8.7% contribution in terms of ounces respectively.

The Geita SML number 45/99 has been subject to historic mining activities, the true extent of the recovered gold mineralisation is unknown. Mined out areas are considered in the LOM design but have no impact on the 2022 declared Mineral Reserve. No other sources of ore apart from what has been declared exist. Underground pillars are placed to improve geotechnical stresses and form part of the MRF.

Gold Mineral Reserve

Geita		Tonnes	Grade	Contained Gold
as at 31 December 2022	Category	million	g/t	tonnes	Moz
Nyamulilima Cut 1, 2 & 3	Proven	-	-	-	-
	Probable	30.00	2.13	63.90	2.05
	Total	30.00	2.13	63.90	2.05
Geita Stockpile (Full Grade Ore)	Proven	2.80	1.44	4.04	0.13
	Probable	-	-	-	-
	Total	2.80	1.44	4.04	0.13
Geita Stockpile (Marginal Ore)	Proven	6.74	0.84	5.66	0.18
	Probable	-	-	-	-
	Total	6.74	0.84	5.66	0.18
Geita Hill (Underground) - West	Proven	-	-	-	-
	Probable	0.74	3.95	2.94	0.09
	Total	0.74	3.95	2.94	0.09
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Geita Hill (Underground) - East	Proven	-	-	-	-
	Probable	2.26	4.23	9.57	0.31
	Total	2.26	4.23	9.57	0.31
Nyankanga (Underground) - Block 1 and 2	Proven	-	-	-	-
	Probable	0.54	4.66	2.51	0.08
	Total	0.54	4.66	2.51	0.08
Nyankanga (Underground) - Block 3 and 4	Proven	-	-	-	-
	Probable	3.57	4.23	15.11	0.49
	Total	3.57	4.23	15.11	0.49
Nyankanga (Underground) - Block 5	Proven	-	-	-	-
	Probable	0.81	3.53	2.88	0.09
	Total	0.81	3.53	2.88	0.09
Star and Comet (Underground Cut 2)	Proven	-	-	-	-
	Probable	0.21	3.76	0.80	0.03
	Total	0.21	3.76	0.80	0.03
Star and Comet (Underground Cut 3)	Proven	-	-	-	-
	Probable	0.81	4.31	3.48	0.11
	Total	0.81	4.31	3.48	0.11
Total	Proven	9.54	1.02	9.70	0.31
	Probable	38.95	2.60	101.19	3.25
	Total	48.49	2.29	110.89	3.57

The reference point for the Mineral Reserve is the point where the ROM material is delivered to the processing plant. It is quoted as at 31 December 2022.

12.5Qualified Person’s opinion

The GGM Mineral Reserve is fully contained within the LOM plan and is classified as Probable Mineral Reserve. Measured Mineral Resource is included in the Probable Mineral Reserve portion of the Mineral Reserve, with all unclassified material to be mined classed as dilution.

The SML expires 26 August 2024, and Geita will be engaging with the Government of the Republic of Tanzania to renegotiate existing development agreements and renewal of the SML from 2023 and concluding before expiry in August 2024.

13.Mining methods

Open Pit
Open pit mines are known to have high productivities and flexibility, with high ore recoveries and better working conditions than underground mines. The unit costs of mining with the open pit method are normally lower than the unit costs of mining using underground methods because of economies of scale. Usually when the unit costs of mining with open pit method becomes higher than unit costs of mining with underground methods, a decision must be made to switch to underground methods.
For the open pit operations at Geita, a conventional drill, blast, load and haul shovel and truck open pit mining method is used. This is the same mine method that was used at completed open pits for Nyankanga, Geita Hill, Lone Cone, Matandani, Kukuluma and Star and Comet.
Currently open pit operations are located at the Nyamulilima open pit deposit. The Nyamulilima open pit is comprised of three phases or cutbacks (Cuts 1, 2 and 3). The deposit is situated 1km east of the on-going underground operation at Star and Comet and 22km from the processing plant. Studies for this mining this open pit deposit were completed to FS level in 2020. The open pit operations commenced in April 2021 where ore is trucked by Caterpillar 785C and Caterpillar 777D haul trucks from the Nyamulilima ROM stockpile to the central stockpiling area about 22km by haul road from the Nyamulilima Pit.
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Open pit mining activities are conducted as owner miner for both open pit operations and ore haulage from Nyamulilima open pit to the plant. An intermediate ROM pad at Nyamulilima has been designed to allow flexibility in ore haulage and provide safety around mining and ore haulage equipment interactions. The primary waste dump (WD17) has been designed and placed following sterilisation drilling in 2020 and 2021, to avoid sterilising any further potential pit expansions due to economics changes as well as staying within the exclusion zones and licence areas.
Mining operations at Nyamulilima open pit involves the conventional drilling of grade control and production holes, blasting, loading, and hauling. The design parameters are driven by previous open pit such Nyankanga and Geita Hill. These include a bench height of 10m mined in three flitches of 3.33m each.
Open pit dewatering is carried out to ensure dry mining operations, prevent flooding of equipment and to prevent water inrush to or inundation of entrances/portals to underground workings. At the completed Nyankanga open pit a dewatering pumping rate of approximately 150m3/hr is maintained and stage-pumped to the completed Lone Cone pit for re-use in mining operations and process plant. Similarly, Geita Hill West pit is dewatered at a rate of approximately 160m3/hr and stage-pumped into Lone Cone Pit for operational use. Nyamulilima open pit dewatering has not yet commenced. The de-watering system has been designed for commissioning in quarter 2, 2022.

Some major considerations for the Nyamulilima open pit Mineral Reserve included the following:

•The Mineral Resource model used for the BP2022 budget was released in April 2022, and a new updated model for Mineral Reserve was released in October 2022
•The process recoveries are based on the test results done on site and in laboratories in South Africa as well as actuals derived from the current feed
•The geotechnical slope angles are based latest geotechnical results
•The costs are based on the detailed Geita BP 2022
•A $1,400/oz gold price was used for cut-off-grade calculation and optimisation

The open pit LOM plan is based on a mining schedule with a start position based on the 9-month actual plus 3-month forecast for 2022, therefore effectively started in October 2022. The mining operations is owner operated and uses the existing mining fleet on site, RH170 excavators and Cat785 haulage trucks.
The current pit design is based on a selected shell from the Whittle optimisation following metallurgical recoveries, economics, geotechnical assumptions and has been designed to accommodate the size of mining fleet equipment.

When deciding on the theoretical pit shell to use for design, the limiting pit is initially selected as the highest, best-case shell. A push back strategy is applied with the final shell lying between the best- and worst-case scenarios. This selection method can provide a final pit at a price below the base gold price used. In addition to the discounted value, overall cost per ounce, incremental cost by pushback, minimum mining width, pit size, required Mineral Reserve base, and ore and waste volumes are considered before selecting the final pit. The $1,400/oz gold price used in the optimisation process was issued as part of the Guidelines for Reporting.
The optimal open pit excavation rates were based on the existing mining fleet capacity and in particular the hauling fleet. The mining schedule was optimised with the key objective of minimising cash and capital costs, while maximising free cash flow. Increased amount of stripping is expected ahead of ore mining in Nyamulilima open pit with mining volumes from 25Mbcm in 2022 to above 30Mbcm for 2023. Once the requisite sequence was determined, the equipment and materials inputs were estimated in line with the concept of resourcing to the schedule. The forecast fleet availabilities and utilisations were used to derive the fleet size.

Any shortfall in the ROM ore delivery to the plant meant that plant feed had to be supplemented with ore on existing stockpiles, a large portion of that being low-grade marginal ore.
The Mineral Resource models received from the geology department on site were first prepared for pit optimisation. The first step was performing the model data checks that include checking for zero densities, missing cells, and grade errors. Waste blocks were added to the Mineral Resource models by
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the geology departments evaluation team so as to cover projected practical pit limits. The models are also depleted using projected end of year surfaces.
The conversion of Mineral Resource models to Gemcoms Whittle 4XTM optimisation models also includes the digital insertion into the model of mining and processing costs. A reference level or elevation is selected for each pit and the base cost applicable at that reference level determined. Additional costs related to elevation and material type are added. These are termed the mining cost adjustment factors and processing cost adjustment factors.
The Datamine® subcelled model was converted to a Datamine® regularised model (10m L x 5m W x 3.33m H) and used in Whittle 4X™. The Datamine® regularised mode enables faster processing time allowing for multiple scenarios.
In the Whittle pit optimisation process only, Measured and Indicated full grade ore (FGO) Mineral Resource was considered for process plant treatment, with the combined marginal grade ore (MGO) and mineralised waste material (MW) being available for sensitivity studies, and later if required, treatment scheduling.
The four components of the Measured and Indicated Mineral Resource are the in-situ FGO, the in-situ MGO, stockpiled FGO and stockpiled MGO. The in-situ components are determined from the material above the respective FGO and MGO cut-off grades and lie within the practical design pit shell.
A set of nested pits for each deposit is produced during the pit optimisation exercise. Using various scheduling simulations in the Whittle software, a series of NPVs, stripping profiles, and pushback options were generated. The pit with the optimum NPV was chosen as the ultimate theoretical pit for each area. Factors such as pit value, mill tonnes, pit depth, strip ratios, mining width, and incremental profit per tonne milled, and ounce of gold recovered were considered in arriving at the optimal shell. In general, the biggest pit with last significant increase in content whilst still having positive incremental shell value was selected. This selected pit was used as guideline to design the final practical pit in Datamine® mine planning software.

Pit shell selection during mine optimisation for Nyamulilima deposit based on two sets of optimisations conducted separately for Measured and Indicated Mineral Resource; and Measured and Indicated and Inferred Mineral Resource. The pits were designed based on the shell generated from Measured and Indicated Mineral Resource at $1,400/oz, optimisations using the Measured, Indicated and Inferred Mineral Resource at $1,400/oz were completed to confirm additional cutbacks but did not yield worthwhile additions and hence the final pit shell was derived from the Measured and Indicated Mineral Resource at $1,400/oz.

Mining blocks are generated and evaluated in the Datamine® software provide the tonnes and grade classified into FGO, MGO, MW and waste for Oxide, Transitional and Sulphide material types. In addition, any Inferred Mineral Resource within the cutbacks or practical pit designs is tracked so that it can be excluded from the Mineral Reserve to be published. Tonnage and grade factors and mining parameters are applied in SPRYTM to provide detailed mining production, ore tonnes and metal delivered to the ROM stockpiles.
To assist the sequencing of the Mineral Reserve sources, cash cost per recovered ounce for each cutback or pit was calculated and ranked from lowest to highest. To maximise the return on investment, cutbacks with the lowest cash cost (or in other words highest cash margins) are excavated first.
Other considerations were:

•Target range of volumes moved per annum matched to the heavy mining fleet capacity
•Satellite ROM to main ROM haulage capacity, and
•Practical bench turnover rate
This sequencing is totally independent of any sequencing information obtained from the nested pits in Whittle.
The ore treatment scheduling philosophy is that the higher grade, lower stripping ratio ore is preferentially treated, whilst the lower grade and marginal ore material is stockpiled for later treatment.
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From its very definition, marginal ore is treated at the end of mine life after all mining has stopped, i.e., under a much-reduced cost structure.
Underground
The current and proposed mining methods for underground operations at Geita are well proven mining techniques that do not introduce unknown risks to people, equipment, and the environment; and are mining methods adopted in other underground mining operations in Tanzania, and globally. At Geita, a combination of longitudinal and transverse stoping methods are used.

The main underground mining activities include horizontal development, vertical development, production and grade control drilling, production blasting, bogging, and hauling, and all associated works required as part of the mining cycle.

The advantages of this mining method include:

•Less upfront capital with balanced development and stoping schedules
•Ability to access high-grade ore located at the top of the orebody during the early stages of the production schedule
•Rapid payback period due to early access to ore
•Provides flexibility through grade control, and then drill and blast techniques to define the ore boundary on each production level; and
•Development ahead of mining for underground Mineral Resource conversion and extensional exploration drilling
Transverse longhole stoping is a bulk mining method in which the long axis of the stope and access drives are perpendicular to the strike of the orebody. Transverse longhole stoping is more favourable to longitudinal stoping in areas of increased ore thickness. Transverse longhole stoping is also used where the rock mass quality of the hangingwall limits the length of the stope strike length.
Transverse open stope mining method with a variant of top-down and bottom-up mining sequence is used for primary and secondary stope mining respectively.
Rockfill is used for stability support of primary and secondary stopes, respectively, in addition to cable bolting the sub-panel backs and hangingwalls. At Nyankanga, CAF is used to fill primary stopes. A minimum crown pillar thickness from the base of the pit to the stopes was evaluated at 63m, with a minimum standoff of 25m of the stopes from the pit walls. However, due to the shallow dipping nature of the orebody, all planned stopes do not lie directly below the pit bottom.
At Star and Comet, the orebody is structurally controlled and sub-vertically dipping with a northwest- southeast strike. Orebody width varies from about 5m is generally less than 20m. The rock mass is competent and slightly blocky to massive. Ground stability is controlled by localised poor rock mass conditions associated with sub-vertical dyke contacts and faults; and interaction of steep dipping mineralisation controlling thrusts with the stope excavations. longitudinal longhole methods operate parallel to the strike of the orebody. longitudinal longhole stoping is more favourable to transverse stoping in areas where ore thickness is narrower. Longitudinal methods are used where the rock mass quality of the hangingwall rock is competent enough to allow the development of greater stope strike lengths. The resulting open stopes are supported using a combination of vertical (rib) pillars and horizontal (sill) pillars to achieve local and regional stability. Rib pillars are generally used to provide stope stability for thicker ore bodies while sill pillars are used to provide stope stability for thinner ore bodies. An inverted V mining advance shape is employed to manage regional stability. A minimum crown pillar thickness from the base of the pit to the stopes was evaluated at 25m, with a minimum standoff of 15m of the stopes from the pit walls.

At Nyankanga, the orebody is structurally controlled and shallow dipping to the north. Orebody width varies from about 10m to over 50m. The rock mass is moderately competent and generally blocky to very blocky. Ground stability at Nyankanga is controlled by poor rock mass conditions associated with Iyoda shears, shallow dipping thrusts and fault contacts; and interaction of shallow north dipping thrusts and fault contacts with trending NW-SE subvertical shears, veins and joints that tend to form blocks that can be released from stope backs and hangingwalls.
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At strategic positions cover holes are drilled serving a dual purpose to validate the presence of water bearing structures/bodies and geotechnical rock conditions. The information derived from these holes guide further development plans and execution. The cover drilling is carried out at all underground operations ahead of 'blind' development zones supervised by the geotechnical section, to check for structure ahead of development, water, and voids.
Underground water intersections from drilling are reported to and monitored by the hydrogeology and geotech departments, who advise on appropriate water management strategies (i.e., whether to grout or plug drill holes or to allow drill holes to self-drain into the underground sumps). Water and void intersections encountered during exploration drilling follow the same procedure. Typically, the majority of water-bearing structures intersected are left open and drain with time, requiring minimal intervention. Depending on operational requirements, development plans and sump infrastructure some water intersections are sealed using a Van Ruth plug, which is removed once development has proceeded to allow gravity drainage. Overall, the preferred method is to minimise piezometric pressure build-up in and around underground workings.
For the underground schedule a combination of MSO and SN are used to generate Mineral Reserve estimates. The MSO process is run using Datamine® mine planning software and is the underground optimisation equivalent of the open pit Whittle optimisation and is widely recognised as the industry-standard software tool for generating stope optimisation shapes. A SN is an AngloGold Ashanti approved method for creating signed off stope notes. All relevant geological, geotechnical, hydrogeological, ventilation, equipment type, and mining rates are factored into the design and schedules.
For the LOM steady state ore tonnes of 1,080ktpa, 1,204ktpa and 1,100ktpa are targeted for Star and Comet, Nyankanga and Geita Hill respectively resulting in a combined underground mined ounces profile of 400Kozpa.
To sustainably mine the required ounce profile and create Mineral Reserve development rates of 6,800mpa, 6,500mpa and 8,300mpa for Star and Comet, Nyankanga and Geita Hill respectively are required, where these include capital development and operation development headings with capital development contributing 60%.
Mining Dilution and Recovery are mainly affected by the geotechnical structures, the methods of mining have been adapted to safely operate within the geotechnical constraints to minimise dilution and recovery losses. The economic stable mining shapes are designed to include dilution that would otherwise create unsafe working conditions.
The unplanned dilution and recovery factors depend on the mining methods used, values of 10% and 95% for dilution and mining recovery respectively are applied to stable shape designs. For stopes that that were derived from MSO, higher factors are assigned, and this is to allow for the geotechnical structures.
Underground grade control forms an integral part of any mining operation being a precursor to any stoping activity. Grade control drilling is conducted at a 10x10 optimal fan drilling pattern from the ore drives using specialised underground RC drill rigs, and minor DD. In addition, face sampling is done at every cut (nominally 4m). The information gathered from the grade control drill sampling are used to create the grade control models that the mine planners use for final stope designs.

Geita underground staff include the following departments, mining and technical services, geology and exploration, infrastructure, engineering and reliability and site support for security, health, safety, environment and training (HSET), finance, supply chain and human resources.

Mining personnel distribution depends on the operating model. Only direct mining related personnel quantities are referenced below. Staff includes personnel from Geology, Technical Services and Engineering Maintenance.

Owner operated (Star and Comet)

•Expats 31
•Staff 139
•Operators 208
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Contractor Operated (Nyankanga and Geita Hill)

•Expats 21
•Staff 58
•Operators 86

Mining production rates and grades are aligned with the strategic objectives of Geita, aiming to consistently produce >0.5Moz per annum. The process plant is designed to treat approximately 5.2Mt of sulphide ore per annum. The instantaneous plant throughput is around 680tph, and the mill availability and utilisation are about 96% and 94% respectively.
Ore from open pit and underground sources are placed and blended on the main ROM stockpile to and through blending strategy achieve the desired feed grade blend.
The following items form key elements of the combined open pit and underground LOM plan:

•Capital constraints across the whole business meant that the mining volume movement had to be matched to the current aging fleet and replacement schedule
•Mining production operations commenced in Nyamulilima the April 2021. During the next three years, the mine will focus on developing Nyamulilima for open pit operations (Cut 1 and Cut 2) while underground operations are mining at Nyankanga Blocks 1 to 5 and Star, Geita Hill Blocks East and West and Comet Cut 2 and 3 for Mineral Reserve
•The mine continues with the cash conservation approach that implies reduced stripping levels and increased depletion of ore from existing ore stockpiles.
•The marginal Mineral Reserve currently on stockpiles and future mining will form part of mill feed over LOM.
•The gold production profile will increase gradually in the next three years maintaining gold production above 0.5Moz per annum in the next 4 years. The Nyamulilima pit (Cuts 1, 2 and 3) remain the backbone of the mine over the current LOM, where it is of strategic importance that the ore supply from this pit flows constantly.
•LOM scheduling was done using SPRYTM software, as a manual block by block scheduler, to produce material movements, equipment usage and an input into the processing plant schedule, budget system and financial models
Safety is AngloGold Ashantis first value, all economic extraction activities are planned and executed with this value in mind. Geita is compliant with ISO 45001 and ISO 14001 Standards.

The underground department uses Datamine® Studio Underground™, Enhanced Production Scheduler™ (EPS) and MSO™ software for the underground Mineral Reserve optimisation. The first principal costing approach is followed where the insitu economic cut-off Grade is determined using the cost and modifying factors and then applied in the Datamine's Studio Underground™ software to determine the Mineral Reserve MSO shapes. The appropriate factors are then applied to declare Mineral Reserve.

13.1Requirements for stripping, underground development and backfilling

Mine scheduling strategies
The guiding strategy is to develop the new Nyamulilima Pit and together with underground ore sources feed the plant. Any shortfalls in ore supply required to fill the plant will be supplemented by marginal ore stockpiles.
Open pit stripping strategy
The Nyamulilima open pit required bulk waste stripping ahead of ore mining in Cut 1 which was largely completed in 2021. Ore mining commenced in Cut 1 during 2022 with increasing ore volume as the 2022 progressed the year, with waste stripping continuing in 2023 for Cut 2. Nyamulilima Cut 3 is a further cutback on Cut 1 and will required only nominal waste stripping.
Waste rock dump strategy
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The waste dumping schedule incorporates management of Potential Acid Forming (PAF) / Non-Acid Forming (NAF) materials, where waste tipping designs are converted to block models to calculate volumes and to have as waste dump models as inputs for scheduling waste dumping.
The waste dumping strategy manages PAF material by encapsulation.

Currently, Nyamulilima open pit is the primary producer of waste materials, where the Nyamulilima WD17 waste dump is under construction.

Stockpile strategy
Gold bearing material from the pit has three destinations namely, full grade ore stockpiles (ROM pad), marginal and mineralised waste stockpiles. The marginal and mineralised stockpiles need clear demarcation and undergo regular volume and grade balances.
Marginal ore is preferably stockpiled close to the ROM pad and treated at the end of mines life and at any time when the full grade ore cannot fill up the plant.
The plan also strives to maintain on the ROM pad full grade ore tonnages equivalent 2 to 3 months of production at the planned feed grade. This is to enable smooth blending, manage the possible risks that can cause disruptions to pit operations (floods, small scale wall or ramp failures) as well as enable unhurried, carefully thought out and safe excavation of the pits.
Stockpiles are an inherent part of a gold mine with different processing plant feed sources available (especially if they all have different effects on the plant), high variability of grades in the model, pits, and pushbacks at various stages (pre-stripping, waste stripping and ore mining) and the mine striving to produce a certain target at a certain margin. By creating a stable feed and treating the higher grade at a stable enough high production rate, NPV is maximised under stable conditions.
Blending strategy
The blending strategy was established to ensure stable hardness, recovery, and grade blend to stabilise processing plant operations. Since the inception of the Star and Comet underground, it has been discovered that the blend of Geita Hill and Star and Comet material does not yield good recoveries because of pyrrhotite in the Star and Comet Cut 3 material, and the silver in Geita Hill material. There is also excessive consumption of reagents associated with a Geita Hill and Star and Comet blend. However, a better recovery is achieved from a blend of Nyankanga and Star and Comet material. Current practice is that before the Nyankanga and Star and Comet blend, the plant needs to run with only Nyankanga material for 24 hours before the new blend can be introduced. Geita Hill ore is similar, where Geita Hill ore maintains good recoveries when blended with Nyankanga and Nyamulilima ores.
The feeding of Star and Comet alone remains a challenge in the plant because of the mineralogy of the material. The excessive consumption of cyanide, lead nitrate and oxygen can result in low recoveries, of 88%. Star and Comet sulphide ore is also very hard and can result lower throughputs. In response Star and Comet ore is limited to 30% of the plant feed blend at any time to manage both lower metallurgical recoveries and throughput relating to ore hardness. Star and Comet ore is only blended with Nyankanga and Nyamulilima ores. Geita Hill ore is fed to a maximum of 35% with only Nyankanga and Nyamulilima ores. Oxide material, currently being mined from Nyamulilima, is limited to 35% of the blend. The oxide material poses major handling challenges, during the wet season, where high moisture in the oxide results in clogging and blocking of the crusher. This is managed by reducing the oxide blend where high moisture is encountered in saturated, oxide ores.

Underground Stoping Strategy

There are two distinct sequencing patterns for the various mining methods, including transverse primary and secondary stoping and longitudinal retreat stoping. The transverse primary and secondary sequencing concept is that primary stopes mine from hangingwall to footwall on a top-down mining sequence with a vertical height not exceeding 50m. The secondary stopes follow a bottom-up approach, this is achieved by placing rockfill in the bottom stope before the next stope above can be mined. A secondary stope cannot start mining until the primary stopes on either side have been mined and filled with CAF. Regional pillars are required in areas of high stress.
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Access development is via portals in the open pit. Major development infrastructure is placed in the footwall side of the orebody with ore drives (OD) placed parallel to the transverse stopes, stopes are placed 25m apart. Hangingwall drives (HWD) connect the ODs with the footwall drives (FWD) effectively forming multiple access points. Declines are spiralled as far as practically possible with longer straight sections strategically placed to maintain the optimal weighted strike per production level as it connects the production levels that are spaced 25m vertically apart.
Longitudinal retreat stoping is used as the extraction method to mine the narrower stopes retreating from the furthest extent of the economical stopes back towards the crosscut. Access development is also via portals in the open pit. Major development infrastructure is placed in the footwall side of the orebody. Cross cuts are placed in the middle of the strike as far as practically possible to allow for dual mining horizons per level. Rib and sill pillars are required to stabilise the ore body to ensure safe stable mining extraction.
Mine Ventilation Strategy

All underground mines at GGM are ventilated by both primary and secondary ventilation systems. Ventilation requirements are modelled using Ventsim™ software to ensure all working areas have adequate ventilation for both personnel and diesel equipment.
Geita provides mine ventilation designs that support best practice and good quality air to ensure the health and safety of mine workers as well as providing a suitable atmosphere for the safe and effective operation of mining plant and equipment.
The primary ventilation system utilises the decline as the fresh air intake, with a system of inter- level rises forming the return air circuit, exhausting the return air through the vent rises into the atmosphere. This system of rises provides the exhaust ventilation circuit for the mine development, preventing recirculation of contaminated mine air. The primary exhaust system is ventilated using dedicated primary fans, located at the top of the vent rises.
Secondary ventilation is provided by underground secondary fans and ventilation ducting. Secondary fans are mounted in the main decline or incline development, drawing in fresh air, which will force fresh air to the working face via the ventilation duct. The ducting is extended periodically as the development advances and shifted to the new mine areas as they are developed.

13.2Mine equipment, machinery and personnel

The proposed continuous shift durations for mining activities are twelve (12) hour shifts for all personnel working underground and twelve (12) hour shifts for those working on the surface. A 4 day on 4 day off cycle is adopted for all personnel who operate machines with exception of the expat operators that work rosters of 9 weeks on 3 weeks off, having 2 rest days per week. Technical staff work normal week hours.

Work force available supporting mining operations, include:

•Community affairs = 11 personnel
•Executive Management = 2 personnel
•Finance = 43 personnel
•Geology = 213 personnel
•HSE&T = 181 personnel
•Human Resources = 62 personnel
•Mining Underground = 349 personnel
•Mining Open Pit = 318 personnel
•Engineering = 581 personnel
•Process = 269 personnel
•SCM = 96 personnel
•Security = 195 personnel
•Sustainability = 3 personnel
•Technical Services = 98 personnel

Open Pit
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The conventional truck and shovel open pit mining method is used for extraction. Normal drilling and blasting operations are carried out on both ore and waste material. Mining equipment utilised for Nyamulilima Pit mining is RH 170 excavator with 18m3 bucket capacity along with CAT 785 truck types which are of 150t capacity. Drilling and blasting operation are conducted by utilising DML of 203mm hole diameter for production drilling activities and D65 of 127mm hole diameter for presplit activities for wall stabilisation. There are 62 Machines available on site, grouped by type, number and capacities below:

•2 x 6 cubic m Excavators (RH40)
•4 x 20 cubic m Excavators (RH170, RH170E)
•1 x 28 cubic m Excavators (RH340)
•1 x 5 cubic m Front End Loaders (Caterpillar 966)
•1 x 9 cubic m Front End Loaders (Caterpillar 990)
•4 x 12 cubic m Front End Loaders (Caterpillar 992K)
•12 x 100t Haul trucks (Caterpillar 777D)
•23 x 150t Haul trucks (Caterpillar 785C)
•3 x 240t Haul trucks (Terex MT4400)
•5 x Dozers (Caterpillar D10T)
•2 x Wheel Dozers (Caterpillar 834H)
•5 x Graders (Caterpillar 16H)
•5 x Water trucks (Caterpillar 777WC)
•3 x Support equipment (Caterpillar 336)
Operational targets are set for daily, weekly, and monthly reporting. Operational targets vary by month depending on the available Mineral Resource per month, per week. In this case, shorter production month like January with 25 production days have lower targets when compared to other months. For example, budgeted open pit total volume (Ore and Waste) for January and December, 2022 were 869,211bcms and 1,161,825bcms respectively. Daily and weekly production targets intend to achieve the monthly plans in terms of waste and ore mining. The average daily and weekly targets for open pit for December 2022 were 32,273bcms and 225,911bcms respectively.
Stripping ratios also vary on daily, weekly, and monthly depending on the areas planned to be mined, location of ore in the bench as well as positioning of excavators. For example, the average planned open pit stripping ratio for January and December 2022 were 18.85 and 10.18 respectively. Higher Stripping ratio is January was triggered by the expected more waste mining required to unlock the ore body. The low stripping ratio for the month of December resulted from more ore tonnes mined during the month.
Nyamulilima utilises a total of 6 drill rigs, 4 x DML with 203mm drill bit diameter for production drilling and 2 x D65 with 127mm drill bit diameter for presplit drilling. There are 4 x MMU charging trucks from Orica.

Underground

Star and Comet, Nyankanga, and Geita Hill underground operations will all be using the same standardised fleet of equipment. This has advantages for training, maintenance, and operation for all personnel at GGM. Equipment selection is aimed to achieve productivity, better safety performance and improved project economics. The underground fleet equipment includes twin boom jumbo drills, long-hole drill rigs, load-haul-dump (LHDs) and low-profile haul trucks as the primary mining fleet.
Electric powered Sandvik DD420-60C jumbos are used for all development and ground support installation. Diesel powered Caterpillar R2900G loaders are the primary loaders used for the extraction of ore and waste. These loaders are used to load waste and ore onto trucks for transportation to the designated dumping areas.
Diesel powered Caterpillar AD60 underground haul trucks are used as the primary haul and dump units for both waste and ore. The waste will be transported and dumped in the current mined out open pit whilst the ore is transported to the ore stockpile locations on surface. A Volvo L120 IT will be used as a utility and support vehicle. Some units will be fitted with quick hitch and forks, as well as fork extensions.
Light vehicles including single and dual cab Land Cruisers and two (2) personnel carrier will be mobilised for the Geita Hill project. The LVs will be used for transportation into the mine and between the
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mine, workshop and camp. The personal carriers will be used to transport employees between their places of residence and work. The safety requirements for all light vehicles carrying passengers into the mine will follow the AngloGold Ashanti CAR Region Safe transportation of personnel guideline (AGTE 20.7.2).
The equipment selection has been based on the rates that can be achieved in industry benchmark for each piece of equipment required. This is derived from the mining schedule and the unit rate for each piece of equipment. The table that follows summarises the benchmarked rates for each development and production machine required underground.

There are 58 x Machines available on site, grouped by type, number and capability per machine below:

Star and Comet Operation:

•2 x Jumbo drills capable of 300 m/month
•2 x Longhole drills capable of 5700 m/month
•3 x Tele Remote Loaders capable of 27,820 t/month
•2 x Conventual Loaders capable of 36,380 t/month
•5 x Trucks capable of 53,914 tkm/month
•2 x Charge wagons
•4 x Integrated Tool carriers
Nyankanga Operation:

•3 x Jumbo drills capable of 300m/month
•1 x Longhole drills capable of 5,700m/month
•3 x Tele Remote Loaders capable of 27,820t/month
•2 x Conventual Loaders capable of 36,380t/month
•5 x Trucks capable of 53,914tkm/month
•3 x Charge wagons
•3 x Integrated Tool carriers

Geita Hill

•2 x Jumbo drills capable of 300m/month
•1 x Longhole drills capable of 5,700m/month
•1 x Conventual Loader capable of 36,380t/month
•2 x Trucks capable of 53,914tkm/month
•1 x Charge wagon
•1 x Integrated Tool carrier

The estimated peak manpower (steady state production over all three underground sites) required for the underground operations is 701 persons.

13.3Final mine outline

Geita is an operating mine adequately equipped with all the facilities and infrastructure to safely maintain the production profiles.

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Geita Gold Mine Site Map

Licences
Mining
Exploration
Mine Infrastructure
Pits
Plant
ROM Pad
Stockpiles
TSF
Waste Dumps
Raw Water Dam
Underground Access
Active
Planned
Deposit
Settlements
Towns
Villages
Roads
Main
Secondary
Airfield
N
Matandani
Kukuluma
Chipaka
Mchauru
Nyakabale
Mugusu
Geita Hill East
Geita Hill West
Geita
Selous
Nyamulilima
Star & Comet
Ridge 8
Nyankanga
Kalondwa Hill
Samina
Mpomvu
Plant centroid co-ordinates
2°51'53"N, 32°11'12"W
0
1.5
3
6
Km

14.Processing and recovery methods

The Geita processing plant treats ROM ore from underground and open pit mining operations through a CIL processing plant. ROM ore from the various mining operations is blended to achieve the desired grade and recovery before feeding the plant. Current ore sources include: Nyankanga (underground and open pit), Geita Hill (underground and open pit), Star and Comet (underground), and Nyamulilima (open pit). Approximately 80% of the gold is recovered through the CIL process with the balance of 20% recovered through the gravity concentration circuit. These proportions will vary depending on the source and characteristics of ore fed into the plant.
The process plant is designed to treat approximately 5.2Mpta of sulphide ore per annum. The instantaneous plant throughput is around 680tph, and the mill availability and utilisation are about 96% and 94% respectively. Extensive metallurgical test work is conducted on all ore types and blends to optimise the metallurgical parameters for maximum gold recovery and optimal reagents consumptions. The optimum grind size for the CIL circuit is 80% passing 106m. Gold recovery varies according to the type of ore blend fed into the plant; however, it ranges between 88% and 92% for sulphide ore Star and Comet, Geita Hill at the lower end of the range, and Nyankanga, Nyamulilima ores at the higher end of the range), and up to 95% for Nyamulilima oxide ore.
Processing starts with crushing through a three-stage crushing circuit. Mined ore is delivered to the ROM pad where it is temporarily stored before being blended and fed to the 42 x 70 primary gyratory crusher, using dump trucks and front-end loaders. The primary crusher is operated at a closed side setting of 120mm. The primary crushed product is screened to remove +120mm size fraction which is either fed to the secondary crusher or sent directly to the fine ore stockpile. The -120mm fraction is screened again in the tertiary screen to remove the -40mm (to the fine ore stockpile) before feeding the two off tertiary crushers (CH600 Sandvik).
The tertiary crushers are in closed circuit with one 40mm aperture double deck screen. The +40mm and -120mm material from the tertiary screen is delivered to the tertiary crusher. Products from both
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secondary and tertiary crushers report to the double deck tertiary screen (closed circuit) which recovers the -40mm material as final product conveyed to the fine ore stockpile.
The fine ore stockpile has a live capacity of 9,000 tonnes, and a total capacity of around 100 kt. Crushed ore from the fine ore stockpile is reclaimed by two hydraulically driven apron feeders to the mill feed conveyor which feeds the grinding circuit. Dry quicklime is added directly onto the mill feed conveyor to condition the ore for the leaching process.
The grinding circuit is a two-stage milling process consisting of a SAG Mill in open circuit and a Ball mill in closed circuit with hydro-cyclones. Both mills are rated at 9.0MW individually. The SAG mill product is screen through a trommel which produces the oversize scats (pebbles) and the undersize mill product which reports to the mill discharge hopper. The scats product is recycled back to the SAG mill via a series of conveyors. The SAG mill product is combined with the ball mill product in the common mill discharge hopper where the two products are diluted using process water prior to cyclone classification. The cyclones include two primary clusters which produce the final product and two gravity (dewatering) clusters dedicated for the gravity circuit.
The diluted mill discharge slurry is pumped to a distribution box which feeds the primary clusters and the gravity clusters. The cyclone overflow at about 40 w/w% solids (weight per weight percent) gravitate to the thickener via two trash screens for trash removal whilst the underflow gravitates to ball mill at 80 w/w% solids. The underflow from the gravity cluster feeds a scalping screen which removes and returns the +3mm particles to the SAG mill. Undersize from the scalping screen reports directly to the two off 52-inch Knelson concentrators.
The Knelson concentrator is a centrifugal gravity concentrator that recovers free gold from the scalping screen underflow into a small mass concentrate suitable for treatment in the Acacia reactor by intensive cyanidation leaching process. The intensive leach reactor produces a highly concentrated gold solution which is pumped to an electrowinning cell where gold concentrate is plated before the smelting process. The tails stream from Knelson concentrator is gravity fed to the mill discharge hopper.
Overflow from both the primary and gravity clusters gravitates to two linear trash screens (to remove trash and grit) before reporting to the 25m diameter high-rate thickener for solid-liquid separation. Flocculant is added to accelerate the settling rate of solid particles to the underflow stream. Thickened slurry at 52 w/w% solids as thickener underflow is pumped to the CIL circuit for the cyanidation process.
The CIL circuit consists of two pre oxidation tanks and ten CIL tanks, each with a live capacity of 2,240m3. The slurry flows by gravity through the tanks which are interconnected by launders. Each tank has been fitted with a mechanical agitator for uniform slurry mixing. The ten CIL tanks are each fitted with two mechanically swept wedge wire screens (Kemix Screens) to retain the carbon.
The pH is maintained around 10.5 for optimum cyanidation and cyanide stabilisation. Lead nitrate is added into the pre-oxidation tanks for gold recovery improvement. Oxygen is sparged through the agitator shafts for an optimal dissolved oxygen concentration. In addition, hydrogen peroxide is added to supplement the oxygen supply.
Sodium cyanide solution is dosed in two stages to maintain the desired concentration for gold leaching process. The first dose is tank no. 03 (the first CIL stage) and the second one in tank no. 06. Regenerated and activated carbon is added in tank no.12 (last CIL stage) and advanced counter-current to the slurry flow until it reaches the first CIL tank (tank no. 03), where loaded carbon is recovered with slurry and pumped to the loaded carbon recovery screen.

All parameters for the CIL operation are monitored and controlled by in line instruments for optimal metallurgical requirements. Two automatic samplers are installed before and after the CIL circuit to determine the CIL gold feed grade and the tails grade. Gold barren slurry (tailings) from the last CIL tank (tank 12) gravitates to the tailing’s hopper via the linear carbon safety screen where fine carbon is recovered for further treatment. Tailings slurry is pumped and safely stored at the TSF.
On the carbon recovery screen, slurry is washed off the loaded carbon through the screen underflow and gravitates back to the CIL tanks whilst the loaded carbon reports to the 14-ton acid wash column to commence the gold stripping processes. The acid wash process makes use of a dilute (3%) hydrochloric acid to remove inorganic foulants from the carbon. After acid washing, the loaded carbon is hydraulically transferred to the elution column.
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Elution is by means of the Anglo American Research Lab (AARL) method using treated water (through the inline solution heaters and a heat exchanger) and sodium hydroxide (caustic soda) at high temperature and pressure. After desorbing, the gold from the surface of the carbon is transported in solution referred to as the pregnant solution which is directed to one of the pregnant solution tanks prior to electrowinning. After elution, carbon is re-activated in the regeneration kiln and recycled back to the CIL circuit through the carbon sizing screen.
The pregnant solution is pumped through the electrowinning cells and recirculated back to the pregnant solution tank. Direct current is passed between stainless steel anodes and cathodes, which are covered with a fine stainless-steel mesh. Electrolysis causes the gold in solution to plate out on the cathodes. Seven cells are arranged in parallel, with an eighth cell dedicated to the gravity circuit. Electrowinning takes approximately 8 to 12 hours and continues until the solution leaving the electrowinning cells (barren solution) is depleted of gold. The barren solution is recycled back to either the strip solution tank or leaching circuit. Concentrate gold is washed off the cathodes, filtered and dried in electric ovens. The dried concentrate is then smelted and poured into bullion bars which are shipped to Rand Refinery in Johannesburg for further refining and sale. Bullion fineness ranges between 85% to 92% gold and 8% to 12% silver.
Unit power consumption is currently 42kWh/ton on average which converts to approximately 18MWh per month. The existing Wartsila diesel power station has the required capacity to fulfil this demand.
The water requirement for process is currently 1.6m3/t of ore treated. This equates to 564Mm3 of water per month. Half of the water supply is sourced from the water resources such as Lake Victoria and Nyankanga Dam and Lone Cone Pit.

Total labour complement in the processing plant is approximately 269 employees including both operational and maintenance functions.

The recent development of Nyamulilima pit has been going on quite well and has started delivering some medium-grade oxide ore into the plant. Treatment of oxides has continued without any major challenges except for material handling issues at the crusher resulting in frequent blockages.
However, test work results indicate that although majority of the Nyamulilima sulphides can be treated without any major recovery issues where recoveries ranged from 90 – 94%, there were some low recovery ore (<2%) of total volume, with recoveries as low as 60% in test work) identified in the volcanoclastic rock type.

Planning assumptions are based on extensive test work results which form part of the overall geometallurgical programme. The test work programme includes ore characterisation tests such as bond work index, abrasion index, hardness and recovery test work such as bottle roll leach tests with reagent optimisation, optimum grind tests, mineralogy and solid-liquid separation tests. Many test work samples are required to ensure the representativity of the test work. The majority of these are obtained from the grade control sampling, exploration DD (core) and others are pure metallurgical test samples.
The majority of the test work is conducted on site whilst additional test work is conducted externally by certified laboratories abroad such as ALS in Australia and SGS in South Africa. On average, the onsite laboratory processes approximately 300 samples per month. Phase 1 of the test work programme done during the development of Nyamulilima involved over 700 samples taken from various lithologies existing in the pit. A second phase of test work is currently ongoing and is aimed at better understanding the mineralogy and its relation to the lower recovery risks explained above.

The metallurgical process and flowsheet employed at GGM has been in operation for more than 20 years since commissioning and has been successfully tested and optimised over the years.

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Process flow chart

ANGLOGOLD ASHANTI
GEITA GOLD MINE
ROM ORE
42" X 70 GYRATORY CRUSHER
80t SURGE
WOOD PICKER
TRAMP MAGNET
CV1
BY-PASS
CV9
P80=140mm
-120mm
+120mm
CV12
CV16
CV10
CV14
CV13
CV15
CV17
SEC CRUSHER
CV11
TER CRUSHER (X2)
CV2
STOCPILE
9,000t LME
111,000t DEAD
TOTAL CAP 120,000t
QUICK LIME
TRAMP MAGNETS
CV5
CV4
SAG MILL
ø9.14m x 5.5mEGL
BALL MILL
ø6.71m x 9.6mEGL
9MW
9MW
WATER
2 X 16 OFF 380mm CYCLONES
2 X 3 OFF 380mm CYCLONES
2 X 48" KNELSON CONCENTRATORS
2 X 75m³ HOPPER
2 X 1.25MW 18" X 18" PUMP
P80 = 106um @ 40-45% SOLIDS
2 X 25m² LINEAR SCREEN
FLOC.
ø25m HIGH RATE THICKENER
P80 = 106um @ 52% SOLIDS
O2
TO CRUSHING CIRCUIT
NYANKANGA DAM
FROM NUNGWE BAY
SETTLING 1,000m³
PONDS
RAW WATER 5,000m³
TO BALL MILL DISCH LAUNDER
FROM SMFS
FROM SMDS
FROM BMFS
FROM BMDS
EMERGENCY PONDS 5,000m³
LEGEND
SM=SAG MILL
BM=BALL MILL
F=FEEDEND
D=DISCH END
S=SUMP PUMP
KNELSON
GLAND
FIRE
WATER TREATMENT, ELUTION, REAGENTS MIX & OTHERS
GRAVITY CONCENTRATE
RAW WATER
SOLID TAILS TO MDP
POTABLE WATER
Na OH SOLN
Na CN SOLN
LEACH ACID
CARBON RECOVERY SCREEN
NaCN
REGEN CARBON SCREEN
CARBON SAFETY SCREEN
TO TSF
TAILINGS TANK 140m³
10 X 2,240 m³ CIL
TO LEACH TANK No.1
BARREN ELUATE
ELUATE RECYCLE
ELUATE
ELECTROWINNING TANK 6m³
HCL TO CIL TAIL HOPPER
ACIDWASH
ELUTION
EVALUATE FILTERS
HEAT EX
3 @ 2.25MW DIESEL FIRED STRIP SLN HEATERS
14t COLUMN
14t COLUMN
14t BARREN CARBON HOPPER
620 kg/hr - KILN
2.7MW DIESEL FIRED KILN
QUENCH TANK
TO CIL TANK 12
Na OH SOLN
STRIP SOLN TANK 300m³
7 CELLS @ 0.8mx0.8m
1 CELL
CATHODE WASH VESSEL
CELL MUD FILTER
TO ILR
FILTER CAKE
4 CATHODE OVENS
FAN
GOLD ROOM BAGHOUSE
DUST KIBBLE TO SLAG CRUSHER
TO SLAG CRUSHER
BAR RING FURNACE
BULLION
BARREN SOLN PUMPS TO CIP TK1
PREGNANT SOLN PUMPS X 2
MET TECHNICAL UNIT

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15.Infrastructure

The Mineral Resource within the Geita SML is accessed from the existing road infrastructure. There are no anticipated impediments to the construction of new haul roads for open pit Mineral Resource. Access to underground Mineral Resource is assumed to be via mechanised mining methods and there are no anticipated impediments to developing the required underground access infrastructure. Extraction of the Mineral Resource will utilise existing administration, engineering, power and other utility and support infrastructure, upgraded or expanded where necessary.

As part of the annual LOM process the following facilities and infrastructure need to be upgrade and or provided.

A tailings dam lift was completed in 2020, with next lift scheduled for mid-2023.

A 36MW power plant was commissioned in July 2018 to cater for LOM power requirement. There is planned construction of a 33kV hydropower station by TANESCO which will provide green energy (hydroelectricity) to the mine. The sub-station with be synchronised to Wartsila power plant which will operate on hot-standby mode. The civil construction stands at 60% and design and manufacturing of switch gears at 56%. The project costs $26M.

Current waste dumps have sufficient capacity to accommodate all waste in the LOM plan. Remnants of historical mining activities can be found on the property (underground mine shafts and surface workings) in various states of repair. Although remnants of the historical mining activities remain, the mine has been developed, with new facilities having been built to support the current mining and processing activities.

The key on-site surface and underground infrastructure at Geita include the following:

•A 5.2Mtpa process plant
•Mine access and internal road network from the neighbouring Geita town
•TSF upgraded in 2013 and a recent lift completed in 2020. The other wall lift is scheduled in financial year 2023 with anticipation of a rise of 6m at a cost of $10M
•Accommodation village for married and single staff and employees
•Administrative buildings, stores warehouses, laboratory, workshops for surface and underground equipment, security buildings, medical and emergency response facilities.
•Fuel Storage facility with capacity to create buffer of 2 months
•Raw and process water containment and storage dams and water distribution network.
•Communications and data transmission networks
•Airstrip
•Twin declines

All necessary logistics have been considered. Geita is a mature operation that has all necessary support infrastructure already in place. In the opinion of the QP, the infrastructure is adequate and has been, or is being, provided at Geita to support the anticipated production targets from both the open pit and the underground mine.

16.Market studies

No by-products are reported, only gold declared at $1,400/oz as gold price for Mineral Reserve estimations provided by AngloGold Ashanti corporate office and are seen to be sound and reasonable.

The primary product sold from the mining and beneficiation of ore at our operations, is gold doré. The accepted framework governing the sale or purchase of gold, is conformance to the loco London standard.

Only gold that meets the LBMAs Good Delivery standard is acceptable in the settlement of a loco London contract. In the loco London market, gold is traded directly between two parties without the involvement of an exchange, and so the system relies on strict specifications for fine ounce weight, purity and physical appearance.
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For a bar to meet the LBMA Good Delivery standard, the following specifications must be met as a minimum:

•Weight: 350 fine troy ounces (min) 430 fine troy ounces (max)
•Purity / Fineness: Minimum fineness of 995.0 parts per thousand of fine gold
•Appearance: Bars must be of good appearance not displaying any defects, irregularities such as cavities, holes or blisters

Only bullion produced by refiners whose practices and bars meet the stringent standards of the LBMAs Good Delivery List can be traded on the London market. Such a refiner is then an LBMA Accredited Refiner and must continue to meet and uphold these standards in order for its bars to be traded in the London market.

Provided the bullion meets the LBMA Good Delivery standard, it is accepted by all market participants and thus provides a ready market for the sale or purchase of bullion.

Annually, the gold prices used for determining Mineral Resource and Mineral Reserve are determined by the Chief Development Office (CDO). Two different prices used for determining Mineral Resource and Mineral Reserve. These prices are provided in local currencies and are calculated using the historic relationships between the USD gold price and the local currency gold price.
The Mineral Resource price reflects the company’s upside view of the gold price and at the same time ensures that the Mineral Resource defined will meet the reasonable prospects for economic extraction requirement. Typically, the price is set closer to spot than the Mineral Reserve price and is designed to highlight any Mineral Resource that is likely to be mined should the gold price move above its current range. A margin is maintained between the Mineral Resource and ruling spot price, and this implies that Mineral Resource is economic at current prices but that it does not contribute sufficient margin to be in the current plans.
The Mineral Reserve price provided is the base price used for mine planning. AngloGold Ashanti selects a conservative Mineral Reserve price relative to its peers. This is done to fit into the strategy to include a margin in the mine planning process. The company uses a set of economic parameters to value its assets and Business plan, these economic parameters are set on a more regular basis and reflect the industry consensus for the next five years. These are generally higher than the Mineral Reserve price and enable more accurate short term financial planning. Finally, the company uses a fixed price to evaluate its project and set its hurdle rate. This price and the hurdle rate are set by the board and changed when indicated due to significant changes in the price of gold.
The determination of the Mineral Resource and Mineral Reserve prices are not based on a fixed average, but rather an informed decision made by looking at the trends in gold price. The prices for copper, silver and molybdenum are determined using the same process used for gold.

Major service contracts in place at GGM include:

•1. AUMS
•2. Capital Mining Services (Tanzania)
•3. Orica
•4. African Assay Laboratories (SGS)
AUMS provide underground mining services (development and stoping) at Nyankanga and Geita Hill underground operations. Capital Mining Services (Tanzania) provide surface and underground grade control and exploration drilling and provide surface open pit production drilling for open pit blasting operations. Orica supply explosives to GGM and provide open pit and underground blasting services. African Assay Laboratories (SGS) provide onsite geological and metallurgical sample assaying services.
All listed contracts are with unaffiliated third parties.

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17.Environmental studies, permitting plans, negotiations, or agreements with local individuals or groups

17.1Permitting

GGM operates under the SML granted on 27 August 1999. The licence tenure is 25 years from the date of grant with the right to apply for renewal under the Mining Act. In 2004 a licence enlargement was granted to include Nyamulilima area. Another extension was granted in 2009 to include an extension of the Geita Hill area. The SML covers a total area of 196.27km2.

The SML expires 26 August 2024, and Geita will be engaging with the Government of the Republic of Tanzania to renegotiate existing development agreements and renewal of the SML from 2023 and concluding before expiry in August 2024.
The SML was granted under the Mining Act of 1998. The law required an EIA report to accompany the application for the licence. The first EIA study was done in 1998 to that end, in addition to company’s commitment to environmental protection as a best practice. Over time, several EIAs were conducted for licence enlargement and other projects in compliance with applicable acts and regulations. The following is a list of EIAs conducted to date:

•EIA for main Geita area (1998)
•Supplementary EIA for Kukuluma and Matandani (1998)
•EIA for Nyamulilima (2003)
•EIA for relocation of air strip (2003)
•EIA for Geita Hill (2005)
•EIA for Star and Comet underground project (2016)
•EIA for new power plant, Nyankanga and Geita Hill pits underground projects (2016)
•EMP update (2016)
•EIA for Nyamulilima open pit project (2021)
•EIA for Installation of the new Incinerator (2021)

Approximately 77% of the SML is within the Geita forest reserve. Geita has permission to carry out mining operations in the reserve from the Ministry of Natural Resources and Tourism. Geita has controls in place to comply with the Forest Act and regulations. Over and above, Geita closely works with Tanzania Forest Services (an agency under the Ministry) to manage the SML area falling within the forest reserve.

In addition to the SML, Permission to Mine in the Geita forest reserve, and EIA certificates, Geita has all other environmental permits/licences/approvals required for its operation in compliance with applicable legislation. These include, mining plan approval, water use permits, waste disposal facility, water discharge permits, chemical registration certificate, waste rock dump construction permits, change of mining method to underground operations, Permit to operate waste landfills, permit to operate a waste incinerator, registration of TSF, Licence to possess and use medical diagnostic x-ray equipment, petroleum consumer installation licence, electricity own use generation licence and registration of Nyankanga water dam.

Controls are in place to ensure compliance with legal and other requirements, i.e., audits and inspections, legal register, evaluation of compliance. In addition, Geita is subject to regulatory audits and inspections. Over and above, Geita subscribes to ISO14001 and has managed to maintain a certification since 2001.
17.2Requirements and plans for waste tailings disposal, site monitoring and water management

In Tanzania, TSFs are managed by the Water Resources Management Act, 2009 and the Dam safety regulations of 2013. In addition, the TSF management must comply with the Mining Act and the Environmental Management Acts, read together with their respective regulations. The TSF has been part of the EIA studies conducted. Water quality monitoring plans covers locations in and around the
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TSF. The TSF has been registered with the Ministry of Water in compliance with the Dam Safety regulations.

In compliance with the same regulations, Geita has appointed an Approved Professional Person for management of the facility. Over and above, Geita is certified by the International Cyanide Management Institute (ICMI) for meeting the Cyanide code requirements. The TSF is part of the ICMI audit scope.
Site monitoring and water management are covered in the approved EMP. The EMP is prepared to enable the company to comply with relevant legal requirements.
The objectives of the water management plan include:

•Prevent contamination of surface and groundwater
•Optimise water use in mining and other activities
•Minimise interference with natural drainage systems
•Minimise impact on community water sources
•Ensure availability of water for intended use in the area

17.3Socio-economic impacts

Geita is an operating mine and as such already has budget and programmes in place to comply with legislated requirements. The Section 105 of the Written Laws (Miscellaneous Amendment) Act 2017 requires the Mineral rights holder to prepare a credible CSR Plan that considers social, economic, cultural, and environmental needs of the host community and in consultation with the Local Government Authorities.

Geita complies with a legal requirement and the Company commits on annual basis to spend 0.7% of its total turnover on corporate social investment, estimated to about $4.7M. The funds are directed to financing of social infrastructure in education, health, water, environmental management, roads as well as small and medium enterprises.
In addition to the social investment, Geita also plays a key role as a source of revenue for the Local Government Authorities. The Company pays a statutory local Government service levy at the rate of 0.3% equivalent to $3.4M to $3.6M of the net turn over to the Local Government Authorities (District and Town councils).

From the time mining activities commenced the service levy fee was at a fixed amount of $200,000 per annum. However, it changed from September 2014, following renegotiation and amendment of the Mineral Development Agreement (MDA) between the Government and the Company resulting to payment of 0.3% of the Company gross turnover.
At the time of this report, the extraction of the Mineral Reserve is not anticipated to have any additional socio-economic or cultural impact for which specific mitigations are required. For example, no relocation of communities, nor sensitive areas are required. Impacts from the current on-going operation of the mine are managed through dedicated budgets and teams and these operational costs are included in the Mineral Reserve estimation process. These ongoing programmes includes artisanal and small-scale mining and securing the tenement. Directed Security and restoration of the tenement vandalised areas and engaging with stakeholders for mutual benefit and building up trust.
Understanding and responding to community socio-economic challenges, GGM allocates approximately $4M/year to support the Geita host community by supporting community investment policies, in the areas of art culture and heritage, social infrastructure, small and medium enterprises (SME), health and environment.

17.4Mine closure and reclamation

In Tanzania, Mining Closure requirements are covered in the Mining Act, the Mining regulations, and the Mine Closure Guidelines. Geita has a mine closure plan (MCP) to guide closure activities. The current MCP was reviewed by the National Mine Closure Committee and approved by the Chief Inspector of
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Mines in April 2020. The AngloGold Ashanti’s GGML, Mine Closure Plan Volume 1, 2019 (MCP) covers Biophysical, Social and Human Resources closure.

The Biophysical closure includes restoration and demolition plan over the LOM. Progressive rehabilitation is carried out where disturbed areas are available for rehabilitation.
The MCP is an active document which is updated on a regular basis. The Mine Closure Guidelines requires the MCP to be updated once in three years where the LOM is more than three years, and annually where the LOM is equal or less than three years. In addition, the associated closure liability estimate is updated on a quarterly basis.
As at December 2022, the restoration and decommissioning liabilities are estimated at $36.8M and $39.5M respectively. Hence, the total mine closure liability estimates stand at $76.3M. These costs include restoration of all facilities and domains, decommissioning and demolition of all infrastructures, P&Gs at 6%, contingency at 10% and operational costs at closure.

17.5Qualified Person's opinion on adequacy of current plans

The environmental and socio-economic plans in place are adequate ensuring environmental compliance. Any new environmental and socio-economic concerns will be addressed as they arise.

17.6Commitments to ensure local procurement and hiring

GGML complies with Tanzanian labour laws and adheres to ILO Conventions ratified by Tanzania and all other labour guidelines and international best HR practices in dealing with her employees. Strategic relations with employees are governed by:

•The employment legislations regulating relationship at workplace
•Collective Bargaining Agreement between GGM management and the majority Trade Union
•Disciplinary Policy and Procedures
•Employee's engagements and communication
•A How We Work Programme which is an internal, AngloGold Ashanti based approach
GGM’s vision is to be the overall best mining employer in Tanzania in all employment aspects including, but not limited to:

•Attraction and retention of critical human capital
•Occupational Health and Safety
•Employees development aimed at enhancing capabilities of Tanzanian employees to be able to deliver to their full potentials
•Labour Relations
•Compensation strategy
Our recruitment and selection process starts with the definition of each role, advertising the position and choosing the most appropriate candidate for the job through a rigorous and objective interview and assessment processes.
To date, Geita employs 97.5% Tanzanian Nationals while 2.5% being Non-Citizens. This is a very good ratio for a multinational entity; however, there are ongoing management efforts to further build the capabilities of local employees at Geita.
While the Company is yet to attain its desired level of women employment (currently only 12% of employees are female), several initiatives are in place to increase the level of diversity. We work very closely with the Association of Tanzania Employers through its Female Future programme to enhance managerial and supervisory capabilities of Geita female employees. We implement affirmative actions to employ women when an opportunity arises. We have also increased female intake of our internship programme, and this has helped us to increase the level to 12%.
For local procurement, Geita is committed to empower local vendors by giving them preference over foreign vendors for goods and services that can be sourced in the local market. Geita complies with Local Content Regulations of 2018 and its 2019 amendments. All local vendors are given equal chance
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to expressing their interest to provide specified service or goods advertised in the newspaper as per the Regulation 16 (2)(a).

For the Corporate Social Responsibility (CSR) projects, Geita is using local vendors to supply goods and services required in the projects. Moreover, Geita is working very close with the government to conduct capacity building programme to the local business community to have knowledge and skills to participate in procurement processes. The statistics show positive increase on business awarded to local registered vendors as shown below: Percentage of business awarded to local companies by year is:

•2019 - 73%
•2020 - 86%
•2021 - 88%
•2022 – 88%
18.Capital and operating costs

18.1Capital and operating costs

SIB and CAPEX was estimated on a zero-base and is based on Geita’s BP2023 9+3 LOM (naming convention of schedule file, 9 months actuals plus 3 month's forecast for 2022 but also covers full LOM) mining schedule and is estimated at $159M for the LOM plan. The CAPEX relates to relates to ORD, surface and underground infrastructure and related development, mining fleet replacement, process infrastructure upgrades and other site SIB projects.

OPEX is estimated by a first principles process, applying known unit costs from mine contracts to physicals, and is estimated at $2,676M for the LOM plan. The average AIC over the Mineral Reserve derived LOM plan equates to $934/oz.

Operating Costs

Item	Unit	Total LOM
Operating costs
Mining Cost	USD M	1,225
Processing Cost	USD M	742
General & Administrative	USD M	528
Other Operating Cost	USD M	181
Total Operating costs	USD M	2,676
Sustaining Capital	USD M	159

18.2Risk assessment

The addition of Nyamulilima Cut 1, 2 and 3 open pit and the Geita Hill underground to the existing underground operations (Nyankanga and Star and Comet) reduces the Mineral Reserve risk at Geita. This provides four sources of ore from the open pit (Nyamulilima) and underground operations (Geita Hill, Nyankanga and Star and Comet) at Geita.

Mitigating actions put in place focus on optimising the exploration and project plans to convert both surface and underground Mineral Resource to Mineral Reserve.

Other risks include, reduced underground production efficiencies when transitioning to owner mining in selected areas, ball mill and crusher plant integrity.

An independent external Mineral Resource and Mineral Reserve audit was undertaken by SRK Consulting in 2022 and found no significant flaws in process or output.

The socio-economic impacts, political engagements and environmental concerns plans are well managed with QPs driving the outcomes and actions. The systems that have been put in place cover everything needed for the safe, effective, responsible governance of Geita.

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19.Economic analysis

19.1Key assumptions, parameters and methods

Business Plan for the Mineral Reserve 2022:

•Gold price $1,400/oz real terms
•Royalties: 6% of gross gold revenue
•Service Levy: 0.3% of gross gold revenue
•Inspection and clearance fees: 1% of gross gold revenue
•Community Investment Spent:0.7% of gross gold revenue
•World Gold Council: 0.10% of gross gold revenue
•Income Tax: 30% of Net profit (as per current tax legislation)

Cash Flow and NPV calculations

Item	Unit	Total LOM	2023	2024	2025	2026	2027	2028	2029	2030
Production
Gold	Oz ('000)	3,034.8	510.2	468.7	468.8	402.0	450.5	449.6	218.5	66.5
Silver	Oz ('000)	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Copper	lb ('000)	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Revenue
By product (+/-)	USD M	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Gross Revenue	USD M	4,248.7	714.3	656.2	656.3	562.8	630.7	629.5	305.9	93.1
Royalties	USD M	298	50.0	46.2	45.9	39.4	44.1	44.1	21.4	6.5
Operating Costs
Mining Cost	USD M	1,225	259.5	239.8	217.3	187.6	168.3	120.7	32.1	0.0
Processing Cost	USD M	742	98.8	101.6	101.0	101.3	101.2	101.4	92.3	44.6
General & Admin	USD M	528	106.6	73.6	114.7	65.3	78.1	83.2	6.7	0.0
Other Operating Costs	USD M	181	36.6	26.6	36.7	22.9	26.6	27.2	4.2	0.0
Total Operating Cost	USD M	2,676	501.5	441.5	469.7	377.0	374.3	332.6	135.3	44.6
Sustaining Capital	USD M	159	37.8	40.7	28.6	21.8	23.1	7.0	0.1	0.0
Non-GAAP Metrics & Cash Flow
Total AISC	USD M	2,836	539.2	482.3	498.3	398.8	397.3	339.6	135.4	44.6
Total AISC	USD/oz1	934	1,057	1,029	1,063	992	882	755	620	671
Other Capital (non Sust.)	USD M	51	12.3	12.2	10.5	8.4	7.6	0.0	0.0	0.0
Total AIC	USD M	2,886	551.5	494.4	508.8	407.2	404.9	339.6	135.4	44.6
Total AIC	USD/oz1	951	1,081	1,055	1,085	1,013	899	755	620	671
Tax	USD M	409	48.9	48.5	44.2	46.7	67.7	87.0	51.1	14.5
Closure Costs	USD M	12	2.5	1.7	2.7	1.5	1.8	2.0	0.2	0.0
Free Cash Flow	USD M	643	61.5	65.3	54.6	68.0	112.1	156.9	97.8	27.4

Key metrics
NPV0	USD M	643.5
NPV5	USD M	526.5
NPV10	USD M	438.8
NPV10.93	USD M	423.2
NPV15	USD M	372.0
Cash Flow Margin	%	47.2%

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19.2Results of economic analysis

The investment analysis received input for operating costs, capital expenditure, physical activity, tax and macro-economic assumptions from the technical functional areas involved in the project and from the corporate office. Over the LOM of the Mineral Reserve a cash flow of $643M is achieved.

Cash flow

The investment analysis received input for operating costs, capital expenditure, physical activity, tax and macro-economic assumptions from the technical functional areas involved in the project and from the corporate office. The economic evaluation results show:

•NPV0% is $643.5M
•NPV5% is $526.5M
•NPV10% is $438.8M
•NPV15% is $372.0M

Net Present Value

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Inferred Mineral Resource was not included as part of the economic assessment. All Inferred tonnes reporting as part of Reserve estimation are due to partial inclusion in the smallest mining unit, 0g/t was assigned effectively discounting any Inferred Mineral Resource value.

19.3Sensitivity analysis

The $1,400/oz Mineral Reserve estimation schedule was used for the sensitivity runs with the only variable being the gold price.

Mineral Reserve sensitivities were run using $1,300/oz and $1,500/oz.

At the lower price sensitivity of $1,300/oz Geita yields a positive NPV regardless of the discount rate selected.

NPV Sensitivity

Sensitivities on Key Value Drivers (+/- 20%)
900
800
700
600
500
400
300
200
100
-
(100)
-20%
Base Case
20%
Gold Price
Operating Costs
Capital Costs

No information is available for adjacent properties as there are no adjacent property owners.

Geita is 100% owned by AngloGold Ashanti and all information used in Mineral Resource and Mineral Reserve estimates occurs within the current prospecting and site mining lease areas.

No information in this report relates to adjacent properties.

21.Other relevant data and information

21.1Inclusive Mineral Resource

As per the Guidelines for Reporting, the inclusive Mineral Resource is a Mineral Resource that has a reasonable and realistic prospect for economic extraction. The Mineral Resource is reported as at 31 December 2022.

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The depletion for 2022 represents depletion from 1 January 2022 to 31 December 2022 based on a 9 months actuals +3 months forecast.
The Geita estimated inclusive Mineral Resource is 125.3Mt at 2.46g/t and 9.93Moz, where the open pit Mineral Resource is 78.5Mt at1.92g/t and 4.86Moz (49% of the total inclusive Mineral Resource), the underground Mineral Resource is 36.3Mt at 4.02g/t and 4.70Moz (47% of the total inclusive Mineral Resource) and 10.5Mt at 1.11g/t and 0.37Moz (4% of the total inclusive Mineral Resource) in stockpiles.
A significant portion of the open pit inclusive Mineral Resource is informed by Nyamulilima open pit (3.86Moz), inside the $1,750/oz gold price 2022 Mineral Resource optimisation shell. The Kukuluma / Matandani open Mineral Resource is 0.67Moz and several small open pit Mineral Resource total 0.33Moz (Area 3, Kalondwa Hill, Chipaka, Selous) and which have no Mineral Reserve declared.
The underground inclusive Mineral Resource includes Geita Hill underground of 15.3Mt at 3.69g/t and 1.82Moz, Nyankanga underground of 14.7Mt at 3.96g/t and 1.88Moz and Star and Comet of 6.30Mt at 4.96g/t and 1.01Moz (which includes Star and Comet Cut 5 (0.25Moz) and Ridge 8 (0.34Moz) for which there is no Mineral Reserve declared).
Stockpiles of 0.37Moz in the Mineral Resource include full grade ore (0.13Moz), low-grade (0.19Moz) and refractory ore (0.05Moz) stockpiles.
The 2022 inclusive Mineral Resource increased by 1.70Moz (21%) to 9.93Moz from the 2021 inclusive Mineral Resource of 8.23Moz.

Inclusive gold Mineral Resource

Geita		Tonnes	Grade	Contained gold
as at 31 December 2022	Category	million	g/t	Tonnes	Moz
Area 3 West (oxide)	Measured	-	-	-	-
	Indicated	0.70	2.44	1.70	0.05
	Measured & Indicated	0.70	2.44	1.70	0.05
	Inferred	0.00	1.88	0.01	0.00
Chipaka	Measured	-	-	-	-
	Indicated	0.48	2.01	0.96	0.03
	Measured & Indicated	0.48	2.01	0.96	0.03
	Inferred	1.04	2.24	2.33	0.07
Kalondwa Hill	Measured	-	-	-	-
	Indicated	-	-	-	-
	Measured & Indicated	-	-	-	-
	Inferred	0.71	3.64	2.59	0.08
Kukuluma (oxide)	Measured	-	-	-	-
	Indicated	0.06	3.22	0.21	0.01
	Measured & Indicated	0.06	3.22	0.21	0.01
	Inferred	0.03	1.98	0.06	0.00
Kukuluma (transitional)	Measured	-	-	-	-
	Indicated	0.10	4.54	0.45	0.01
	Measured & Indicated	0.10	4.54	0.45	0.01
	Inferred	0.03	4.62	0.13	0.00
Kukuluma (sulphide)	Measured	-	-	-	-
	Indicated	0.02	4.84	0.12	0.00
	Measured & Indicated	0.02	4.84	0.12	0.00
	Inferred	0.36	4.03	1.47	0.05
Matandani (oxide)	Measured	-	-	-	-
	Indicated	1.85	1.84	3.40	0.11
	Measured & Indicated	1.85	1.84	3.40	0.11
	Inferred	0.91	1.91	1.74	0.06
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Matandani (transitional)	Measured	-	-	-	-
	Indicated	0.08	2.96	0.23	0.01
	Measured & Indicated	0.08	2.96	0.23	0.01
	Inferred	0.22	3.95	0.87	0.03
Matandani (sulphide)	Measured	-	-	-	-
	Indicated	0.08	3.39	0.26	0.01
	Measured & Indicated	0.08	3.39	0.26	0.01
	Inferred	3.18	3.70	11.78	0.38
Nyamulilima Cuts 1, 2 and 3	Measured	-	-	-	-
	Indicated	49.32	1.84	90.76	2.92
	Measured & Indicated	49.32	1.84	90.76	2.92
	Inferred	18.03	1.63	29.38	0.94
Selous (open pit)	Measured	-	-	-	-
	Indicated	-	-	-	-
	Measured & Indicated	-	-	-	-
	Inferred	1.33	1.95	2.58	0.08
Geita stockpile (full grade ore)	Measured	2.80	1.44	4.04	0.13
	Indicated	-	-	-	-
	Measured & Indicated	2.80	1.44	4.04	0.13
	Inferred	-	-	-	-
Geita stockpile (marginal ore)	Measured	-	-	-	-
	Indicated	7.13	0.85	6.03	0.19
	Measured & Indicated	7.13	0.85	6.03	0.19
	Inferred	-	-	-	-
Geita stockpile (refractory ore)	Measured	-	-	-	-
	Indicated	0.56	2.80	1.57	0.05
	Measured & Indicated	0.56	2.80	1.57	0.05
	Inferred	-	-	-	-
Geita Hill (Underground) - Blocks 1 and 2	Measured	-	-	-	-
	Indicated	3.40	3.64	12.38	0.40
	Measured & Indicated	3.40	3.64	12.38	0.40
	Inferred	2.27	3.78	8.58	0.28
Geita Hill (Underground) - East	Measured	-	-	-	-
	Indicated	7.59	3.70	28.05	0.90
	Measured & Indicated	7.59	3.70	28.05	0.90
	Inferred	2.04	3.68	7.53	0.24
Nyankanga (Underground) - Blocks 1 and 2	Measured	0.12	4.43	0.53	0.02
	Indicated	2.49	4.78	11.92	0.38
	Measured & Indicated	2.61	4.76	12.45	0.40
	Inferred	1.03	4.21	4.36	0.14
Nyankanga (Underground) - Blocks 3 and 4	Measured	3.48	4.50	15.63	0.50
	Indicated	4.06	3.64	14.78	0.48
	Measured & Indicated	7.53	4.04	30.42	0.98
	Inferred	1.36	3.01	4.08	0.13
Nyankanga (Underground) - Block 5	Measured	0.95	3.77	3.57	0.11
	Indicated	0.76	3.08	2.32	0.07
	Measured & Indicated	1.70	3.46	5.89	0.19
	Inferred	0.47	2.37	1.11	0.04
Ridge 8 (Underground)	Measured	-	-	-	-
	Indicated	0.50	4.19	2.10	0.07
	Measured & Indicated	0.50	4.19	2.10	0.07
	Inferred	1.80	4.61	8.30	0.27
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Star and Comet (Underground) - Cut 2	Measured	0.35	3.58	1.25	0.04
	Indicated	0.39	3.86	1.51	0.05
	Measured & Indicated	0.74	3.72	2.76	0.09
	Inferred	0.28	5.19	1.46	0.05
Star and Comet (Underground) - Cut 3	Measured	0.73	4.61	3.35	0.11
	Indicated	0.75	4.89	3.65	0.12
	Measured & Indicated	1.47	4.75	6.99	0.22
	Inferred	0.36	5.51	1.96	0.06
Star and Comet (Underground) - Cut 5	Measured	-	-	-	-
	Indicated	0.41	5.72	2.32	0.07
	Measured & Indicated	0.41	5.72	2.32	0.07
	Inferred	0.75	7.23	5.39	0.17
Total	Measured	8.42	3.37	28.37	0.91
	Indicated	80.71	2.29	184.72	5.94
	Measured & Indicated	89.13	2.39	213.09	6.85
	Inferred	36.21	2.64	95.71	3.08

21.2Inclusive Mineral Resource by-products

Gold is the primary element mined at Geita. There are no other elements reported as by-products for the Mineral Resource.

21.3Mineral Reserve by-products

Gold is the primary element mined at Geita. There are no other elements reported as by-products for the Mineral Reserve.
21.4Inferred Mineral Resource in annual Mineral Reserve design

AngloGold Ashanti’s planning process allows the use of Inferred Mineral Resource in Mineral Reserve determination and reporting as well as in our business planning. These two are closely aligned with the Mineral Reserve being a subset of the business planning process. It is important to note that in all AngloGold Ashanti’s processes, despite the use of Inferred Mineral Resource, we never convert the Inferred Mineral Resource to a Mineral Reserve.

AngloGold Ashanti completes an Inferred Mineral Resource risk test on all plans. This involves setting the Inferred Mineral Resource grade to zero within the Mineral Reserve design (thereby considering a worst-case scenario whereby the Inferred Mineral Resource totally fails to deliver, and it consists completely of waste). The Mineral Reserve design is evaluated with the Inferred Mineral Resource at zero grade, and if the design using Measured and Indicated Mineral Resource remains financially positive, it has been proven that the Mineral Reserve is robust enough to make a positive financial return and therefore satisfies the requirements of a Mineral Reserve.

With appropriate caution, a portion of the Inferred Mineral Resource was included in the business plan optimisation process. This accounts for 29% of the Mineral Reserve plan of six years. No Inferred Mineral Resource is considered in Mineral Reserve reporting.
The exploration strategy is aligned with the Geita business plan and seeks to extend the LOM beyond 2030, with exploration drilling targeting Mineral Resource to Mineral Reserve conversion in the underground mines securing near-term ounces and increasing Mineral Resource confidence, in conjunction with exploration targeting underground extension for Mineral Resource growth, and surface exploration of key prospects exploring for potential future open pit and underground mining opportunities.

It is therefore the Mineral Resource definition drilling that continues to convert lower confidence (Inferred) Mineral Resource into Indicated Mineral Resource approximately three years ahead of mining,
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ensuring only high confidence (Indicated/Measured) Mineral Resource is informing the short to medium term business LOM plan.

Inferred gold Mineral Resource in annual Mineral Reserve design

Geita	Tonnes	Grade	Contained gold
as at 31 December 2022	million	g/t	Tonnes	Moz
Nyamulilima Cuts 1, 2 and 3	18.03	1.63	29.38	0.94
Geita Hill - West	0.19	3.72	0.72	0.02
Geita Hill - East	0.34	4.13	1.40	0.04
Nyankanga - Blocks 1 and 2	0.17	4.19	0.73	0.02
Nyankanga - Blocks 3 and 4	0.21	2.59	0.54	0.02
Star and Comet - Cut 3	0.01	7.70	0.07	0.00
Star and Comet - Cut 5	0.09	2.80	0.26	0.01
Total	19.05	1.74	33.09	1.06

21.5Additional relevant information

21.5.1Tracking of the conversion of Inferred to Indicated Mineral Resource between years

The conversion from Mineral Resource to Mineral Reserve follows the South African Code for the Reporting of Exploration Results, Mineral Resources and Mineral Reserves (the SAMREC Code). The QPs are aware of the deposits considered for and included in the Mineral Resource and Mineral Reserve.

AngloGold Ashanti evaluates the conversion of Inferred Mineral Resource to Indicated Mineral Resource on an annual basis. An analysis for the Nyamulilima open pit shows conversion rates for the Nyamulilima open pit between 2019 and 2022.
The Nyamulilima open pit inclusive Mineral Resource has grown from 0.41Moz in 2019 to 1.93Moz in 2020 to 2.79Moz in 2021 to 3.86Moz in 2022. A first-time Mineral Reserve was declared of 0.99Moz in 2020 and increased to 2.05Moz Mineral Reserve in 2022, informed by Measured and Indicated Mineral Resource. This demonstrates a strategy for conversion of open pit Inferred Mineral Resource to Indicated and Measured Mineral Resource.

The Nyamulilima open pit Inferred to Indicated Mineral Resource conversion is show in the table below. The reconciliation is based on conversion of Inferred Mineral Resource inside the 2020 final pit volume.

The Nyamulilima open pit Inferred to Indicated Mineral Resource conversion

Nyamulilima Cut 1,2 & 3	2019			2020			2021			2022
	Tonnes	Grade	Oz	Tonnes	Grade	Oz	Tonnes	Grade	Oz	Tonnes	Grade	Oz
	(Mt)	(g/t)	(Moz)	(Mt)	(g/t)	(Moz)	(Mt)	(g/t)	(Moz)	(Mt)	(g/t)	(Moz)
Starting Inferred Mineral Resource	10.74	2.04	0.71	12.41	2.45	0.98	4.20	1.99	0.27	2.80	1.85	0.17
Resulting Indicated Resource (year + 1)	0.03	2.71	0.00	8.21	2.68	0.71	1.40	2.26	0.10
Conversion between years (%)	0.2%	132.9%	0.3%	66.2%	109.6%	72.5%	33.3%	113.8%	37.9%
Cumulative Conversion (%)	0.2%	132.9%	0.3%	76.7%	131%	100.8%	89.8%	128.3%	115.2%

In the underground operations, exploration drilling is undertaken to extend the underground deposits down dip and along strike, with exploration drilling identifying extensions at a wide spacing with infill drilling converting the new zones to new Inferred Mineral Resource. The drill programmes continue to convert Inferred Mineral Resource to Indicated and Measured Mineral Resource providing the opportunity to engineer new Mineral Reserve.

This underground exploration drilling typically occurs three years ahead of mining providing a continuous generation of new Mineral Resource and new Mineral Reserve, and thus supporting the LOM plan.
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The following table shows Inferred to Indicated Mineral Resource conversion at Geita Hill underground operations. Significant infill drilling was completed from surface during 2020, 2021 and 2022, to approximately 400m below surface, targeting Inferred Mineral resource for conversion to Indicated Mineral Resource. Underground exploration commenced in Geita Hill West mid-2021, with underground drilling ongoing in 2023 in Geita Hill Blocks 1 and 2 for Mineral Resource to Mineral Reserve conversion.

Geita Hill underground Inferred to Indicated Mineral Resource conversion

Geita Hill underground	2019			2020			2021			2022
	Tonnes	Grade	Oz	Tonnes	Grade	Oz	Tonnes	Grade	Oz	Tonnes	Grade	Oz
	(Mt)	(g/t)	(Moz)	(Mt)	(g/t)	(Moz)	(Mt)	(g/t)	(Moz)	(Mt)	(g/t)	(Moz)
Starting Inferred Mineral Resource	8.36	4.34	1.17	8.36	4.34	1.17	7.44	4.27	1.02	4.32	3.73	0.52
Resulting Indicated Resource (year + 1)	-	-	-	0.06	4.40	0.01	9.34	3.68	1.07
Conversion between years (%)	0.0%	0.0%	0.0%	0.8%	101.4%	0.8%	125.4%	86.2%	104.9%
Cumulative Conversion (%)	0.0%	0.0%	0.0%	0.8%	101%	0.8%	112.5%	82.4%	92.6%

The current operations are supported by a LOM plan to 2030, with an annually updated, LOM exploration strategy in place for Mineral Resource growth and to replace and grow Mineral Reserve at a rate of greater than depletion (greater than 0.6Moz per annum).

The exploration strategy is aligned with the Geita business plan and seeks to extend the LOM beyond 2030, with exploration drilling targeting Mineral Resource Inferred to Indicated conversion in the underground mines securing near-term ounces, in conjunction with exploration targeting underground extension for Mineral Resource growth, and surface exploration of key prospects exploring for potential future open pit and underground mining opportunities.

21.5.2 Reconciling mined Inferred Mineral Resource to Grade Control

No Inferred Mineral Resource was converted to Grade Control in any one of the past 3 years, and therefore no Inferred Mineral Resource to Grade Control (Measured) reconciliation is presented.

Geita’s drilling strategy for underground exploration is to convert Inferred Mineral Resource to Indicated for mine planning in a window of three to four years ahead of stoping. Grade Control drilling is typically occurring 12-24 months ahead of stoping and primarily focuses on conversion of Indicated Mineral Resource to Grade Controlled (Measured).

For the Nyamulilima open pit, only 7% of the Mineral Resource in the business plan is classified as Inferred Mineral Resource and is located at the bottom of the pit, well below current mining benches and grade control drilling.

21.5.3 Additional relevant information

There is no additional relevant information to be included within this Technical Report Summary.

21.6Certificate of Qualified Person(s)

Damon Elder certificate of competency

As the author of the report entitled Geita, I hereby state:

1.My name is Damon Elder. I am the Qualified Person for the Mineral Resource.
2.My job title is: Senior Manager: Geology and Exploration.
3.I am a member of the Australian Institute of Mining and Metallurgy (AusIMM 208240). I have BSc Hons (Geology) degree.
4.I have 26 years relevant experience.
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5.I am a Qualified Person as defined in Regulation S-K 1300.
6.I am not aware of any material fact or material change with respect to the subject matter of the report that is not reflected in the Report, the omission of which would make the report misleading.
7.I declare that this Report appropriately reflects my view.
8.I am not independent of AngloGold Ashanti Ltd.
9.I have read and understand Regulation S-K 1300 for Modernisation of Property Disclosures for Mining Registrants. I am clearly satisfied that I can face my peers and demonstrate competence for the deposit.
10.I am an employee of the issuer, AngloGold Ashanti Ltd for the 2022 Final Mineral Resource.

At the effective date of the report, to the best of my knowledge, information and belief, the report contains all scientific and technical information that is required to be disclosed to make the report not misleading.

Duan Campbell certificate of competency

As the author of the report entitled Geita, I hereby state:

1.My name is Duan Campbell. I am the Qualified Person for the Mineral Reserve.
2.My job title is: Technical Services Manager.
3.I am a member of the Engineering Council of South Africa (ECSA Membership number 202201953) I have a BEng (Mining) degree.
4.I have 20 years relevant experience.
5.I am a Qualified Person as defined in Regulation S-K 1300.
6.I am not aware of any material fact or material change with respect to the subject matter of the report that is not reflected in the Report, the omission of which would make the report misleading.
7.I declare that this Report appropriately reflects my view.
8.I am not independent of AngloGold Ashanti Ltd.
9.I have read and understand Regulation S-K 1300 for Modernisation of Property Disclosures for Mining Registrants. I am clearly satisfied that I can face my peers and demonstrate competence for the deposit
10.I am an employee in respect of the issuer AngloGold Ashanti Ltd for the 2022 Final Mineral Reserve.

At the effective date of the report, to the best of my knowledge, information and belief, the report contains all scientific and technical information that is required to be disclosed to make the report not misleading.

22.Interpretation and conclusions

Geita holds a valid SML45/99 which was awarded in 1999 and expires on 26 August 2024 and covers an area of approximately 196.27km2. The SML is jointly owned by GGML and Samax Resources Limited. In 2004 a licence enlargement was granted to include Nyamulilima area. Another extension was granted in 2009 to include an extension of the Geita Hill area.
The 31 December 2022 Mineral Resource and Mineral Reserve are contained within this SML and Geita has the surface rights to the necessary portions of the SML required for mining and infrastructure. More recently, in 2016, Geita has been awarded underground rights to the necessary portions of the SML required for underground mining and infrastructure at Star and Comet and Nyankanga, and in 2020 for Geita Hill underground, and for Nyamulilima open pit in 2021. Geita has several PLs (additional 31km2) which contain several exploration targets.
All the deposits used in the Mineral Resource and Mineral Reserve estimation are within the mine's SML area and the mine has permits for their exploitation. The SML expires 26 August 2024, and Geita will be engaging with the Government of the Republic of Tanzania to renegotiate existing development agreements and renewal of the SML from 2022 and concluding before expiry in August 2024. There were no changes to the SML boundaries and its term / duration during 2021.
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At the time of compiling this report, there were no known risks that could result in the loss of ownership, in part or in whole, of the deposits that were used in estimating the Mineral Resource and Mineral Reserve as at 31 December 2022.
The total Geita estimated exclusive Mineral Resource is 78.3Mt at 2.36g/t and 5.95Moz (of which 36.21Mt at 2.64g/t and 3.08Moz is Inferred Mineral Resource). The total open pit exclusive Mineral Resource is 52.4Mt at1.66g/t and 2.79Moz (47% of the total exclusive Mineral Resource), the underground exclusive Mineral Resource is 25.0Mt at 3.86g/t and 3.10Moz (52% of the total exclusive Mineral Resource) as well as 4.8Mt at 2.04g/t and 0.06Moz (1% of the total Mineral Resource) in stockpiles.

The Geita Mineral Reserve is fully contained within the LOM plan. Stockpile Mineral Reserve is declared as Proven Mineral Reserve and Mineral Reserve from open pit and underground is declared as Probable Mineral Reserve. The total Geita estimated Mineral Reserve is 48.5Mt at 2.29g/t and 3.57Moz.
The Geita Mineral Reserve is derived from open pit, underground and stockpile ore sources with a 57.6%, 33.6% and 8.8% contribution in terms of ounces respectively. The depletion for 2022 represents depletion from 1 January 2022 to 31 December 2022 based on a 9 months actuals and 3 months forecast.
Appropriate mining and processing modifying factors and a gold price of $1,400/oz were used to prepare the Mineral Reserve.

The Geita process plant is crushing and milling approximately 5.2Mtpa and forecast to produce approximately 0.5Moz per annum over next five plus years.
The current operations are supported by a LOM plan to 2030, with an annually updated, LOM exploration strategy in place for Mineral Resource growth and to replace and grow Mineral Reserve at a rate of greater than depletion (greater than 0.6Moz per annum).
The exploration strategy is aligned with the Geita business plan and seeks to extend the LOM beyond 2030, with exploration drilling targeting Mineral Resource to Mineral Reserve conversion in the underground mines securing near-term ounces, in conjunction with exploration targeting underground extension for Mineral Resource growth, and surface exploration of key prospects exploring for potential future open pit and underground mining opportunities.

23.Recommendations

A first-time Mineral Reserve was declared for Geita Hill Underground in 2022, where surface exploration drilling was completed in 2022 with ongoing underground exploration drilling for Geita Hill underground operations. The Geita Hill Underground Mineral Reserve is based on a FS currently being completed.
The SML expires 26 August 2024, and Geita will be engaging with the Government of the Republic of Tanzania to renegotiate existing development agreements and renewal of the SML from 2023 and concluding before expiry in August 2024.
For the 2022 external audit process, SRK Consulting carried out an independent audit on GGM in Tanzania during December 2022, concluding the Statement of Mineral Resource and Mineral Reserve as at 31 December 2022 has been examined and the Mineral Resource and Mineral Reserve is reported in accordance with the current international reporting codes. No material risks were identified following completion of external reviews.

24.References

24.1References

•Internal - AngloGold Ashanti Guidelines for the reporting of the Mineral Resource and Mineral Reserve 2022 (Guidelines for Reporting)
•Internal - AngloGold Ashanti Economic Factors 2022
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•Internal - AngloGold Ashanti CAR Region Safe transportation of personnel guideline (AGTE 20.7.2)
•Internal - AngloGold Ashanti Geita Environmental Management Plan
•Internal - AngloGold Ashanti Sampling Guideline Rev 1.04 2019
•Internal - AngloGold Ashanti Geita Cold Mine, Mine Closure Plan Volume 1, 2019
•External - International Society of Rock Mechanics Commission on Standardization of Laboratory and Field Tests (1978)
•External - The South African Code for the Reporting of Exploration Results, Mineral Resources and Mineral Reserves (SAMREC Code) 2016 edition

24.2Mining terms

All injury frequency rate: The total number of injuries and fatalities that occurs per million hours worked.
By-products: Any potentially economic or saleable products that emanate from the core process of producing gold or copper, including silver, molybdenum and sulphuric acid.
Carbon-in-leach (CIL): Gold is leached from a slurry of ore where cyanide and carbon granules are added to the same agitated tanks. The gold loaded carbon granules are separated from the slurry and treated in an elution circuit to remove the gold.

Carbon-in-pulp (CIP): Gold is leached conventionally from a slurry of ore with cyanide in agitated tanks. The leached slurry then passes into the CIP circuit where activated carbon granules are mixed with the slurry and gold is adsorbed on to the activated carbon. The gold-loaded carbon is separated from the slurry and treated in an elution circuit to remove the gold.

Comminution: Comminution is the crushing and grinding of ore to make gold available for physical or chemical separation (see also “Milling”).
Contained gold or Contained copper: The total gold or copper content (tonnes multiplied by grade) of the material being described.
Cut-off grade: Cut-off grade is the grade (i.e., the concentration of metal or mineral in rock) that determines the destination of the material during mining. For purposes of establishing “prospects of economic extraction,” the cut-off grade is the grade that distinguishes material deemed to have no economic value (it will not be mined in underground mining or if mined in surface mining, its destination will be the waste dump) from material deemed to have economic value (its ultimate destination during mining will be a processing facility). Other terms used in similar fashion as cut-off grade include net smelter return, pay limit, and break-even stripping ratio.

Depletion: The decrease in the quantity of ore in a deposit or property resulting from extraction or production.
Development: The process of accessing an orebody through shafts and/or tunneling in underground mining operations.
Development stage property: A development stage property is a property that has Mineral Reserve disclosed, but no material extraction.
Diorite: An igneous rock formed by the solidification of molten material (magma).
Doré: Impure alloy of gold and silver produced at a mine to be refined to a higher purity.
Economically viable: Economically viable, when used in the context of Mineral Reserve determination, means that the Qualified Person has determined, using a discounted cash flow analysis, or has otherwise analytically determined, that extraction of the Mineral Reserve is economically viable under reasonable investment and market assumptions.

Electrowinning: A process of recovering gold from solution by means of electrolytic chemical reaction into a form that can be smelted easily into gold bars.
Elution: Recovery of the gold from the activated carbon into solution before zinc precipitation or electrowinning.
Exploration results: Exploration results are data and information generated by mineral exploration programmes (i.e., programmes consisting of sampling, drilling, trenching, analytical testing, assaying, and other similar activities undertaken to locate, investigate, define or delineate a mineral prospect or mineral deposit) that are not part of a disclosure of Mineral Resource or Reserve. A registrant must not use exploration results alone to derive estimates of tonnage, grade, and production rates, or in an assessment of economic viability.

Exploration stage property: An exploration stage property is a property that has no Mineral Reserve disclosed.
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Exploration target: An exploration target is a statement or estimate of the exploration potential of a mineral deposit in a defined geological setting where the statement or estimate, quoted as a range of tonnage and a range of grade (or quality), relates to mineralisation for which there has been insufficient exploration to estimate a Mineral Resource.

Feasibility Study (FS): A Feasibility Study is a comprehensive technical and economic study of the selected development option for a mineral project, which includes detailed assessments of all applicable modifying factors, as defined by this section, together with any other relevant operational factors, and detailed financial analysis that are necessary to demonstrate, at the time of reporting, that extraction is economically viable. The results of the study may serve as the basis for a final decision by a proponent or financial institution to proceed with, or finance, the development of the project. A Feasibility Study is more comprehensive, and with a higher degree of accuracy, than a Pre-Feasibility Study. It must contain mining, infrastructure, and process designs completed with sufficient rigor to serve as the basis for an investment decision or to support project financing.

Flotation: Concentration of gold and gold-hosting minerals into a small mass by various techniques (e.g. collectors, frothers, agitation, air-flow) that collectively enhance the buoyancy of the target minerals, relative to unwanted gangue, for recovery into an over-flowing froth phase.

Gold Produced: Refined gold in a saleable form derived from the mining process.
Grade: The quantity of ore contained within a unit weight of mineralised material generally expressed in grams per metric tonne (g/t) or ounce per short ton for gold bearing material or Percentage copper (%Cu) for copper bearing material.

Greenschist: A schistose metamorphic rock whose green colour is due to the presence of chlorite, epidote or actinolite.
Indicated Mineral Resource: An Indicated Mineral Resource is that part of a Mineral Resource for which quantity and grade or quality are estimated on the basis of adequate geological evidence and sampling. The level of geological certainty associated with an Indicated Mineral Resource is sufficient to allow a qualified person to apply modifying factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit. Because an Indicated Mineral Resource has a lower level of confidence than the level of confidence of a Measured Mineral Resource, an Indicated Mineral Resource may only be converted to a Probable Mineral Reserve.

Inferred Mineral Resource: An Inferred Mineral Resource is that part of a Mineral Resource for which quantity and grade or quality are estimated on the basis of limited geological evidence and sampling. The level of geological uncertainty associated with an Inferred Mineral Resource is too high to apply relevant technical and economic factors likely to influence the prospects of economic extraction in a manner useful for evaluation of economic viability. Because an Inferred Mineral Resource has the lowest level of geological confidence of all Mineral Resource, which prevents the application of the modifying factors in a manner useful for evaluation of economic viability. With caution AngloGold Ashanti uses Inferred Mineral Resource in its Mineral Reserve estimation process and the Inferred Mineral Resource is included in the pit shell or underground extraction shape determination. As such the Inferred Mineral Resource may influence the extraction shape. The quoted Mineral Reserve from these volumes includes only the converted Measured and Indicated Mineral Resource and no Inferred Mineral Resource is converted to Mineral Reserve. The cash flow analysis does not include the Inferred Mineral Resource in demonstrating the economic viability of the Mineral Reserve.

Initial assessment (also known as concept study, scoping study and conceptual study): An initial assessment is a preliminary technical and economic study of the economic potential of all or parts of mineralisation to support the disclosure of Mineral Resource. The initial assessment must be prepared by a qualified person and must include appropriate assessments of reasonably assumed technical and economic factors, together with any other relevant operational factors, that are necessary to demonstrate at the time of reporting that there are reasonable prospects for economic extraction. An initial assessment is required for disclosure of Mineral Resource but cannot be used as the basis for disclosure of Mineral Reserve

Leaching: Dissolution of gold from crushed or milled material, including reclaimed slime, prior to adsorption on to activated carbon or direct zinc precipitation.
Life of Mine (LOM): Number of years for which an operation is planning to mine and treat ore, and is taken from the current mine plan.
Measured Mineral Resource: A Measured Mineral Resource is that part of a Mineral Resource for which quantity and grade or quality are estimated on the basis of conclusive geological evidence and sampling. The level of geological certainty associated with a Measured Mineral Resource is sufficient to allow a qualified person to apply modifying factors, as defined in this section, in sufficient detail to support detailed mine planning and final evaluation of the economic viability of the deposit. Because a Measured Mineral Resource has a higher level of confidence than the level of confidence of either an Indicated Mineral Resource or an Inferred Mineral Resource, a Measured Mineral Resource may be converted to a Proven Mineral Reserve or to a Probable Mineral Reserve.

Metallurgical plant: A processing plant constructed to treat ore and extract gold or copper in the case of Quebradona (and, in some cases, often valuable by-products).
Metallurgical recovery factor (MetRF): A measure of the efficiency in extracting gold from the ore.
Milling: A process of reducing broken ore to a size at which concentrating or leaching can be undertaken (see also “Comminution”).
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Mine call factor (MCF): The ratio, expressed as a percentage, of the total quantity of recovered and unrecovered mineral product after processing with the amount estimated in the ore based on sampling. The ratio of contained gold delivered to the metallurgical plant divided by the estimated contained gold of ore mined based on sampling.

Mineral deposit: A mineral deposit is a concentration (or occurrence) of material of possible economic interest in or on the earth’s crust.
Mineralisation: The process or processes by which a mineral or minerals are introduced into rock, resulting in a potentially valuable deposit.
Mining recovery factor (MRF): This factor reflects a mining efficiency factor relating the recovery of material during the mining process and is the variance between the tonnes called for in the mining design and what the plant receives. It is expressed in both a grade and tonnage number.

Mineral Reserve: A Mineral Reserve is an estimate of tonnage and grade or quality of Indicated and Measured Mineral Resource that, in the opinion of the Qualified Person, can be the basis of an economically viable project. More specifically, it is the economically mineable part of a Measured or Indicated Mineral Resource, which includes diluting materials and allowances for losses that may occur when the material is mined or extracted.

Mineral Resource: A Mineral Resource is a concentration or occurrence of material of economic interest in or on the earth's crust in such form, grade or quality, and quantity that there are reasonable prospects for economic extraction. A Mineral Resource is a reasonable estimate of mineralisation, taking into account relevant factors such as cut-off grade, likely mining dimensions, location or continuity, that, with the assumed and justifiable technical and economic conditions, is likely to, in whole or in part, become economically extractable. It is not merely an inventory of all mineralisation drilled or sampled.

Modifying Factors: Modifying factors are the factors that a Qualified Person must apply to Indicated and Measured Mineral Resource and then evaluate in order to establish the economic viability of Mineral Reserve. A Qualified Person must apply and evaluate modifying factors to convert Measured and Indicated Mineral Resource to Proven and Probable Mineral Reserve. These factors include, but are not restricted to: Mining; processing; metallurgical; infrastructure; economic; marketing; legal; environmental compliance; plans, negotiations, or agreements with local individuals or groups; and governmental factors. The number, type and specific characteristics of the modifying factors applied will necessarily be a function of and depend upon the mineral, mine, property, or project.

Open pit mining: An excavation made at the surface of the ground for the purpose of extracting minerals, inorganic and organic, from their natural deposits, which excavation is open to the surface.
Ounce (oz) (troy): Used in imperial statistics. A kilogram is equal to 32.1507 ounces. A troy ounce is equal to 31.1035 grams.
Pay limit: The grade of a unit of ore at which the revenue from the recovered mineral content of the ore is equal to the sum of total cash costs, closure costs, Mineral Reserve development and stay-in-business capital. This grade is expressed as an in-situ value in grams per tonne or ounces per short ton (before dilution and mineral losses).

Precipitate: The solid product formed when a change in solution chemical conditions results in conversion of some pre-dissolved ions into solid state.
Preliminary Feasibility Study (Pre-Feasibility Study or PFS): is a comprehensive study of a range of options for the technical and economic viability of a mineral project that has advanced to a stage where a qualified person has determined (in the case of underground mining) a preferred mining method, or (in the case of surface mining) a pit configuration, and in all cases has determined an effective method of mineral processing and an effective plan to sell the product

Probable Mineral Reserve: A Probable Mineral Reserve is the economically mineable part of an Indicated and, in some cases, a Measured Mineral Resource.
Production stage property: A production stage property is a property with material extraction of Mineral Reserve.
Productivity: An expression of labour productivity based on the ratio of ounces of gold produced per month to the total number of employees in mining operations.
Project capital expenditure: Capital expenditure to either bring a new operation into production; to materially increase production capacity; or to materially extend the productive life of an asset.
Proven Mineral Reserve: A Proven Mineral Reserve is the economically mineable part of a Measured Mineral Resource and can only result from conversion of a Measured Mineral Resource.
Qualified Person: A Qualified Person, in respect of the Company’s material properties, is an individual who is (1) a mineral industry professional with at least five years of relevant experience in the type of mineralisation and type of deposit under consideration and in the specific type of activity that person is undertaking on behalf of the registrant; and (2) an eligible member or licensee in good standing of a recognised professional organisation at the time the technical report is prepared. Section 229.1300 of Regulation S-K 1300 details further recognised professional organisations and also relevant experience.

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Quartz: A hard mineral consisting of silica dioxide found widely in all rocks.
Recovered grade: The recovered mineral content per unit of ore treated.
Reef: A gold-bearing horizon, sometimes a conglomerate band, that may contain economic levels of gold. Reef can also be any significant or thick gold bearing quartz vein.
Refining: The final purification process of a metal or mineral.
Regulation S-K 1300: On 31 October 2018, the United States Securities and Exchange Commission adopted the amendment Subpart 1300 (17 CFR 229.1300) of Regulation S-K along with the amendments to related rules and guidance in order to modernise the property disclosure requirements for mining registrants under the Securities Act and the Securities Exchange Act. Registrants engaged in mining operations must comply with the final rule amendments (Regulation S-K 1300) for the first fiscal year beginning on or after 1 January 2021. Accordingly, the Company is providing disclosure in compliance with Regulation S-K 1300 for its fiscal year ending 31 December 2021 and will continue to do so going forward.

Rehabilitation: The process of reclaiming land disturbed by mining to allow an appropriate post-mining use. Rehabilitation standards are defined by country-specific laws, including but not limited to the South African Department of Mineral Resources, the US Bureau of Land Management, the US Forest Service, and the relevant Australian mining authorities, and address among other issues, ground and surface water, topsoil, final slope gradient, waste handling and re-vegetation issues.

Resource modification factor (RMF): This factor is applied when there is an historic reconciliation discrepancy in the Mineral Resource model. For example, between the Mineral Resource model tonnage and the grade control model tonnage.
It is expressed in both a grade and tonnage number.

Scats: Within the metallurgical plants, scats is a term used to describe ejected ore or other uncrushable / grinding media arising from the milling process. This, typically oversize material (ore), is ejected from the mill and stockpiled or re-crushed via a scats retreatment circuit. Retreatment of scats is aimed at fracturing the material such that it can be returned to the mills and processed as with the other ores to recover the gold locked up within this oversize material.

Seismic event: A sudden inelastic deformation within a given volume of rock that radiates detectable seismic energy.
Shaft: A vertical or subvertical excavation used for accessing an underground mine; for transporting personnel, equipment and supplies; for hoisting ore and waste; for ventilation and utilities; and/or as an auxiliary exit.

Smelting: A pyro-metallurgical operation in which gold precipitate from electro-winning or zinc precipitation is further separated from impurities.
Stoping: The process of excavating ore underground.
Stripping ratio: The ratio of waste tonnes to ore tonnes mined calculated as total tonnes mined less ore tonnes mined divided by ore tonnes mined.
Tailings: Finely ground rock of low residual value from which valuable minerals have been extracted.
Tonnage: Quantity of material measured in tonnes.
Tonne: Used in metric statistics. Equal to 1,000 kilograms.
Underground mining: The extraction of rocks, minerals and industrial materials, other than coal, oil and gas, from the earth by developing entries or shafts from the surface to the seam or deposit before recovering the product by underground extraction methods.

Waste: Material that contains insufficient mineralisation for consideration for future treatment and, as such, is discarded.
Yield: The amount of valuable mineral or metal recovered from each unit mass of ore expressed as ounces per short ton or grams per metric tonne.
Zinc precipitation: Zinc precipitation is the chemical reaction using zinc dust that converts gold in solution to a solid form for smelting into unrefined gold bars.

25.Reliance on information provided by the Registrant

Reliance on the information provided by the registrant includes guidance from the annual update to the Guidelines for Reporting. This guideline is set out to ensure the reporting of Mineral Resource and Mineral Reserve is consistently undertaken in a manner in accordance with AngloGold Ashanti's business expectations and is also in compliance with internationally accepted codes of practice adopted by AngloGold Ashanti.
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Included as part of this guideline is the price assumptions supplied by the Registrant which includes long-range commodity price and exchange rate forecasts. These are reviewed annually and are prepared in-house using a range of techniques including historic price averages. AngloGold Ashanti selects a conservative Mineral Reserve price relative to its peers. This is done to fit into the strategy to include a margin in the mine planning process. The resultant plan is then valued at a higher business planning price.

Gold price

The following local prices of gold were used as a basis for estimation in the December 2022 declaration, unless otherwise stated:

	Local prices of gold
	Gold price	Australia	Brazil	Argentina	Colombia
	$/oz	AUD/oz	BRL/oz	ARS/oz	COP/oz
2022 Mineral Reserve	1,400	1,919	7,830	167,901	4,261,380
2021 Mineral Reserve	1,200	1,633	6,182	134,452	3,849,000
2022 Mineral Resource	1,750	2,416	9,401	234,708	6,076,725
2021 Mineral Resource	1,500	2,072	7,940	173,065	5,336,250
Notes:
1.AUD is Australian dollars
2.BRL is Brazilian real
3.ARS is Argentine peso
4.COP is Colombian peso

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